UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

(RULE 14C-101)

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

Check the appropriate box:

☐	Preliminary Information Statement	☐	Confidential, for Use of the Commission Only (as
permitted by Rule 14c-5 (d)(2))

☒	Definitive Information Statement

OPTA CORPORATION

(Name of Registrant As Specified in Charter)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

1)	Title of each class of securities to which transaction applies: common stock, par value $0.001 per share and preferred stock, par value $0.001 per share.

2)

Aggregate number of securities to which transaction applies:
2,800,421 shares is the current estimated maximum number of shares to be converted in the merger into the right to receive cash; 1,930,000 shares is the maximum number previously estimated solely for purposes of calculating the amount of the filing fee.

3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
$0.06 is the current cash payment per share to holders of the shares; $0.13 is the amount of cash payment per share to holders of the shares previously estimated for purposes of calculation of the filing fee.

4)

Proposed maximum aggregate value of transaction:
$168,026 is the current maximum aggregate value of the transaction and is based on the product of (a) 2,800,421 shares of the Issuer’s common stock and preferred stock (which is the estimated maximum number of shares to be converted in the merger into the right to receive cash); and (b) $0.06 (which is the cash payment per shares to holders of the shares set forth in (a)). $250,900 was the previously calculated maximum aggregate value of the transaction (estimated solely for purposes of calculating the amount of the filing fee) and was based on the product of (x) 1,930,000 shares of the Issuer’s common stock and preferred stock (which was the estimated maximum number of shares to be converted in the merger into the right to receive cash); and (y) $0.13 (which was the cash payment per shares to holders of the shares set forth in (x)).

5)	Total fee paid: $29.53. The filing fee of $29.53 was calculated by multiplying the previously calculated transaction value (as calculated above) of $250,900 by .0001177.

☒	Fee paid previously with preliminary materials.

☒

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid: $29.53

	2)	Form, Schedule or Registration Statement No: Schedule 14C

	3)	Filing Party: Opta Corporation

	4)	Date Filed: July 8, 2005

Neither the Commission nor any state securities commission has approved or disapproved of the Going Private Transaction, passed upon the merits or fairness of the Going Private Transaction, or passed upon the adequacy or accuracy of the disclosure in this information statement. Any representation to the contrary is a criminal offense.

Opta Corporation
1350 Bayshore Highway, Suite 600
Burlingame, CA 94010
650-579-3610

INFORMATION STATEMENT

August 2, 2006

This information statement is being circulated to the stockholders of Opta Corporation, a Delaware corporation (“Opta” or the “Company”), in connection with the taking of corporate action without a meeting upon the written consent of the holders of a majority of the outstanding voting securities of the Company and is being furnished to holders of record of the capital stock of the Company in order to comply with the requirements of Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Regulation 14C under the Exchange Act.

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY

 Our Board of Directors is furnishing this information statement to all holders of record of the issued and outstanding shares of our common stock, $0.001 par value per share (“Common Stock”) and our preferred stock, $0.001 par value per share (“Preferred Stock”), as of the close of business on June 10, 2006 to inform all stockholders of the approval of the Merger (defined below) and the subsequent filing of the Restated Certificate of Incorporation of the Surviving Corporation attached hereto as Annex A. The information statement was mailed or delivered to you on August 2, 2006. The information statement also serves as notice to you of an action taken by less than unanimous consent. Such notice is required by Section 228 of the Delaware General Corporation Law and Article II, Section 13 of the Company’s Amended and Restated Bylaws. On June 10, 2006, our Board of Directors adopted resolutions proposing and approving a corporate reorganization that will enable Opta to become a non-reporting company with the Securities and Exchange Commission (the “Commission”).

Voting Securities

As of the close of business on June 10, 2006, the record date for the determination of stockholders to whom this information statement is sent (the “Record Date”), the Company had outstanding approximately 50,037,538 shares of Common Stock and 4,300 shares of Preferred Stock. Each stockholder is entitled to one vote per share of capital stock held.

Consenting Stockholders

On June 10, 2006, the following stockholders, who collectively own approximately 51.2% of our outstanding capital stock, consented in writing to the Going Private Transaction; the vote of more than 50% of our outstanding stock was required.

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Stockholder Name	Shares of Opta Stock	Percentage of Ownership
Lotus International Holdings Ltd.(1)	16,000,000	32.0%
TCL Industries Holdings (HK) Ltd.(2)	9,606,671	19.2%
Total	25,606,671	51.2%

(1) Lotus International Holdings Ltd. (hereinafter referred to as “LIH”) is controlled by TCL Industries Holdings (HK) Ltd.

(2) TCL Industries Holdings (HK) Ltd. (hereinafter referred to as “TCL Industries”) is an affiliate of TCL Corp. Two of Opta’s directors, Li Dongsheng and Vincent Yan, are also directors of TCL Corp. Mr. Yan is also our President and CEO. Mr. Li serves as the Chairman of the TCL Corp and both Mr. Li and Mr. Yan hold positions with TCL Corp-affiliated companies.

Under Delaware law, we are required to give all stockholders who have not consented written notice of any actions that are taken by written consent without a stockholders meeting. Under Section 14(c) of the Exchange Act, the actions cannot become effective until 20 calendar days after the mailing date of this information statement to our stockholders.

We will pay the expenses of furnishing this information statement, including the cost of preparing, assembling and mailing this information statement.

We are not seeking written consent from any of our stockholders and our other stockholders will not be given an opportunity to vote with respect to these actions. All necessary corporate and stockholder approvals have been obtained and this information statement is furnished solely for the purposes of:

•                  advising stockholders who have not consented of the action taken by written consent, as required by Delaware law; and

•                  giving stockholders advance notice of the actions taken, as required by Exchange Act.

We may abandon the Going Private Transaction at any time before its effectiveness if for any reason we deem it advisable to do so.

Under Delaware law, you may have appraisal rights in connection with the Merger. To exercise your appraisal rights, you must comply with all procedural requirements of Section 262 of the Delaware General Corporation Law. A description of Section 262 of the Delaware General Corporation Law is provided in the “Appraisal Rights” section below and the full text of the section is attached to this document. FAILURE TO TAKE ANY STEPS REQUIRED BY DELAWARE LAW MAY RESULT IN A TERMINATION OR WAIVER OF YOUR APPRAISAL RIGHTS.

Forward-Looking Statements

This information statement contains forward-looking statements with respect to the impact on our company of the Going Private Transaction and other matters. The forward-looking statements are not guarantees of future performance and occurrences and involve risks and uncertainties. Certain of the statements contained herein may be, within the meaning of the federal securities laws, “forward-looking statements” that are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different

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from any future results, performance or achievements expressed or implied by such forward-looking statements. See the Company’s Form 10-K for the fiscal year ended June 30, 2005 and other reports filed with the Commission under the Exchange Act for a discussion of such risks, uncertainties, and other factors. These forward-looking statements are based on management’s expectations as of the date hereof, and the Company does not undertake any responsibility to update any of these statements in the future.

Additional Information

All SEC reports and amendments to reports filed pursuant to Sections 13(a) and 15(d) of the Securities Exchange Act are available free of charge on our Investor Relations web site at www.optaco.com/sec as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Additionally, we will mail copies of our prior SEC reports to any stockholder upon written request, free of charge, by contacting the Company’s Investor Relations at 1350 Bayshore Highway, Suite 600, Burlingame, CA 94010, telephone number (650) 579-3610.

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Table of Contents

INFORMATION STATEMENT
Summary Term Sheet
Going Private Transaction

SPECIAL FACTORS
The Going Private Transaction
Basic Terms
Effective Time of the Going Private Transaction
Approval of the Going Private Transaction By Our Board of Directors and Stockholders
Effects if Going Private Transaction is Not Consummated
Stock Certificates
Provision for Unaffiliated Stockholders
Past Transactions and Developments During the Current Fiscal Year
Interest of Certain Persons in or Opposition to Matters to Be Acted Upon
Transactions in Opta Stock
Source of Funds and Financial Effect of the Going Private Transaction
Fees and Expenses
Accounting Consequences
Regulatory Filings and Approvals
Purpose of the Going Private Transaction
Consideration by the Board of Directors
Determination of Fairness of the Going Private Transaction by TCL Industries, LIH and the Subsidiary
Reasons for the Going Private Transaction
Cost Savings
Competitive Disadvantage
Procedural Factors Favoring the Going Private Transaction
The Going Private Transaction Provides our Stockholders with Liquidity
No Unusual Conditions to the Going Private Transaction
Interest of TCL Corp in the Going Private Transaction
Structure of Going Private Transaction – Stockholder and Board Approval
Substantive Factors Favoring the Going Private Transaction
Direct and Indirect Cost Savings
The Going Private Transaction Offers Stockholders the Opportunity to Receive Cash at a Premium Price
Fairness Opinion General
August 31, 2005 Valuation
February 25, 2006 Valuation Update
March 25, 2006 Valuation Update
Information Provided by Management
Opinion of Cronkite & Kissell
Substantive Factors Disfavoring the Going Private Transaction
Inability to Participate in Any Future Increase in the Value of Our Stock
We Will No Longer be Subject to the Provisions of the Securities Exchange Act

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Board of Directors’ Determination and Recommendation
General Examples of Potential Effects of the Going Private Transaction
Effects of the Going Private Transaction on Our Company
Conduct of Our Business After the Going Private Transaction - Future Company Plans
Reservation of Right to Abandon the Going Private Transaction
Escheat Laws
Appraisal Rights
Material Federal Income Tax Consequences
Federal Income Tax Consequences to Our Company
Federal Income Tax Consequences to Stockholders Receiving No Cash Consideration from the Going Private Transaction
Federal Income Tax Consequences to Stockholders Receiving Cash Consideration from the Going Private Transaction
Dividend Income, Capital Gain and Capital Loss
Information Reporting and Backup Withholding
Special Rules for Non-U.S. Holders
Income or Gain Not Effectively Connected with the Conduct of a U.S. Trade or Business
Income or Gain Effectively Connected with the Conduct of a U.S. Trade or Business
Backup Withholding and Information Reporting
Tax Consequences to Affiliated Security Holders

OTHER INFORMATION
Background Information Concerning Our Directors and Executive Officers
Directors
Executive Officers
Market Prices of Our Common Stock and Dividend Policy

Financial Statements, Supplementary Financial Information, Management’s Discussion and Analysis of Financial Condition and Results of Operations and Quantitative and Qualitative Disclosures About Market Risk

Executive Summary of Financial Highlights
PRO FORMA FINANCIAL INFORMATION
Where You Can Find More Information

Annex A Restated Certificate of Incorporation of Opta Corporation

Annex B Certificate of Incorporation of Subsidiary

Annex C Agreement of Merger between Opta Corporation and Subsidiary

Annex D Cronkite & Kissell LLC Opinion dated June 30, 2005

Annex E Cronkite & Kissell LLC Opinion dated August 2, 2005

Annex F Cronkite & Kissell LLC Opinion dated September 20, 2005

Annex G Cronkite & Kissell LLC Opinion dated February 27, 2006

Annex H Cronkite & Kissell LLC Opinion dated April 10, 2006

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INFORMATION STATEMENT

Summary Term Sheet

This summary term sheet highlights selected information from the information statement and addresses material terms of the transaction. You should carefully read this entire information statement and the other documents to which we refer you for a more complete understanding of the matters being described in this summary term sheet. In addition, we incorporate by reference important business and financial information into this information statement. You may obtain the information incorporated by reference into this information statement without charge by following the instructions in the section entitled “Where You Can Find More Information.”

Going Private Transaction

Overview

Opta will accomplish the Going Private Transaction by completing the following steps:

(1)          On June 8, 2006, Opta Merger Corp., a wholly-owned subsidiary of Opta (the “Subsidiary”), was incorporated under the laws of the State of Delaware upon the filing its Certificate of Incorporation, attached hereto as Annex B. (See the section entitled “Basic Terms” and Annex B.)

(2)          The Subsidiary will merge (the “Merger”) with and into Opta upon the terms set forth in the Agreement of Merger attached hereto as Annex C. Upon the effective date (the “Effective Date”) of the Merger, the Subsidiary will cease to exist and Opta will be the surviving corporation (the “Surviving Corporation”). The Subsidiary’s Certificate of Incorporation, attached hereto as Annex B, will be the Certificate of Incorporation of the Surviving Corporation upon the Effective Date of the Merger. (See the section entitled “Basic Terms” and Annex B and Annex C.)

(3)          As of June 10, 2006 the issued and outstanding capital stock of the Corporation consists of 50,037,538 shares of Common Stock, par value $0.001 per share, and 4,300 shares of Class A Preferred Stock, par value $0.001 per share. Each share of Common Stock or Preferred Stock (a “Pre-Merger Share”), upon the Effective Date of the Merger and without any action on the part of the holder, will convert into one-five-thousandth (1/5,000) of a share of Common Stock of the Surviving Corporation (the “Exchange Ratio”). (See the sections entitled “Basic Terms” and Effective Time of the Going Private Transaction.”)

(4)          Any holder holding less than 5,000 Pre-Merger Shares will, after the Effective Date of the Merger, have their resulting fractional interests cancelled and converted into the right to receive $0.06 in cash for each Pre-Merger Share (“Cash Consideration”) held by such holder. (See the sections entitled “Basic Terms” and “Stock Certificates” for more details.)

(5)          Immediately following the Merger, the Surviving Corporation shall file a Restated Certificate of Incorporation of the Surviving Corporation in the form attached hereto as Annex A (the “Restated Certificate”) and upon the effectiveness of such Restated Certificate (the “Effective Date of the Restated Certificate”) any surviving fractional interests attached to whole shares will be reconverted in a 5,000-for-1 forward stock split of the Surviving Corporation’s then outstanding Common Stock such that any holder who held at least 5,000 Pre-Merger Shares will hold the same number of shares of the Surviving Corporation after the Effective Date of the Restated Certificate. (See the sections entitled “Basic Terms” and “Stock Certificates” and Annex A for more details.)

Hereafter, the above five steps are referred to collectively as the “Going Private Transaction.”

As a result of this Going Private Transaction, Opta will substantially reduce its total number of stockholders, which will permit it to terminate registration under the Exchange Act, suspend its status as a reporting company with the Commission, and become a privately held company, which will allow it to eliminate public reporting costs and compliance with burdensome regulations. If consummated, the Going Private Transaction would enable us to provide liquidity to certain stockholders, terminate registration under Section 12(g) of the Exchange Act and suspend our duty to file reports under Sections 13 and 15(d) of the Exchange Act (“Periodic Reporting Obligations”). Following the Going Private Transaction, we expect that stockholders who will receive Cash Consideration for their fractional interests will receive such Cash Consideration within approximately 60 days after the Effective Date of the Restated Certificate. (See the sections entitled “Effects if Going Private Transaction is Not Consummated,” “Stock Certificates,” “Source of Funds and Financial Effect of the Going Private Transaction,” “Fees and Expenses,” “Accounting Consequences” and “Regulatory Filings and Approvals” for more details.)

As a result of this Going Private Transaction:

•                  All stockholders who own less than one share of stock upon the Effective Date of the Merger will be entitled to receive Cash Consideration; and

•                  Stockholders who own more than one share of common stock, upon the Effective Date of the Merger, will, upon the Effective Date of the Restated Certificate, retain the same number of whole shares of the Surviving Corporation owned by those stockholders before the Going Private Transaction. (See the section entitled “Stock Certificates” for more details.)

Purpose of the Going Private Transaction

The purpose of the Going Private Transaction is to allow the Company to terminate registration under Section 12(g) of the Exchange Act, suspend its duty to file reports with the Commission and become a private company. The Going Private Transaction will enable us to terminate our Periodic Reporting Obligations so that we may continue future operations as a private company, relieving us of the costs, administrative burdens and competitive disadvantages associated with operating as a public company. Following the adoption of Sarbanes-Oxley, the amount of management time and Company resources required to comply with such requirements have become overly burdensome for a company of our size. We intend to accomplish this purpose by reducing the number of holders of record to fewer than 300 by cashing out the fractional interests resulting from the Going Private Transaction.

Independent Fairness Opinion and Valuation

Our Board of Directors has engaged Cronkite & Kissell LLC (“Cronkite & Kissell”) to provide a valuation of our Company and to opine as to the fairness, from a financial point of view, of the consideration, in the amount of $0.06 per Pre-Merger Share to be received by the stockholders holding less than 5,000 Pre-Merger Shares.

Approval of Board of Directors

Our Board of Directors believes the Going Private Transaction is in the best interest of, and substantively and procedurally fair to, our stockholders, who will be redeemed pursuant to the Going Private Transaction. Our Board of Directors further concluded that the advantages of the Going Private Transaction to the stockholders far outweighed the disadvantages, and that it was substantively and procedurally fair to them, and, therefore, that the transaction was in all of our stockholders’ best interests. The members of our Board of Directors who have no affiliation with any stockholders of Opta separately analyzed and approved the Going Private Transaction. Separate review by such directors is described further in the section “Interest of Certain Persons in or Opposition to Matters to Be Acted Upon.”  On April 8, 2006 and June 10, 2006, our Board of Directors unanimously adopted resolutions authorizing and approving the Going Private Transaction. The Board of Directors reserved the right to abandon the Going Private Transaction at any time prior to the Effective Date of the Merger or Restated Certificate, as applicable.

Approval of Stockholders

As of June 10, 2006, we had approximately 800 stockholders of record holding an aggregate of 50,037,538 shares of Common Stock and one stockholder holding an aggregate of 4,300 shares of Preferred Stock outstanding as of the Record Date. Each stockholder is entitled to one vote per share, voting as a single class. The proposed actions to implement the Going Private Transaction requires the affirmative vote or written consent of the holders of a simple majority of the outstanding shares of our Common Stock and our Preferred Stock as of the Record Date, voting as one class of stock. As described above, stockholders owning approximately 51.2% of the outstanding capital stock have consented in writing to the Going Private Transaction.

Estimated Effective Time of Going Private Transaction

We anticipate that the Going Private Transaction will become effective on or about August 22, 2006. However, in no event will the effective time of the Going Private Transaction (the “Effective Time”) be consummated earlier than the twentieth calendar day after this information statement is sent or given to those persons or entities that held Opta stock as of the Record Date.

Implementation and Effects of Going Private Transaction

Every holder of record of Common Stock and Preferred Stock will be entitled to receive one share of the Surviving Corporation’s common stock in exchange for every 5,000 shares of Common Stock and Preferred Stock held by that holder immediately prior to the Effective Date of the Merger. All holders of resulting fractional interests after the Effective Date of the Merger (“Cashed-Out Stockholders”), will receive the Cash Consideration at the rate of $0.06 for each Pre-Merger Share. Immediately following the Merger and upon the Effective Date of the Restated Certificate, any surviving fractional interests attached to whole shares will be reconverted in a 5,000-for-1 forward stock split of the Surviving Corporation’s then outstanding Common Stock into the same number of whole shares owned by those holders before the Merger.

Our shares are currently traded on the Pink Sheets, although trading has been extremely minimal, and our shares may continue to be so traded after the Going Private Transaction.

In addition, in connection with the Merger, the Subsidiary’s Certificate of Incorporation will become the Certificate of Incorporation of the Surviving Corporation as attached hereto. The

Surviving Corporation’s Certificate of Incorporation will not include any preferred stock class. As a result, the Company will only have common stock. The filing of the Restated Certificate will effect the 5,000-for-1 forward stock split, but otherwise will not provide for any other substantive changes.

Information About our Company

The Company’s principal executive offices are located at 1350 Bayshore Highway, Suite 600, Burlingame, CA 94010 and our phone number is (650) 579-3610. The filing person is the subject company.

For more information about Opta, please refer to the section entitled “Where You Can Find More Information.”

SPECIAL FACTORS

The Going Private Transaction

Basic Terms

Under the terms of the Going Private Transaction, every holder of record of Common Stock or Preferred Stock as of the Effective Time will be entitled to receive one share of the Surviving Corporation’s common stock in exchange for every 5,000 shares of Opta Common Stock or Preferred Stock held by such person. All Cashed-Out Stockholders will receive the Cash Consideration. Immediately following the Merger and upon the Effective Date of the Restated Certificate, any surviving fractional interests attached to whole shares will be reconverted in a 5,000-for-1 forward stock split of the Surviving Corporation’s then outstanding Common Stock into the same number of whole shares owned by those holders before the Merger.

Because of the limited trading market for our Common Stock a stockholder is unable to purchase enough shares on the open market to avoid becoming a Cashed-Out Stockholder as a result of the Going Private Transaction and will be unable to retain an equity interest in our Company.

The Going Private Transaction is structured to be a Rule 13e-3 transaction under the Exchange Act because it is intended to, and if completed, will reduce the number of record holders of Opta to fewer than 300, which will position us to suspend our Periodic Reporting Obligations. In connection with the Going Private Transaction, we will file a Rule 13e-3 Transaction Statement on Schedule 13E-3 with the Commission. We intend to apply for the termination of our Periodic Reporting Obligations as soon as practicable after the Effective Date of the Restated Certificate by filing a Form 15 with the Commission.

Effective Time of the Going Private Transaction

We anticipate that the Going Private Transaction will become effective on or about August 22, 2006. However, in no event will the Going Private Transaction become effective earlier than the twentieth calendar day after this information statement is sent or given to those persons or entities that held Opta stock as of the Record Date.

Approval of the Going Private Transaction By Our Board of Directors and Stockholders

Our Board of Directors, including a separate analysis and approval by members of our Board of Directors who have no affiliation with our majority stockholders, has approved the Going Private Transaction and reserved the right to abandon the Going Private Transaction at any time prior to the Effective Time. Under the Delaware General Corporation Law and our bylaws, our stockholders may approve the Going Private Transaction without a meeting, without prior notice and without a vote if a written consent is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote on the action were present and voted. As described above, stockholders owning a majority of the outstanding capital stock have consented in writing to the Going Private Transaction.

Effects if Going Private Transaction is Not Consummated

If the Going Private Transaction is not consummated, our Periodic Reporting Obligations will continue, and we will not benefit from the substantial reduction in general and administrative costs associated with being a non-reporting company. In addition, our senior management will have to continue to devote significant time to our Periodic Reporting Obligations, which they will not be able to devote to other Company operations.

Stock Certificates

Our transfer agent, Colonial Stock Transfer, has been appointed as our exchange agent to carry out the exchange of existing stock certificates for new stock certificates and to deliver the Cash Consideration. Promptly following the Effective Time, the transfer agent will send a letter of transmittal to each affected stockholder. The letter will describe the procedures for surrendering stock certificates in exchange for new stock certificates and/or the Cash Consideration. Upon receipt of the stock certificates and properly completed letters of transmittal, the transfer agent will issue the appropriate new stock certificates and/or pay the appropriate Cash Consideration within approximately 60 days of the Effective Date of the Restated Certificate.

No service charges, or commissions, will be payable by our stockholders in connection with the exchange of certificates or the payment of Cash Consideration because we will bear those expenses. We will not pay interest on cash sums due to any stockholder in connection with the Going Private Transaction.

All stock certificates evidencing ownership of Pre-Merger Shares will be deemed cancelled without further action by their holders as of the Effective Date of the Merger. Please do not send any stock certificates to our transfer agent or us in connection with the Going Private Transaction until you receive and complete a letter of transmittal.

Opta and its Board intend for the Going Private Transaction to treat stockholders holding Opta stock in street name through a nominee in the same manner as stockholders whose shares are registered in their names. Nominees are instructed to effect the Going Private Transaction for their beneficial holders. However, nominees may have different procedures and therefore, stockholders holding shares in street name should contact their nominees.

Provision for Unaffiliated Stockholders

The Company has not made any provision in connection with the Going Private Transaction to grant unaffiliated stockholders access to our corporate files or to obtain counsel or appraisal services for such stockholders. A majority of directors who are not Opta employees did not retain an unaffiliated representative to act solely on behalf of the unaffiliated stockholders for purposes of negotiating the Going Private Transaction or preparing a report concerning the fairness of the Going Private Transaction. No officers or directors own any securities of Opta.

Past Transactions and Developments During the Current Fiscal Year

Opta and two of its significant subsidiaries, Correlant Communications, Inc (“Correlant”) and Opta Systems, LLC d/b/a GoVideo (“Opta Systems” or “GoVideo”) entered into significant transactions during the current fiscal year to downsize and streamline consolidated business in an attempt to direct the Company toward profitability. The following is a summary of these transactions.

Dissolution of Correlant

Effective December 23, 2003, the Board of Director of Correlant Communications (“Correlant”) approved the wind down and cessation of Correlant historical operations in the cable modem and cable modem termination system business. The wind down of Correlant’s operations was substantially completed as of March 31, 2004. From that time until dissolution, as described below, Correlant’s assets consisted of cash and cash equivalents. As reported in our Form 8-K as filed on July 21, 2005, on July 18, 2005, the Board of Directors of Correlant approved the dissolution of Correlant, pending approval by the Correlant shareholders. At a Special Meeting of Shareholders held August 5, 2005, Correlant shareholders approved the dissolution of Correlant.

At the time of the dissolution, Correlant had authorized a total of 40,000,000 shares of stock; 35,000,000 of which were designated as common and 5,000,000 of which were designated as preferred. Of the 5,000,000 designated preferred shares, 2,300,000 were designated Series A, 250,000 were designated Series B, 800,000 were designated Series C, and 20,000 were designated Series D. The Series A, B, C, and D convertible preferred stock had liquidation preferences over the common stockholders of $1.50, $4.00, $5.00, and $1,000.00 per share respectively. At the time of dissolution, Correlant had 1,600,000, 250,000, 500,000, 10,000 and 18,810,000 shares of Series A, B, C, D and common outstanding, respectively. At the time of dissolution, Opta owned 10,000 Series D shares and 13,968,000 of common shares. As part of the liquidation, Correlant had net assets of approximately $17,915,000, consisting of cash and cash equivalents, of which $17,832,000 was distributed. No material assets were sold to generate the liquidation proceeds. Correlant’s short term investments were not reinvested upon maturity in anticipation of the liquidation. Approximately $83,000 was reserved to pay the remaining expenses associated with dissolving Correlant. Correlant’s assets were distributed to its shareholders throughout the first half of fiscal 2006 as follows:

Class of Stock	Opta	Noncontrolling shareholders
Series A	$—	$2,400,000
Series B	—	1,000,000
Series C	—	2,500,000
Series D	10,000,000	—
Common	1,276,000	656,000
Subtotal	$11,276,000	6,556,000
Total		$17,832,000

Of the $11.2 million proceeds Opta received from the liquidation of Correlant, Opta used $1.7 million to pay GoVideo’s short term loan owed to TCL Multimedia Technology (“TCLMM”), as described below in “GoVideo’s Debt Restructuring”. The loan was guaranteed by Opta and was part of the agreements related to the sale of GoVideo’s patents and trademarks to TCLMM in July 2005 for the price of $10 million, which was reduced to $9.3 million as assessed by a second independent evaluator pursuant to the sale agreement. Opta also used $2.1 million to pay the balance of line of credit that GoVideo owed to Wells Fargo Bank in January 2006, approximately $900,000 to pay legal expenses in connection with the 14C and 13E filing and other legal matters related to Opta and GoVideo, $200,000 to pay auditing related expenses, and approximately $1 million to fund general operation including additional loans to GoVideo. The remainder of the liquidation proceeds Opta received was reserved for the needs of future business operations.

On account of Opta’s stock ownership in Correlant, the assets and liabilities of Correlant were included in Opta’s consolidated balance sheet. As a result, the above described liquidation of Correlant impacted our consolidated liquidity as shown on our consolidated balance sheet by decreasing cash, cash equivalents and short term securities by approximately $6,556,000, which was paid to Correlant’s noncontrolling shareholders. Correlant’s noncontrolling shareholders consisted of approximately two hundred institutional and individual investors, and most of Correlant’s noncontrolling shareholders resided in Taiwan. None of Correlant’s noncontrolling shareholders were, at any time, affiliated with Opta, TCL Industries, Lotus International Holdings Ltd., the Subsidiary or Messrs. Li or Yan.

The dissolution of Correlant was independent of the sale of GoVideo’s intellectual property, restructuring GoVideo’s line of credit and restructuring GoVideo’s operations (each of which transactions are described below). TCL Industries was never a shareholder of Correlant and as such, was not a party to Correlant’s dissolution.

Correlant’s and Opta’s Intercompany Debt

On July 5, 2005, Opta entered into a loan and security agreement with Correlant for $200,000 bearing interest at 6.00% per annum, maturing on June 2, 2006 and secured by Opta’s entire ownership interest in DigiTech. Upon approval of Correlant’s dissolution on July 18, 2005 by its Board of Directors and August 5, 2005 by its stockholders, on July 26, 2005, Opta entered into an additional loan and security agreement with Correlant for $5,000,000 bearing interest at 2.75% per annum, maturing on December 31, 2005, secured by 6,000 shares of Correlant Series D preferred stock held by Opta, and having the effect of a prepayment of a portion of its preferred Series D liquidation preference. On August 19, 2005 Opta repaid the entire $5,200,000 principal balance and accrued interest using the proceeds received from the Series D preferred stock liquidation as described above. This transaction was independent of the liquidation proceeds paid to noncontrolling shareholders of Correlant as described above.

GoVideo’s Debt Restructuring

As reported in our Form 8-K as filed on July 29, 2005, on July 26, 2005, we entered into a series of transactions involving and relating to GoVideo. Each of such transactions was conditioned upon each other and the consummation of such transactions was deemed to occur simultaneously.

As previously reported, on July 26, 2005 pursuant to a Participation Agreement (the “Participation Agreement”) between us and Wells Fargo Business Credit, a division of Wells Fargo Bank, NA (“Wells”), we acquired an 80% participation interest in the credit facility of our wholly-owned subsidiary, GoVideo, under the Credit and Security Agreement dated as of July 21, 2003, as amended to date (the “Wells Credit Agreement”) between GoVideo and Wells. On October 13, 2005, we amended the Participation Agreement to provide for revolving advances in an amount up to $2,000,000 over the borrowing base (such revolving advances over the borrowing base to be referred to as “Overline Advances”) and as a result, our participation percentage was 80% with respect to the revolving advances that were not Overline Advances and 100% with respect to Overline Advances. The maximum amount of the line of credit remained at $4,000,000. Concurrently with the purchase of the participation and our collateral deposit of $800,000 in cash collateral to secure our obligations and guaranty of the Wells Credit Agreement, Wells released its lien on the intellectual property assets of GoVideo under the Wells Credit Agreement.

Pursuant to a forbearance agreement dated July 22, 2005, most recently amended by Wells January 20, 2006, between GoVideo and Wells (the “Forbearance Agreement”), Wells agreed to forbear from exercising its rights and remedies with respect to existing defaults under the Wells Credit Agreement from the date of the agreement through January 27, 2006 and modify certain terms of the Wells Credit Agreement, including reducing the maximum line of credit to

$4,000,000 and waiving the termination fee. Wells also agreed that defaults by GoVideo under financial covenants in the Wells Credit Agreement and with respect to material adverse changes will not constitute new defaults under that agreement. As a condition to the forbearance by Wells, GoVideo agreed to pay to Wells a fee of $300,000 by adding the fee to the loan’s principal balance in two installments, $150,000 on September 2, 2005 and $150,000 on January 4, 2006. Opta agreed to enter into the Participation Agreement and to deposit $800,000 in cash collateral to secure Opta’s guaranty as described above.

On January 27, 2006, pursuant to a Loan Sale Agreement dated January 20, 2006 between Opta and Wells, the Participation Agreement was terminated and Opta, using funds obtained from the liquidation of Correlant, purchased the entire right, title and interest of Wells under, and Opta became the Lender under, the Wells Credit Agreement. The purchase price was $2,148,000, which consisted of the following: $2,113,000 principal, $23,000 interest and unused line of credit fees, and $12,000 legal and audit fees incurred by Wells. The full amount of Opta’s participation interest was credited against such purchase price. On February 1, 2006, Opta, as such Lender, and GoVideo further amended the Forbearance Agreement to extend the Forbearance Period to April 30, 2006, and to terminate the guaranty and the subordination agreement previously delivered by Opta to Wells under the Credit Agreement.

Pursuant to a purchase and sale agreement dated July 26, 2005 (the “TCLMM Agreement”) among GoVideo, TCL Multimedia Technology Holdings Limited, a Cayman Islands company with shares listed on the Stock Exchange of Hong Kong Limited (“TCLMM”), TCL Industries, Asia Focus Industrial Limited (“Asia Focus”) and Opta, TCLMM agreed to assume the debt obligations owed by GoVideo to TCL Industries and Asia Focus under three promissory notes, with obligations totaling approximately $11,000,000 at July 26, 2005 (“Existing Obligations”). The Existing Obligations were previously guaranteed by Opta, and secured by Opta’s pledge of 100% of the Common Stock and Series D Preferred Stock of Correlant, held by Opta. Pursuant to the TCLMM Agreement, TCL Industries and Asia Focus released Opta’s obligations as guarantor under the Existing Obligations and released Opta’s pledge of the Correlant shares.

In consideration for TCLMM’s assumption of the Existing Obligations, GoVideo (i) assigned to TCLMM all of GoVideo’s right, title and interest in and to certain significant intellectual property assets of GoVideo (the “GoVideo IP”) and (ii) issued a promissory note in favor of TCLMM (the “TCLMM Note”) for an initial principal amount of $1,000,000, representing the preliminary difference between the value of the GoVideo IP, as determined by a third-party appraiser, and the Existing Obligations assumed by TCLMM. A subsequent independent appraisal of the GoVideo IP was completed, which reduced the final valuation of the GoVideo IP by $700,000. As a result, the TCLMM Note automatically increased to $1,700,000.

The TCLMM Note principal and interest, at a monthly rate of 0.257%, was originally due and payable on January 26, 2006. Pursuant to the TCLMM Agreement, GoVideo had granted to TCLMM a subordinated lien on all of GoVideo’s assets, as security for the TCLMM Note, junior to the lien under the Wells Credit Agreement. In addition, Opta had agreed to guaranty GoVideo’s obligations under the TCLMM Note pursuant to a Guaranty dated July 26, 2005. GoVideo paid the principal and interest on the TCLMM Note in full on February 14, 2006.

Under the TCLMM Agreement, TCLMM granted to GoVideo a 90-day, non-exclusive, worldwide license to use the GoVideo IP on a royalty-free basis. On August 30, 2005, GoVideo and TCLMM entered into an exclusive license agreement through October 24, 2008, with an automatic renewal for subsequent two year terms unless terminated by either party by ninety days written notice of intention not to renew. Under the terms of the agreement, GoVideo agreed to pay TCLMM a royalty based on the cost of goods sold in connection with the distribution, sale, advertising and promotion of certain consumer electronics products under the GoVideo tradename. GoVideo did not collect and forward any royalties to TCLMM from July 26, 2005 until January 12, 2006. The GoVideo’s license agreement with TCLMM was subsequently terminated (See “Restructuring of GoVideo’s Operations” below).

TCLMM and Asia Focus are affiliates of TCL Industries, a stockholder controlling a majority of the outstanding shares of Opta. Two of Opta’s directors, Messrs. Li Dongsheng and Vincent Yan, are affiliated with TCL Industries, TCLMM and Asia Focus. The remaining two members of the Opta Board of Directors, Professor Zuoquan Lin and Mr. James Jian Liu, who are not affiliated with TCL Industries or its affiliates, participated in the negotiations and separately approved the transaction on behalf of the Opta Board of Directors.

Because GoVideo’s loan with Wells was secured by the GoVideo IP, Wells Fargo required the loan between GoVideo and Wells to be restructured prior to GoVideo’s sale of the GoVideo IP. Although the debt was restructured so that GoVideo could sell the GoVideo IP to TCLMM, TCL Industries was not party to the Wells debt restructuring, and none of TCL Industries, its affiliates or Messrs. Li or Yan benefited from the transaction.

GoVideo’s debt was restructured to reduce GoVideo’s debt and its interest costs. The following table summarizes the amount of debt owed by GoVideo to different entities, both before and after the debt restructuring transactions, and the current balance:

	Before Transactions	After Transactions	Current Balance (as of May 31, 2006)
Wells Fargo Credit Agreement (purchased by Opta)	$6,172,000	$667,000	$—
Loans from TCL Industries and Asia Focus	11,000,000	—	—
GoVideo Transfer of Intellectual Property to TCLMM	—	1,700,000	—
Loan from Opta	4,066,000	4,066,000	8,861,000

To summarize, in return for GoVideo’s transferring the GoVideo IP to TCLMM and GoVideo’s issuing the TCLMM Note in the amount of $1,000,000, increased to $1,700,000 as a result of completing the second third-party evaluation, to TCLMM, TCLMM assumed GoVideo’s obligations under the TCL Industries and Asia Focus promissory notes. As a result of TCL Industries and Asia Focus being repaid on their respective notes, they released their pledge on the shares of Correlant held by Opta. Upon Correlant’s dissolution, Opta was then able to receive its $10,000,000 Preferred Series D liquidation distribution from Correlant.

Restructuring GoVideo’s Operations

Opta purchased GoVideo in April 2003 out of bankruptcy. In the past three years, the U.S. consumer electronics market experienced increased competition as a result of lower market entry levels for new products and the influx of many products that directly compete with GoVideo’s products. From the purchase date until management made the decision to restructure GoVideo’s operations, GoVideo’s net loss was in excess of $20,000,000 primarily due to declining margins industry-wide in the consumer electronics industry. GoVideo was forced to reduce product prices in order to compete and to accept a declining gross margin. In particular, during the nine month period following June 30, 2005, GoVideo incurred an approximately $10 million operating loss, which depleted the Company’s capital resources that otherwise would have provided continued financial support for GoVideo’s existing business model. The Company did not have the resources to continue to support losses of this magnitude. In response to such losses, the Company implemented a series of transactions including the restructuring GoVideo’s debt and the liquidation of Correlant to increase Opta’s cash, as described above. In addition, management determined that, to operate as a going concern, GoVideo’s operations had to be restructured, as described below.

During the first quarter of fiscal 2006, GoVideo began shutting down its historical operations as an original equipment manufacturer (“OEM”) because the business model required significant working capital to meet inventory needs and also carried a substantial risk of obsolete inventory. In anticipation of implementing a new business model as a brand licensing provider for domestic retail consumer electronics, GoVideo entered a license agreement with TCLMM, in which TCLMM licensed the GoVideo IP to GoVideo in exchange for certain royalty payments, as described above. However, on December 28, 2005, TCLMM notified GoVideo of its intention to exercise its right to unilaterally terminate the agreement without cause upon ninety days’ written notice pursuant to the terms of the agreement. GoVideo agreed to terminate the agreement effective as of January 12, 2006 in order for Opta to continue the brand licensing business under a new license agreement with TCLMM (see below). The shut down of GoVideo’s historical operations as a consumer electronics OEM was substantially completed by January 31, 2006. GoVideo’s short term business plan has focused on collecting receivables and managing liabilities that remain outstanding from GoVideo’s historical operations.

Opta’s Entry into a Material Definitive Agreement

Opta entered into an exclusive license agreement with TCLMM to distribute, sell, advertise and promote consumer electronics products under trademarks associated with the GoVideo tradename as part of the strategic shift toward becoming a brand licensing provider for domestic retail consumer electronics. There was no consideration paid in connection with this agreement. However, under the terms of the agreement, Opta will pay TCLMM a royalty based on the cost of goods sold in connection with the distribution, sale, advertising and promotion of certain consumer electronics products under trademarks associated with the GoVideo tradename. Opta did not collect and forward any royalties to TCLMM from January 12, 2006 until April 30, 2006.

Although Opta licensed the GoVideo tradename from TCLMM, TCL Industries was not party to the license agreement, and none of TCL Industries, its affiliates or Messrs. Li or Yan benefited from the transaction.

As a result of focusing on the above, the completion of Opta’s Going Private Transaction and Periodic Reporting Obligations was negatively impacted and took longer than originally anticipated. Additionally, consummating the transactions was time consuming, required significantly more cash and resources, both internal and external, than the Company originally forecasted and decreased the current value of the Company. And although the above transactions had a negative impact on the Company’s current valuation, they were necessary to keep the Company viable in the short run and as a first step toward moving the Company toward profitability in the long run.

Legal Proceedings

Daewoo Electronics America, Inc.

On August 14, 2005, Daewoo Electronics America, Inc. (“Daewoo”) filed a lawsuit in the Superior Court of California, County of San Mateo, Case No. CIV 448845, entitled Daewoo Electronics America, Inc., Plaintiff v. Opta Corporation and Does 1 through 25, Defendants. The Complaint in the suit alleges that Opta Corporation executed a written guaranty dated December 4, 2003 in favor of Daewoo in which Opta Corporation unconditionally guaranteed the payment of all obligations of GoVideo to Daewoo, in a principal amount not to exceed $5,000,000. Daewoo alleges that it sold GoVideo goods of an agreed purchase price in excess of $10,000,000, for which GoVideo has not paid. Daewoo alleges Opta Corporation owes Daewoo $5,000,000 in principal amount, plus interest, attorneys’ fees and costs under the guaranty. In a separate lawsuit filed in the Superior Court of California, County of San Mateo, on September 14, 2005, Case No. CIV 449577, entitled Daewoo Electronics America, Inc., Plaintiff v. Opta Systems, LLC, dba GoVideo and Does 1 through 25, Defendants, Daewoo sued GoVideo for the alleged purchase price of the goods of approximately $10,700,000, in principal amount, plus interest, attorneys’ fees and costs. Opta Corporation denies that it has any liability under the alleged guaranty. GoVideo denies that it has any liability to Daewoo. A motion to quash the service of Daewoo’s Summons and Complaint on Opta Corporation for lack of jurisdiction was taken off calendar following Daewoo’s re-service on Opta Corporation of the summons and complaint. A similar motion on GoVideo’s behalf was granted by the Court, finding that GoVideo is not subject to the jurisdiction of California courts. Opta Corporation’s demurrer challenging the legal sufficiency of Daewoo’s original Complaint was taken off calendar after Daewoo filed a First Amended Complaint on or about December 8, 2005. Opta Corporation filed a demurrer to the First Amended Complaint and Opta Corporation also filed motions to dismiss the First Amended Compliant based on the filing of the GoVideo New Jersey Action described below, or, alternatively, to stay all action on the First Amended Complaint pending the outcome of the GoVideo New Jersey Action. On March 23, 2006, the Court granted the motion to stay and took the hearing on the motion demurrer off calendar. The trial date has also been vacated. Daewoo filed a Notice of Appeal of the Court’s order staying the action on April 4, 2006. The parties are in the process of preparing the appellate record and briefing on the appeal has not yet begun. Opta Corporation intends to defend Daewoo’s suit and to pursue any and all remedies to which it may be entitled.

On November 14, 2005, GoVideo filed an action in the United States District Court for the District of New Jersey, entitled Opta Systems, LLC d/b/a/ GoVideo v. Daewoo Electronics America, Inc. et al., Civil Action No. 05-5387 (JAP) (the “GoVideo New Jersey Action”), in which GoVideo brought claims against Daewoo Electronics America, Inc. and Daewoo Electronics Corp. (together, “Daewoo”) for breach of contract, breach of duty of good faith and fair dealing, breach of express and implied warranties, negligence, fraud, tortious interference, unjust enrichment, and alter ego liability, arising out of a series of purchase order contracts and related agreements. In the GoVideo New Jersey Action, GoVideo seeks compensatory damages from Daewoo in an amount not less than $19,400,000, plus punitive damages and certain other sums, and other relief. On December 13, 2005, Daewoo obtained an automatic clerk’s extension of Daewoo’s time to file an Answer or otherwise respond to the Complaint, which extended such time to December 27, 2005. Subsequently, by consent order dated December 29, 2005, Opta consented to further extend such time to January 27, 2006. On January 26, 2006, Daewoo filed an Answer to Complaint, Separate Defenses, Counterclaims, and Jury Demand, and on January 27, 2006, Daewoo filed an Amended Answer to Complaint, Separate Defenses, Counterclaims, and Jury Demand, denying any and all liability alleged in the Complaint, and alleging counterclaims against GoVideo based on causes of action for account stated, breach of contract, unjust enrichment, and fraud. By the counterclaims, Daewoo seeks damages in the total amount of $30,200,000, plus punitive damages and certain other sums. On February 16, 2006, GoVideo timely filed an Answer and Affirmative Defenses to the Counterclaims denying any and all liability. On May 17, 2006, the parties filed their Joint Discovery Plan, in accordance with the New Jersey Local Court Rules. On May 22, 2006, the mandatory Initial Scheduling Conference with the Court was held, during which a pre-trial discovery schedule was ordered by the Court, but no trial date was fixed. On May 23, 2006, a mandatory Settlement Conference with the Court was held, during which the parties discussed with the Court various preliminary settlement issues.

U.S. Customs and Border Protection

On March 15, 2006, U.S. Customs and Border Protection (“Customs”) issued a penalty notice (the “Notice”) to GoVideo of $4,380,000. The Notice covered seven shipments, occurring from October 2004 through April 2005, of DVD players with unauthorized trademarks. On May 15, 2006, Go Video timely filed a Petition for Relief (the “Petition”) raising legal and factual grounds supporting a mitigation or remission of the Notice amount.

Interest of Certain Persons in or Opposition to Matters to Be Acted Upon

Two of Opta’s directors, Li Dongsheng and Vincent Yan, are also directors of TCL Corp. Mr. Li Dongsheng serves as the Chairman of the TCL Corp and TCLMM board of directors. Both Mr. Li Dongsheng and Mr. Vincent Yan hold positions with TCL Corp-affiliated companies, including TCLMM. As a result of the Going Private Transaction, the ownership percentage of TCL Industries and LIH will increase from 32.0% and 19.2%, respectively, to approximately 33.6% and 20.1%, respectively. TCL Industries and LIH have consented in writing to approve the Going Private Transaction. Because the ownership percentage of TCL Corp-affiliated stockholders will slightly increase as a result of the Going Private Transaction, Opta engaged Cronkite & Kissell, an independent financial advisor, to opine as to the fairness of the Going Private Transaction to all the stockholders of the Company, including those not affiliated with TCL Corp. In addition, Messrs. Lin and Liu, the two other members of our Board of Directors who are not affiliated with TCL Corp, separately analyzed the advantages, disadvantages and consequences of the proposed Going Private Transaction. After their analyses, they separately approved the Going Private Transaction.

Transactions in Opta Stock

Since September 2003, Opta has repurchased approximately 6,935,857 shares of its common stock at $0.30 per share, all of which occurred from September 2003 through June 2004. Each of such repurchases were separately negotiated transactions and were made in connection with the takeover of Correlant. Specifically, in September 2003, Opta repurchased 4,241,334 shares of common stock from former Correlant shareholders located in Taiwan at $0.30 per share. In February 2004, Opta repurchased an aggregate of 2,445,253 shares of common stock from former Correlant shareholders, employees and management located in the United States at $0.30 per share and with respect to one former director of Opta, his repurchase was conditioned upon his resignation as Opta director. In June 2004, Opta repurchased 249,270 shares of common stock from two former Correlant employees. In connection with all of the above-described repurchases, each of the parties released the other (including in the case of Opta, its subsidiaries and affiliates) from any and all claims relating to the Company or such stockholders’ ownership of the shares.

In August 2004, Opta reached a settlement with TurboComm Technologies, Inc (“TurboComm”) and under the terms of such settlement agreement, TurboComm delivered 686,000 shares of Opta common stock, constituting all shares of Opta owned by TurboComm, and both parties mutually agreed to release and discharge any and all claims that each may have against the other party.

Source of Funds and Financial Effect of the Going Private Transaction

We estimate that the fractional interests being cancelled in the Going Private Transaction would aggregate up to approximately 2,800,000 Pre-Merger Shares, resulting in total Cash Consideration to Cashed-Out Stockholders of up to approximately $168,026. We believe that there are approximately 2,357,813 shares held by some stockholders who are on the Objecting Beneficial Shareowners (OBO) list, but we do not know exactly how many of such stockholders there are. The Cash Consideration for approximately 442,608 Pre-Merger Shares held by identifiable stockholders totals $26,560 and assuming that the 2,357,813 shares on the OBO list are held by as many as 2,357,813 holders, the total Cash Consideration could be up to $168,026 ($26,560 for the identifiable stockholders plus up to $141,469 for the holders on the OBO list). We expect to pay the Cash Consideration in connection with the Going Private Transaction and other expenses for the Going Private Transaction through our available cash and short term borrowings. The Going Private Transaction and the related use of cash to complete the Going Private Transaction, which includes professional fees and other expenses related to the transaction and Cash Consideration to be made to certain stockholders, are not expected to adversely affect in any material respect our capitalization, liquidity, results of operations or cash flow.

Following the Going Private Transaction, we plan to suspend our Periodic Reporting Obligations, which means that our stock will not qualify to be traded on any automated quotation system, operated by a national securities association and will not be qualified to trade on the OTC Bulletin Board.

We believe the Going Private Transaction will be treated as to us as a tax-free “recapitalization” for federal income tax purposes, which will result in no material federal income tax consequences to us. Depending on each stockholder’s individual situation, the Going Private Transaction may give rise to certain income tax consequences for stockholders. More details regarding potential tax consequence are set forth in the section “Material Federal Income Tax Consequences” below.

Fees and Expenses

The following is a reasonably itemized statement of the fees and expenses that have been incurred or that are estimated to be incurred in connection with the Going Private Transaction and the transactions related thereto: up to $168,026 in Cash Consideration to the Cashed-Out Stockholders; $300,000 to our legal counsel; $38,000 for the preparation and issuance of a fairness opinion by Cronkite & Kissell; and $35,000 for other expenses.

Accounting Consequences

The Going Private Transaction will not affect the par value of our Common Stock, which remains $0.001 per share. And although the Going Private Transaction will result in an increase in per share net income or loss and net book value of our Common Stock because fewer shares of our Common Stock will be outstanding, the change will be insignificant because the estimated decrease in the number of Pre-Merger Shares is immaterial in comparison to the number of shares that will remain outstanding subsequent to the Going Private Transaction.

Regulatory Filings and Approvals

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the Going Private Transaction, nor any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required to consummate the Going Private Transaction, other than approvals, filings or notices required under federal and state securities laws and the corporate laws of the State of Delaware.

We will file a Schedule 13E-3 with the Commission to notify the Commission of our intent to go private. We anticipate that following the completion of the Going Private Transaction and the filing of a Form 15 with the Commission, our Periodic Reporting Obligations will immediately terminate.

Purpose of the Going Private Transaction

The purpose of the Going Private Transaction is to enable Opta to terminate its Periodic Reporting Obligations and enable us to continue future operations as a private company, thereby relieving us of the costs, administrative burdens and competitive disadvantages associated with operating as a public company. We intend to accomplish this purpose by reducing the number of holders of record to fewer than 300 by cashing out the resulting fractional interests after the Merger.

Because the results of a Going Private Transaction are more predictable and automatic as compared to other alternatives of ways to complete the process of going private, our Board of Directors believes that the Going Private Transaction is the most expeditious and economical way of reducing the number of holders of record to fewer than 300 thereby positioning us to effect the termination of our Periodic Reporting Obligations.

Consideration by the Board of Directors

As previously reported, on June 29, 2001, a majority of the Company’s stockholders, led by TCL Corp, were successful in gaining control of the Company and replacing prior management of the Company. On June 29, 2001, new directors and officers were appointed and the then existing directors and officers were immediately removed from office.

Following the replacement of prior management, the new management began an extensive review of various transactions undertaken by and involving old management prior to June 29, 2001. Due to the preliminary results, the Company dismissed its then existing independent accountants and replaced such firm with new independent accountants. On March 25, 2002, the new independent accountants were engaged to audit fiscal 2002. As previously reported, during its preliminary investigation, new management of the Company identified various transactions undertaken by prior management which impacted reported financial and operating results with respect to its consolidated financial statements for fiscal 2001, 2000 and 1999 and ultimately concluded that a reaudit of the financial statements for fiscal 2001, 2000 and 1999 was required. On July 24, 2002, the Company engaged its new independent accountants, to perform such reaudit and the Company concluded that it must restate these prior periods. As a result, the Company was unable to timely file its Form 10-K for fiscal 2002. On November 5, 2002, the Company’s shares were removed from the OTC Bulletin Board for failure to comply with NASD Rule 6530. Although Opta filed its Form 10-K for fiscal 2002 on April 16, 2004, the Company was not eligible to trade on the OTC Bulletin Board until it became current in all its required filings. Since the time the

Company’s stock was delisted, trading has been sporadic and minimal, and there is no established public trading market for our stock. For example, during the one year period from April 1, 2005 to March 31, 2006, there were only 57 transactions with 836,801 shares in total traded. Of the 251 trading days during this period, 196 days had only quotes but no trades. During the three months period from January 1, 2006 to March 31, 2006, there were only 4 transactions with 33,703 shares in total traded. During the two months from April 1, 2006 to May 31, 2006, there were only seven trades and 49,999 shares transacted with a weighted average price of $0.056. As a result, many of Opta’s stockholders have expressed concern to management regarding the lack of liquidity and ability to trade Opta’s stock. Opta’s Board of Directors determined that maintaining the public company status imposed significant costs and required considerable attention from, and resources of, management with no significant benefit to liquidity.

Additionally, the future reporting requirements of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), including Section 404 of Sarbanes-Oxley, are expected to significantly increase the cost and management burden of remaining a public company. The Company’s Board of Directors determined that terminating the Periodic Reporting Obligations before having to comply with the Sarbanes-Oxley future reporting requirements would result in substantial cost savings while allowing management to focus on business operations, which would help us maximize stockholder value. In order to terminate our Periodic Reporting Obligations, we must reduce the number of record holders to fewer than 300.

The possibilities of going private and other strategic alternatives for the Company were first contemplated by current management, including Vincent Yan, President and CEO of the Company, following the replacement of prior management of the Company in 2001. However, because of the Company’s delay in filing its Form 10-K for the fiscal 2002 following the reaudit of financial statements discussed above, the Company was not current in its Periodic Reporting Obligations and therefore was unable to pursue a going private transaction under these circumstances. Management therefore made completion of the reaudit its priority and discussions regarding going private were postponed indefinitely until the Company became current in its Periodic Reporting Obligations.

Following the filing of the Form 10-K for fiscal 2004 on February 14, 2005, Mr. Yan initiated discussions regarding the possibility of going private with other directors including Messrs. Li, Liu and Lin through various telephone calls in March 2005. During those conversations, Mr. Yan expressed two main concerns: (1) the continuing operating loss of GoVideo would provide little liquidity to the Company’s stockholders in the public market even if the Company was listed on OTC Bulletin Board, and (2) the high burden of accounting and legal cost associated with maintaining the Company’s public status. During this period of time, Mr. Yan directed the management to study the possibility of listing the company on the NASDAQ Stock Market as a small cap company, but the result of such research showed that the Company lacked several conditions required in order to be qualified as a NASDAQ listed company. At that time, both management and the Board also considered moving Opta’s listing to the OTC Bulletin Board as an alternative to provide liquidity to stockholders. However, after management reviewed the performance of Opta’s business operations and the lack of trading volume in the Company’s stock, management concluded that the investing public would likely continue to have little or marginal interest in Opta’s stock. Additionally, net loss attributable to GoVideo, Opta’s main operating subsidiary, was more than $10 million in calendar year 2004 and $2.2 million in the first two months of 2005. Management and the Board believed that it would be extremely difficult for Opta to raise funds through public financing, while Opta continued to bear high accounting, legal and other costs in order to maintain its public status. Consequently, Mr. Yan urged the Board to takes steps to preserve stockholders value and proposed that the Company go private.

At the same time, management and the Board considered alternatives other than going private. These considerations included pursuing strategic alternatives, such as identifying potential candidates to buy the company, further cost-cutting measures and relying on the cash flow from operating subsidiaries to fund the increased costs to maintain company’s public status. Starting in 2005, management investigated strategic opportunities, but has been unable to find a suitable opportunity. Further, in evaluating GoVideo’s ongoing operating costs, continuing losses and the effects of previous cost reduction efforts, Opta management determined that GoVideo would be required to shut down its historical business model of selling consumer electronics and focus on collecting receivables and managing liabilities that remained outstanding from GoVideo’s historical operations. Management concluded that such cash flows were not sufficient to offset the increasing costs to maintain the Company’s public status. The Going Private Transaction was therefore the most attractive alternative.

After initial discussions in March 2005, Messrs. Li and Yan favored the proposal of going private on the grounds that the Company should preserve its limited resources to devote to the development of the Company’s business operations. Messrs. Liu and Lin, the non-affiliated directors and members of Audit Committee, had initial reservations for the proposal of going private. They believed that the potential benefits of maintaining a public company status would be lost once the Company went private, and they also wanted to make more thorough investigations regarding the results of the Company’s business operations. Another issue agreed upon by all the Board members in March 2005 is that the Company seek opportunities to identify potential buyers or strategic partners and the management was directed to do so.

In April and May 2005, Messrs. Liu and Lin conducted their own assessments. Each of them had several telephone discussions with Sean Wang, former COO and CFO of the Company, who also favored the proposal of going private. (Mr. Wang subsequently resigned as COO and CFO of the Company, effective June 5, 2006.)  The focus of their reviews was (1) the cost incurred to Opta in maintaining public status, and (2) the possibility of turning around GoVideo’s business operations in the near future. They also met Sean Wang in China when Mr. Wang visited there in May 2005. During their meetings, they discussed in detail the future business plan of GoVideo. In May 2005, Mr. Liu also visited GoVideo’s headquarters in Arizona to gain first-hand information about GoVideo’s operations. On the basis of their previous knowledge and the results of their inquiries, they concluded that the current business model of GoVideo would be unable to make Opta a profitable business entity.

In May 2005, Professor Lin had several lengthy telephone conversations with accountants of the Company’s internal accounting staff regarding the Company’s financial status and the annual cost in maintaining the company’s public status. Mr. Lin concluded that the Company could save up to $1,000,000 a year in accounting, legal and other consultant bills if it was a private company, and taking into consideration the effect of compliance with the existing and future requirements of the Sarbanes-Oxley Act. On April 7, 2005 and May 17, 2005, Messrs. Liu and Lin, as members of the Audit Committee, had two separate meetings by telephone conference call with the Company’s independent auditors with no other directors or officers of the Company participating.

After these inquiries, both Messrs. Liu and Lin concluded that: (1) going private would serve the best interest for the stockholders and the management should immediately start the going private procedure; and (2) if the Company’s business operation became profitable in the future, going public could always be an option for the stockholders, but the Company’s current priority was to preserve its limited resources to the existing business operations.

On May 27, 2005, each of the directors, including Messrs. Liu and Lin, authorized Sean Wang, former COO and CFO, to engage Cronkite & Kissell to conduct an independent evaluation of the Company’s common stock.

Cronkite & Kissell delivered its initial valuation opinion on June 14, 2005. In its initial opinion, Cronkite & Kissell considered the fair market value of the common stock of the Company to be $0.10 per share. After being advised that the cash consideration to cash-out a sufficient number of shares to terminate the Company’s Periodic Reporting Obligations were reasonably estimated to be between $80,000 and $250,000, the Board initially determined that $0.12, representing a 20% premium over the independently evaluated price, would be appropriate. After further consultations with management and the Company’s legal counsel, on June 17, 2005, the Board unanimously decided to approve a repurchase price of the shares at $0.13 per share.

In determining the $0.13 per share price, the Board considered (1) the June 14, 2005 valuation report presented orally by Cronkite & Kissell, and (2) market price of the Company’s share on the Pink Sheets. The non-affiliated directors accepted the Cronkite & Kissell report because they believed that the valuation results were similar to the results of their own investigations in the preceding months. They also reviewed the trading volume and prices of the Company’s stock from January through August 2005. While the Company’s stock was never traded above $0.14 per share during such period (except one single trade of 2,300 shares at $1.03 per share on January 28, 2005), the non-affiliated directors reached the conclusion that setting the per share repurchase price at $0.13 would be fair to stockholders both affected and unaffected by this transaction, i.e. to the Cashed-Out Stockholders and to those holders not receiving the Cash Consideration. While the aggregate Cash Consideration to be paid was estimated to be between $80,000 and $250,000, the non-affiliated directors also concluded that setting the price higher than $0.13 per share would be unfair to the remaining stockholders.

Because the results of a Going Private Transaction are more predictable and automatic as compared to other alternatives of ways to complete the process of going private, our Board of Directors believed that the Going Private Transaction would be the most expeditious and economical way of reducing the number of holders of record to fewer than 300 thereby positioning us to effect the termination of our Periodic Reporting Obligations. Based on the Company’s stock records at June 30, 2005, August 2, 2005 and March 31, 2006, the Company estimates that it will have approximately 200 holders of record immediately following the Going Private Transaction. Although exchange ratios of less than 5000 to 1 were discussed, the Board considered 5000 to 1 most appropriate to achieve the result of reducing the number of holders to less than 300. The 11 largest Opta stockholders hold approximately 77% of Opta’s outstanding shares. If all the holders on the OBO list continue to be Opta stockholders after the Going Private Transaction, we estimate that Opta will have approximately 200 stockholders after the Going Private Transaction. Using a 4,000 to 1 ratio would have resulted in approximately 11 more stockholders and using a 3,000 to 1 ratio would result in approximately 27 more stockholders after the Going Private Transaction. Because we do not know exactly how many holders are on the OBO list and cannot control potential trading after the Going Private Transaction, we decided to use the 5000 to 1 ratio because it would give the Company sufficient flexibility should the number of stockholders increase after the Going Private Transaction to a number between 200 and 300.

Because the ownership percentage of TCL Corp-affiliated stockholders would slightly increase as a result of the Going Private Transaction, Opta requested that Cronkite & Kissell expand the scope of their valuation opinion to address the fairness, from a financial point of view, of the share price to be received in the Going Private Transaction to all the stockholders of the Company, in particular those not affiliated with TCL Corp.

On May 27, 2005 and June 20, 2005, the Company engaged Cronkite & Kissell to deliver its fairness opinion as of June 30, 2005, based on the $0.13 per share repurchase price. (The Company had previously engaged Cronkite & Kissell on May 27, 2005 to prepare the June 14, 2005 valuation report described above.)  On July 8, 2005, the Company filed its initial preliminary Schedule 14C and initial Schedule 13E-3, including Cronkite & Kissell’s opinion dated June 30, 2005 attached hereto as Annex D, with the SEC. In such fairness opinion, Cronkite & Kissell stated that the fair market value of the common stock was $0.10 per share and that the $0.13 per share repurchase price was fair to the stockholders of the Company from a financial point of view.

Following these initial filings to effect the Going Private Transaction, the Company entered into the series of transactions involving our subsidiaries GoVideo and Correlant, as described above in “Past Transactions and Developments During the Current Fiscal Year”. As these transactions neared completion, management and the Board decided to postpone the Company’s process of going private until the transactions were finalized, as such transactions conceivably could impact the substance of the Going Private Transaction.

Following the consummation of such transactions, management requested Cronkite & Kissell to update its valuation and fairness opinions to reflect such transactions. On August 2, 2005, after taking into consideration events occurring in July 2005, including the restructuring of the Company’s debt, the assignment to TCLMM by GoVideo of its rights in certain intellectual property, the dissolution of Correlant and the resulting significant changes in the Company’s balance sheet, Cronkite & Kissell delivered its updated valuation opinion. In such updated opinion, Cronkite & Kissell stated that the fair market value of the common stock of the Company was $0.116 per share and that the $0.13 per share repurchase price proposed and approved by the Company’s Board was fair. On August 2, 2005, following receipt of the updated Cronkite & Kissell opinions, our entire Board of Directors, approved the Going Private Transaction.

At the Company’s request, Cronkite & Kissell again updated its valuation opinion as of September 20, 2005. Cronkite & Kissell considered the Company’s revised business plan and financial forecasts with respect to GoVideo and GoVideo’s recent financial performance. Cronkite & Kissell also stated in such updated valuation opinion dated September 20, 2005 and attached hereto as Annex F that its fairness opinion addresses the fairness, from a financial point of view, of the share price to be received in the Going Private Transaction by unaffiliated stockholders, namely stockholders who are not affiliated with TCL entities. The September 20, 2005 opinion stated that the fair market value of the common stock is $0.10 per share. After Cronkite & Kissell provided an updated valuation of the Company on September 20, 2005, the Board discussed the updated valuation in numerous telephone conferences. The Board took into consideration management’s estimation that GoVideo would continue to incur operating losses of several million of dollars in the next few months, which would offset the gain the Company made in selling GoVideo’s trade name and patents in July 2005. Based on this information, the Board unanimously agreed to maintain the repurchase price of $0.13.

Opta originally intended to complete the Going Private Transaction prior to the deadline for filing its Form 10-K for the period ended June 30, 2005. The process was delayed due to the series of transactions effected by Opta as discussed above. Additionally, as previously reported, Opta dismissed its former accountant and engaged a new principal accountant on September 27, 2005 as part of a continuing effort to save costs. As a result, the filing of Opta’s 14C was delayed until Opta became current in all its required periodic filings.

After the filing of Amendment No. 2 to Schedule 14C on October 3, 2005, the Company engaged new auditors to conduct the audit of its financial statements for the fiscal year 2005 and entered into a series of transactions involving the restructuring of its business model, as described above in “Past Transactions and Developments During the Current Fiscal Year”. The value of the Company significantly deteriorated during this period primarily due to the shut down of GoVideo’s historical operations as a consumer electronics original equipment manufacturer. The board subsequently requested Cronkite & Kissell to conduct a new evaluation on the fair market value of the common stock based on GoVideo’s shutdown of historical operations, Opta’s new business model and the updated financial forecasts and financial condition of the Company. On February 27, 2006 Cronkite & Kissell delivered an updated valuation opinion. Based on Cronkite & Kissell’s evaluation, the fair market value of the common stock of the Company as of February 25, 2006 is reasonably stated in the amount of one million one hundred thousand dollars ($1,100,000) or $.02 per share based upon 50,037,538 shares of common stock and 4,300 shares of Series A preferred stock issued and outstanding as of the valuation date. On April 8, 2006, at the Company’s request, Cronkite & Kissell again updated its valuation opinion, and based on the Company’s updated financial information, Cronkite & Kissell adjusted its valuation of the fair market value of the Company’s common stock on a discounted basis for minority interest to $0.026 per share as of March 25, 2006.

The board members reviewed Cronkite & Kissell’s updated valuation opinions of February 27 and April 8, 2006, and had several telephone conversations among the board members regarding a potential revision to the repurchase price in the Going Private Transaction. Dongsheng Li and Vincent Yan, each of whom is a director affiliated with TCL Corp., agreed to revise the repurchase price to $0.03 per share. James Liu and Zuoquan Lin reviewed the Company’s new business model, the audited financial statements for fiscal year ended June 30, 2005, and the quarterly unaudited financial statements for the periods ended September 30, and December 31, 2005. Both Messrs. Liu and Lin agreed to the new purchase price of $0.03 for two reasons: (1) they believe that the Company has a good chance to fulfill Opta’s new business model and generate future income that matches Cronkite & Kissell’s assessment about the value of the Company common stock and (2) although a repurchase price of $0.03 per share was a premium over Cronkite & Kissell’s valuation of $0.026 per share (after giving effect to a discount for minority interest), the aggregate amount of the premium that would be paid by the Company for the repurchase of its common stock would be $17,000, and they believe that the Company would have sufficient cash available for its normal operation after the repurchase. The board passed a resolution through unanimous written consent to approve $0.03 per share as the new purchase price on April 8, 2006. On April 10, 2006, Cronkite & Kissell delivered an updated fairness opinion (attached hereto as Annex H), in which it stated that the $0.03 per share repurchase price proposed and approved by the Board was fair, from a financial point of view, to the stockholders of the Company.

On June 8, 2006, at the Company’s request and in response to comments from the SEC Staff, Cronkite & Kissell revised its valuation opinion to additionally provide that, as of March 25, 2006, the fair market value of the common stock of the Company on an enterprise basis is reasonably stated in the amount of $0.032 per share. The Board reviewed several factors again to determine whether a new purchase price needed to be established. These factors included the

Cronkite & Kissell’s updated evaluation based on income approach, the Company’s new business model on which Cronkite & Kissell’s analysis was based, the Company’s net book value, and the market traded price of the Company’s stock in the past five months. The Board again believed that many empirical factors such as net book value and liquidation method provide little guidance for the board to determine a fair price because the net book value and the liquidation value of the Company were each negative as of March 31, 2006. The Board believed that the assessed new value by Cronkite & Kissell was the closest in reflecting the value of the Company’s common shares. The Board passed a resolution through unanimous written consent to approve $0.06 per share as the new purchase price on June 10, 2006. The new price represents an approximately 90% premium to Cronkite & Kissell’s new assessed value. In addition, the Board noticed that the Company’s common shares were traded at a weighted average of $0.05 per share during the twelve months ended March 31, 2006. Although the trades were sporadic and amount of shares were very few, the Board believed that a 20% premium to the market traded price would be fair to nonaffiliated stockholders. On June 20, 2006, Cronkite & Kissell delivered an updated fairness opinion (attached hereto as Annex I), in which it stated that the $0.06 per share repurchase price proposed and approved by the Board was fair, from a financial point of view, to the stockholders of the Company.

Determination of Fairness of the Going Private Transaction by TCL Industries, LIH and the Subsidiary

Each of TCL Industries, LIH and the Subsidiary has informed us that it believes that the Going Private Transaction is fair to, and in the best interests of, Opta’s stockholders, including both unaffiliated stockholders who will receive cash in the Going Private Transaction and those unaffiliated stockholders who will continue to hold shares of Opta after the Going Private Transaction. TCL Industries, LIH and the Subsidiary has each informed us that it reached this conclusion by individually considering and relying upon the factors considered by and the analysis and conclusions of the Board of Directors of Opta as well as the analysis and conclusions of Opta’s financial advisor, Cronkite & Kissell; and each of TCL Industries, LIH and the Subsidiary adopts such analyses as its own. Each of TCL Industries, LIH and the Subsidiary has informed us that it has also considered the purposes, alternatives and reasons for the structure of the Going Private Transactions identified by Opta’s board of directors and adopts Opta’s analyses regarding such purposes, alternatives and reasons as its own.

Reasons for the Going Private Transaction

Cost Savings

We incur direct and indirect costs associated with our status as a public company. Among the most significant are the costs associated with compliance with the Periodic Reporting Obligations imposed by the Commission. Direct costs associated with compliance with the Periodic Reporting Obligations include, but are not limited to auditing fees, legal fees, consultant fees, financial printer fees and miscellaneous clerical and other administrative expenses, such as word processing, conversion to EDGAR, telephone and fax charges associated with the preparation and filing of periodic reports, proxy materials and other reports and statements with the Commission.

Based on our experience in prior years, our direct costs of complying with the Periodic Reporting Obligations are estimated to be approximately $880,000 annually, based on estimated annual audit and accounting fees of $200,000, estimated annual legal fees of $150,000, estimated financial printer fees of $10,000, estimated transfer agent fees of $7,000, estimated costs associated with filing reports with the Commission (including internal administrative staff) of

$50,000, estimated costs for directors’ and officers’ insurance of $330,000, estimated future costs associated with Sarbanes-Oxley compliance of $80,000 and estimated miscellaneous costs of $50,000. Indirect costs associated with compliance with the Periodic Reporting Obligations include, among other things, the time our executive officers and accounting staff expend to prepare and review our periodic reports. Because we have only a few executive personnel, these indirect costs are substantial. Due to additional regulations and compliance procedures required of public companies under Sarbanes-Oxley, including our independent auditors’ report on our management’s assessment of our internal controls for financial reporting purposes under Section 404 of Sarbanes-Oxley, we expect that both the direct and indirect costs identified above will increase in the future. Moreover, we believe that such costs will increase as the Company addresses the concerns in the Company’s external auditors’ report to the Board in February 2006 of several  “significant deficiencies” that collectively constituted a “material weakness” in our internal control over financial reporting. These material weaknesses in internal control over financial reporting did not impact the Board’s or Cronkite & Kissell’s ability to evaluate the fairness of the Going Private Transaction.

Our Board of Directors considered the cost to us of continuing to file periodic reports with the Commission and complying with the proxy and annual report requirements under the Exchange Act compared to the benefits to us and our stockholders of continuing to operate as a public company. Under the circumstances, our Board of Directors determined that the benefits that we and our stockholders would typically expect to derive from our status as a public company are not being realized and are not likely to be realized in the foreseeable future. In particular, as discussed above, in the period since the Company’s stock was delisted from the OTC Bulletin Board, trading has been sporadic and minimal, and there is no established public trading market for our stock. For example, during the one year period from April 1, 2005 to March 31, 2006, there were only 57 transactions with 836,801 shares in total traded. That is, 196 of 251 trading days during such period had only quotes but no trades. During the two months from April 1, 2006 to May 31, 2006, there were only seven trades and 49,999 shares transacted with a weighted average price of $0.056.

As a result, our Board of Directors concluded that the elimination of the costs of complying with our Periodic Reporting Obligations outweighed the benefits of continuing to incur such costs. We are, therefore, undertaking the Going Private Transaction at this time to save us the substantial costs, which we expect to increase over time, and resources required to comply with the Periodic Reporting Obligations and other obligations associated with operating as a public reporting company. However, the actual savings to be realized from terminating our Periodic Reporting Obligations may be higher or lower than our estimates.

Competitive Disadvantage

As a public company, we are required to make certain disclosures in connection with our Periodic Reporting Obligations. Those public disclosures can potentially place us at a competitive disadvantage by providing our non-public competitors with strategic information about our business, operations and results while not having access to similar information about those competitors. In light of our limited size and resources, competitive disadvantages related to our public reporting obligations and our lack of intent to raise capital through a public offering or effect acquisitions using our stock, our Board of Directors does not believe the costs associated with maintaining our Periodic Reporting Obligations and maintaining our stockholder accounts are justified. Our Board of Directors believes that it is in the best interests of us and our stockholders as a whole to eliminate the administrative burden and costs associated with maintaining our Periodic Reporting Obligations and maintaining stockholder accounts.

Procedural Factors Favoring the Going Private Transaction

Our Board of Directors analyzed the Going Private Transaction and its anticipated effects on our stockholders and have deemed the Going Private Transaction and related termination of our Periodic Reporting Obligations to be substantively and procedurally fair to, and in the best interests of, our affiliated and unaffiliated stockholders, whether they are cashed out or remain as stockholders following the Going Private Transaction. In reaching this conclusion, our Board of Directors also considered, in no particular order and without preference, the factors described below.

The Going Private Transaction Provides our Stockholders with Liquidity

As a result of our stock being delisted as discussed above, the average daily trading volume for our Common Stock was minimal and deemed illiquid by most standards. The Going Private Transaction will provide stockholders who hold fewer than 5,000 shares at the Effective Time the opportunity to liquidate their investment in us at a premium or the current market price.

No Unusual Conditions to the Going Private Transaction

Our Board of Directors also considered the likelihood that the Going Private Transaction would be implemented. In this regard, it considered that there are no unusual requirements or conditions to the Going Private Transaction, and that we have the financial resources to implement the Going Private Transaction expeditiously.

Interest of TCL Corp in the Going Private Transaction

As a result of the Going Private Transaction, the ownership percentage of TCL Industries and LIH will increase from 32.0% and 19.2%, respectively, to approximately 33.6% and 20.1%, respectively. TCL Industries and LIH have consented in writing to approve the Going Private Transaction. Two of Opta’s directors, Li Dongsheng and Vincent Yan, are also directors of TCL Corp. Both Mr. Li and Mr. Yan hold positions with TCL Corp-affiliated companies, including TCLMM.

Because the ownership percentage of TCL Corp-affiliated stockholders will slightly increase as a result of the Going Private Transaction, Opta engaged Cronkite & Kissell, an independent financial advisor, to opine as to the fairness of the Going Private Transaction to all the stockholders of the Company, including those not affiliated with TCL Corp. Cronkite & Kissell’s fairness opinion specifically addresses the fairness of the Going Private Transaction to unaffiliated stockholders.

Messrs. Lin and Liu, the two other members of our Board of Directors who are not affiliated with TCL Corp, separately analyzed the advantages, disadvantages and consequences of the proposed Going Private Transaction. As described above, the non-affiliated directors conducted their own investigations before authorizing the Going Private Transaction. Their analyses and decisions were based upon a number of factors, including: (1) the Company’s current financial and business operating status, (2) the Company’s future plans and its profitability forecast, (3) the increasing costs to maintain the Company’s public status, and (4) the lack of liquidity for the Company’s stock as a result of minimal and sporadic trading of the shares on the Pink Sheets. After their investigation, they separately approved the Going Private Transaction.

Structure of Going Private Transaction — Stockholder and Board Approval

The Going Private Transaction was specifically structured in a way that requires stockholder approval and provides statutory appraisal rights to non-consenting stockholders. One of the reasons the Company specifically structured the Going Private Transaction to include a merger, rather than a reverse stock split, was to provide for appraisal rights to unaffiliated stockholders. Such appraisal rights are more fully described in the section entitled “Appraisal Rights” below. The Going Private Transaction was not structured in a way that would require approval of a majority of unaffiliated stockholders. However, the Board concluded that the procedural safeguards afforded by such appraisal rights, together with the independent valuation and fairness opinion delivered by Cronkite & Kissell, would make the Going Private Transaction procedurally fair to the unaffiliated stockholders, even though the consents of unaffiliated stockholders to the Going Private Transaction were not solicited. Furthermore, the unaffiliated stockholders are not being treated differently as a group from the affiliated stockholders. The difference in treatment arises from whether or not a stockholder holds more or less than 5,000 Pre-Merger Shares. The Going Private Transaction has been approved unanimously by all members of the Board of Directors, including all non-employee directors.

Substantive Factors Favoring the Going Private Transaction

Direct and Indirect Cost Savings

As discussed above, we incur direct and indirect costs associated with our status as a public company. Among the most significant are the costs associated with compliance with the Periodic Reporting Obligations imposed by the Commission. As discussed above, we estimate that we will save approximately $880,000 annually in direct general and administrative costs by being a private company. We also believe that because of Sarbanes-Oxley, such direct costs would increase in the future. Additionally, the indirect cost to our company in terms of senior management and accounting staff time spent on complying with the Periodic Reporting Obligations will also be saved.

The Going Private Transaction Offers Stockholders the Opportunity to Receive Cash at a Premium Price

Our Board of Directors considered several methods for valuing our stock to determine the $0.06 price per share to be paid to stockholders with resulting fractional interests as a result of the Going Private Transaction. The Cash Consideration represents a premium of approximately 20% over the average daily closing trading price of the Common Stock for the12-month period ending March 31, 2006, and a premium of approximately 88% over the controlling interest valuation price of $0.032 most recently provided by Cronkite & Kissell.

Our Common Stock is traded on the Pink Sheets under the symbol “OPTP. PK.”  Due to the sporadic and minimal trading, our shares were traded on occasions at unusually high prices. The high common stock prices per share and the related volume on that particular day for the twelve months ended March 31, 2006 were:

Quarter Ended	High Trade	Volume
3/31/2006	$0.08	200
12/31/2005	0.14	7,000
9/30/05	0.08	52,300
6/30/05	0.14	15,000

The average daily high prices for the 14-month period ending May 31, 2006 was $0.056 and for the five-month period between January 1, 2006 and May 31, 2006 was $ 0.054. The Cash Consideration represents a premium of approximately 7% and 11% for these two periods. For more information, please see the section “Market Prices of Our Common Stock and Dividend Policy.” Although the Opta’s stock is illiquid in the public traded market, there have been sporadic trades done in the past 14 months and stockholders could liquidate their shares over a period of time. Therefore, the Board believed that giving a premium over the market quoted price is fair to both affiliated and nonaffiliated stockholders.

Fairness Opinion General

The Board hired Cronkite & Kissell based on its qualifications and expertise in providing financial advice to companies and its reputation. Opta engaged Cronkite & Kissell to perform a SFAS 141 analysis at April 18, 2003 for a fee of $11,000 and a SFAS 142 study at June 30, 2004 for a fee of $8,218. In July 2005, Opta engaged Cronkite & Kissell to estimate the fair value of GoVideo’s patents and trade names for a fee of $8,500. No other material relationship exists or has existed within the past two years between Cronkite & Kissell and the Company prior to this transaction. Pursuant to a letter agreement dated May 27, 2005 and amended June 20, 2005, Cronkite & Kissell will be paid fees totaling $38,000 for the Cronkite & Kissell Fairness Opinions. Such fee is not contingent on the successful completion of the Going Private Transaction.

On May 27, 2005, Cronkite & Kissell was engaged by Opta to estimate the fair market value of the Company’s common stock. On June 14, 2005, Cronkite & Kissell delivered verbally and in a draft executive summary letter its estimate of fair market value at $.10 per share. On July 8, 2005, Cronkite & Kissell delivered its June 30, 2005 valuation opinion which was filed as an Exhibit to the initial preliminary Schedule 14C filed with the Commission on July 8, 2005 and attached hereto as Annex D. Subsequently, the Company entered into a series of transactions in July 2005 that are described in “Past Transactions and Developments During the Current Fiscal Year.” Cronkite & Kissell was then requested by the Company to update its estimate of the fair market value of the Company’s common stock taking into consideration these events; specifically the restructuring of the Company’s debt, the assignment to TCLMM by GoVideo of its rights in certain intellectual property and the dissolution of Correlant. These events caused significant changes in the Company’s financial statements. Cronkite & Kissell considered the events that occurred in July 2005 and the resulting changes in the Company’s financial statements in updating its estimated value and provided an updated valuation and fairness opinion letter dated August 2, 2005 which is attached at Annex E. In August 2005, the Company again requested that Cronkite & Kissell update its estimate of the fair market value of the Company’s common stock to take into account GoVideo’s revised business plan, financial forecasts and recent financial performance as a result of the Company’s having taken significant steps to restructure the operations of GoVideo. Cronkite & Kissell’s updated valuation and fairness opinion letter dated September 20, 2005 is attached as Annex F. Subsequently, the Company entered into a series of transactions involving the restructuring of its business model, as described above in “Past Transactions and Developments During the Current Fiscal Year”. The value of the Company significantly deteriorated during this period primarily due to the shut down of GoVideo’s historical operations as a consumer electronics original equipment manufacturer as necessitated by continuing losses of GoVideo, primarily due to ongoing declines in margins industry-wide in the consumer electronics industry as a result of increased competition due to lower market entry level for new products. In order to change GoVideo’s business model, the Company implemented a series of transactions including the restructuring of GoVideo’s debt and the liquidation of Correlant to increase cash. In February 2006, due to the GoVideo’s shutdown of historical operations and Opta’s new business model and the updated financial forecasts and financial condition, the Company again requested that Cronkite & Kissell update its estimate of the fair market value of the Company’s common stock. Cronkite & Kissell’s updated valuation and fairness opinion letter dated February 27, 2006 is attached as Annex G. In April 2006, the Company’s auditors completed their review of the Company’s  financial statements for the six month period ended December 31, 2005 and  the Company once more requested that Cronkite & Kissell update its estimation of the fair market value of the Company’s common stock. Cronkite & Kissell’s updated valuation opinion dated April 10, 2006 is attached as Annex H. At that time, Cronkite & Kissell had provided to the Board a draft fairness opinion which never finalized or delivered to the Board. In June 2006, the Company requested that Cronkite & Kissell amend its valuation letter dated April 10 to include an estimate of the fair market value of the Company’s common stock on an enterprise basis. Cronkite & Kissell’s updated valuation and fairness opinion letter dated June 20, 2006 is attached as Annex I. Cronkite and Kissell also amended its valuation letters dated September 20, 2005 and February 27, 2006 to include the value of the Company’s common stock with and without a discount for a minority interest. With respect to each of the updated opinions, the estimated fair market value of Opta’s common stock changed as the Company entered into the transactions described above, new financial information became available and as GoVideo continued to shut down historical operations and Opta implemented its new business model in response to continuing losses.

August 31, 2005 Valuation

Market Approach

One of the approaches used by Cronkite & Kissell to estimate the value of the Company’s common stock was a Market Approach. There are five steps involved in using the market approach, as follows:

•                  The determination of earnings levels considered to be representative of the future operating performance of the subject company.

•                  The selection of guideline companies to be used for comparison purposes. The guideline companies can be either publicly traded companies or companies (publicly-traded or private) that have recently been acquired. Cronkite & Kissell focused its analysis on publicly-traded guideline companies as no comparable transactions were identified within the past two years.

•                  The performance of a comparative risk analysis between the subject company and the guideline companies.

•                  The selection of appropriate market multiples for the subject company based on the comparative risk analysis and a thorough analysis of the guideline market multiples.

•                  The determination of value for the subject company’s total enterprise, and after subtracting interest-bearing debt, its equity.

Determination of Representative Earnings

Essential ingredients of the market approach are the appropriate levels of earnings to utilize. In determining representative levels, Cronkite & Kissell reviewed the historical trends, as well as the projections for future operations, of the Company in terms of revenues, earnings, and cash flow. Because Opta did not have any earnings for the twelve month period ended August 31, 2005, the date of the valuation opinion, Cronkite & Kissell relied upon revenues as a measure upon which to apply a multiple.

When employing the market approach, it is important to obtain a representative list of publicly owned or recently acquired companies that are similar to the subject company in those respects carrying the greatest weight with the investing public. In some cases, companies may be quite similar from an investment standpoint, even though they appear to be engaged in somewhat different lines of business. Primarily, they should offer operational and economic comparability in the areas of major importance to the investing public.

Cronkite & Kissell’s search for such companies included a review of certain databases which contain pertinent financial and operating information on actively traded public companies. In establishing the search parameters, four basic criteria had to be met initially:

•                  The company had to be primarily engaged in the consumer electronics industry.

•                  The company’s common stock (or ADR for international companies) had to be outstanding in the hands of the public.

•                  The trading market of the company had to be relatively active to obtain true investor sentiment.

•                  The company had to make its financial information public.

After reviewing companies fitting the general criteria described above, Cronkite & Kissell selected six for comparison purposes:

•                  Audiovox Corp.

•                  Emerson Radio

•                  Harmon International

•                  Matsushita Electric

•                  Phillips Electric

•                  Pioneer Corp.

Comparative Analysis with Opta

Before drawing any conclusions from the market multiples evidenced for the guideline companies, it is necessary to complete a comparative analysis. Such an analysis compares the subject company with the guideline companies on the basis of risk and return characteristics in order to determine the subject company’s risk/return profile relative to that of the guideline companies as a group. The analysis generally focuses on quantitative considerations, which include financial performance and other quantifiable data, and qualitative considerations, which include any factors which are expected to impact future financial performance and investors’ interpretations of the financial results.

Based on Cronkite & Kissell’s review of these statistics and consideration of the qualitative factors impacting the business, Opta appears to represent a significantly greater investment risk, for a given return, relative to the guideline companies as a group.

Determination of Market Multiples

The enterprise value (“EV”) / Revenue multiples for the guideline companies were computed by dividing the aggregate value of equity (adjusted for the size differential between the guideline companies and Opta) and debt by their latest twelve months (“LTM”) revenue prior to the valuation date. Adjusted EV/Revenue multiples for the guideline companies ranged from .27 to 1.45 with a median of ..54.

Based on the risk factors described above and other factors considered, most significantly Opta’s very low profit margins, Cronkite & Kissell’s analysis indicates the following ratios are appropriate for Opta:

EV/Latest 12-Months Revenues	0.10
EV/Next Fiscal Year Revenues	0.30

Market Multiple Summary

Applying the appropriate multiples to their respective levels of earnings yields indications of value as follows ($000s):

	Latest 12 Months Revenues	NFY Revenues
Representative Level	$117,639	$45,500

Market Multiple	x 0.10	x 0.30

Enterprise Value (rounded)	11,764	13,650

Less: Debt	(5,659)	5,659)

Equity Value	$6,104	$7,991

The average of the two approaches yields an equity conclusion of $7,000,000 (rounded).

Income Approach

An income approach, specifically the discounted cash flow approach, is another method used by Cronkite & Kissell in estimating the fair market value of Opta. This approach entails four basic steps, as follows:

•                  The determination of the appropriate cash flows to discount, based upon projected income statements and balance sheets for the subject company.

•                  The selection of an appropriate discount rate for the subject company projections, based upon an analysis of alternative investments, including public company discount rates.

•                  The determination of a terminal value for the subject company, as of the end of the last period for which projections are available.

•                  The determination of the total enterprise value of the subject company

Determination of Free Cash Flow

The cash flow figures used in the discounted cash flow approach are operating cash flows, that is, before deducting interest or principal payments on debt. Often referred to as “net debt free cash flow,” these cash flows are equal to the earnings that would be available to common and preferred stockholders assuming no debt existed in the capital structure, plus the add back of depreciation and other non-cash expenses, and net of other projected expenditures, such as additions to working capital and property, plant and equipment. Thus, the present value of a stream of these cash flows provides an indication of value for the enterprise of the subject company. Any assumptions regarding the capital structure of the subject company must be incorporated into the discount rate applied to the projected cash flows. Debt is subtracted from the enterprise value to arrive at the value of its equity.

Five-year projections for the Company, prepared in August 2005 and reflecting the new business model for the GoVideo subsidiary and the negotiated terms between TCLMM and GoVideo regarding the licensing of the intellectual property were provided by Opta management and used in Cronkite & Kissell’s analysis.

The projections provided by Opta management, are presented below:

(in thousands)	12/31/06	12/31/07	12/31/08	12/31/09	12/31/10

Net Sales	$45,500	$123,760	$177,450	$190,050	$217,200
Gross Profit	1,229	3,342	4,791	5,131	5,864
Operating Income	729	2,712	4,111	4,381	5,064

Management’s financial projections are based upon a set of assumptions, many of which are subjective. The Company has not yet demonstrated its ability to implement the business plan underlying the projections. Some of the key assumptions include the following:

•                  Product is delivered directly from the vendor; GoVideo does not hold inventory;

•                  Gross margins are based on management’s target of 2% - 3% of sales; and

•                  Selling, general & administrative costs are controlled at $500,000 growing only as revenues do.

Determination of Discount Rate

A discount rate is an expected total yield (or rate of return) that investors require for a particular class of investment. In Cronkite & Kissell’s analysis, they developed a weighted average cost of capital (“WACC”) for the Company (which measures the after-tax costs of debt and equity weighted by the percentage of debt and equity in the Company’s capital structure)

Weighted Average Cost of Capital (“WACC”)

Arithmetically, the formula for calculating the after-tax WACC is:

where:

KD	=	After-tax cost of debt
KE	=	After-tax cost of equity
D	=	Estimated market value (or book value) of debt
E	=	Estimated market value of equity
V	=	Value of invested capital (debt “plus” equity)

The WACC for the Company was developed using the Capital Asset Pricing Model (“CAPM”). A discussion of the methodology follows.

Cost of Equity

The CAPM is most often applied (and most meaningful) when valuing companies that resemble public companies. In applying the CAPM, adjustments are made to the cost of equity estimate based on comparing the subject company to a group of publicly traded guideline companies.

The components and formula for the CAPM model are as follows:

E(Ri) = Rf + b(RPm) + RPs

where:

E(Ri)	=	Expected (market required) rate of return on security i.

Rf	=	The rate of return available on a risk-free security as of the valuation date.

b	=

Beta. Called systematic risk in CAPM terminology, beta is a function of the relationship between the return on an individual security and the return on the market (as measured by a broad market index). For the market index as a whole, the average beta (by definition) is 1.0. A beta coefficient of 1.00 implies that a company’s return is as volatile as the overall market. A beta coefficient that is higher (lower) than 1.00 implies that the company’s return is more (less) volatile than the overall market. By identifying guideline companies representative of an industry, inferences can be made regarding the risk level of the industry based on the observed betas. That is, in a CAPM analysis, beta is used as a measure of industry risk.

RPm	=	The general equity risk premium for the “market”.

RPs	=	Risk premium for size and other company specific risks.

Utilizing the CAPM formula, and the guideline companies, an after-tax cost of equity of 31 percent was calculated as presented below:

Average Unlevered Beta of Guideline Companies	1.37
Relevered Beta for Opta	1.78
Multiplied by Equity Risk Premium	7.17%
Equals Company Equity Risk Premium	12.74%
Add: Size Premium	6.41%
Add: Risk Free Rate on Long-Term Treasury Notes	4.36%
Add: Specific Risk Factor for Liquidity Concerns and Unproven Business Model	10.00%
After-Tax Cost of Equity for Opta	34.00%

Cost of Debt

Opta’s pre-tax cost of debt was estimated at 5.5 percent based upon the weighted average cost of the refinanced debt plus a 5% premium for default risk

WACC Calculation

A capital structure of 67.0 percent debt and 33.0 percent equity was utilized in the WACC calculation and was estimated based on the Company’s balance sheet after the restructuring. Applying the estimated after-tax cost of equity and after-tax cost of debt to the estimated capital structure resulted in an after-tax WACC for the Company of 25.0 (rounded).

Discounted Cash Flow Summary

The value indications that have been computed using the Income Approach reflect the value of the total enterprise. Based upon debt-free cash flow projections (including provision for a terminal value at the end of the five year forecast period), a WACC of 25.0 percent, and a perpetuity growth rate of 5.0 percent, Cronkite & Kissell’s analysis yielded an indication for the enterprise value of Opta of $10,436,000. Deducting interest-bearing debt of $4,659,000 yielded an enterprise value of equity of $5,800,000 (rounded). The 5.0% terminal growth rate was based upon the median four-year historic annual revenue growth rate for the guideline companies (5.2%). GoVideo’s revenue growth in fiscal 2005 was 2.1%.

Cost Approach/ Liquidation Analysis

Opta’s independent audit firm has expressed concern in the Company’s ability to continue as a going-concern. Cronkite & Kissell has therefore also considered a cost approach to value, specifically the adjusted net assets method. In this method, a valuation analysis is performed for a company’s identified fixed, financial, and other assets. The derived aggregate fair market value is then “netted” against the estimated fair market value of all existing and potential liabilities, resulting in an indication of the fair market value of the stockholders’ equity.

Cronkite & Kissell relied upon discussions with management and bank collateral requirements in estimating the percent of the book value of each asset class that could be realized upon disposition. Management estimates that only 70% of accounts receivable, 25% of prepaid expenses and 50% of net fixed assets would be recoverable in liquidation. The liquidation value of all other assets was estimated at 100 percent of their book value with the exception of trade names for which no value was ascribed given the assignment of the Company’s rights in its intellectual property to TCLMM. The remaining $1 million expected cash distribution from the Correlant dissolution was also included. All liabilities were estimated at 100 percent of their book value. This approach indicated that proceeds that could be realized from the disposition of the assets exceeded the value of the Company’s liabilities by $300,000 (rounded). The liquidation value represents the minimum value of the Company’s equity.

August 31, 2005 Valuation Summary

In Cronkite & Kissell’s valuation of Opta, Cronkite & Kissell utilized widely recognized valuation methodologies that yielded indications of value for the common equity of the Company, as a going concern, from $5,800,000 to $7,000,000. Neither of these value indications taken alone represents Cronkite & Kissell’s estimate of the fair market value of the Company’s common equity.

Giving greater weight to the income approach, Cronkite & Kissell has estimated the fair market value of the common equity of Opta at $6,000,000 on a enterprise level (approximately $0.12 per share) and at $5,000,000 on a minority level (approximately $.10 per share).

February 25, 2006 Valuation Update

Market Approach

Determination of Representative Earnings

As previously described herein, Opta’s business model, specifically as it relates to its GoVideo subsidiary, has undergone significant changes since the August 31, 2005 valuation. It’s expected future revenues and operating profits bear no relationship to its historic revenue and earning levels. Consequently it would be inappropriate to apply a market multiple to historic revenues and earnings. We have therefore utilized forecasted 2006 revenues and earnings before depreciation, interest and taxes (“EBITDA”) in this approach.

Comparative Analysis with Opta

Based on Cronkite & Kissell’s review of these statistics and consideration of the qualitative factors impacting the business, Opta appears to represent a significantly greater investment risk, for a given return, relative to the guideline companies as a group. However, we have assumed for purposes of this analysis, that the Company will be successful in its implementation of the new licensing business model and will achieve its forecasted 2006 earnings

Determination of Market Multiples

The enterprise value (“EV”) / Revenue multiples and EV/EBITDA multiples for the guideline companies were computed by dividing the aggregate value of equity (adjusted for the size differential between the guideline companies and Opta) and debt by their most recent LTM Revenue and EBITDA, respectively, prior to the valuation date. Adjusted EV/Revenue multiples for the guideline companies ranged from .30 to 1.8 with a median of .46. The Adjusted EV/EBITDA multiples for the guideline companies ranged from 3.3 to 9.79 with a median of 8.7.

Based on the risk factors described above and other factors considered, Cronkite & Kissell’s analysis indicates the following ratios are appropriate for Opta:

EV/Next Fiscal Year EBITDA	8.0
EV/Next Fiscal Year Revenues	3.5

Market Multiple Summary

Applying the appropriate multiples to their respective levels of earnings yields indications of value as follows ($000s):

	NFY EBITDA	NFY Revenues

Representative Level	$188,750	$450,000

Market Multiple	x 8.0	x 3.5

Enterprise Value (rounded)	1,510,000	1,575,000

Less: Debt at 12/31/05*	(5,230,352)	(5,230,352)

Equity Value	$—	$—

* Debt at 12/31/05 as indicated on the Company’s internally generated financial report.

The Enterprise Value is less than the Company’s debt in this analysis, consequently this approach was not considered in our final valuation.

Income Approach

Determination of Free Cash Flow

Five-year projections for the Company, reflecting Opta’s new licensing business model were provided by Opta management and used in Cronkite & Kissell’s analysis.

The projections provided by Opta management, are presented below:

	For the Calendar Year Ended
(in thousands)	12/31/06	12/31/07	12/31/08	12/31/09	12/31/10
Net Revenues	$450	$563	$731	$951	$1,188
Operating Income	189	279	418	602	795

The foregoing projections were impacted by the following transactions, each as described in further detail above in “Past Transactions and Developments during the Current Fiscal Year”:

•                  Restructuring of GoVideo’s business. TCL Industries, TCLMM and the transactions entered into with TCLMM, had no impact on the decision to change GoVideo’s business model. The motivation behind GoVideo’s restructuring was to address the continued losses experienced by GoVideo. As a result of restructuring GoVideo’s business, projected revenue decreased dramatically because GoVideo would no longer buy and sell consumer electronics. All revenue originally included in the projections associated with selling GoVideo-branded products was removed.

•                  Transactions entered into between Opta and TCLMM. All revenue included in management’s current projections is a result of the licensing agreement entered into by Opta and TCLMM, as previously disclosed. As the licensing business is new, and Opta has no previous history or experience with this type of business model, management’s projections are based on current discussions with international consumer electronics manufacturers that may sublicense the GoVideo brand name from Opta.

The free cash flow projected by management was not impacted by the dissolution of Correlant as Correlant did not have any operations and was not generating any revenue prior to, and at the time of, dissolution.

Determination of Discount Rate

Utilizing the CAPM formula, and the guideline companies, an after-tax cost of equity of 20 percent was calculated as presented below:

Average Unlevered Beta of Guideline Companies	.93
Relevered Beta for Opta	1.21
Multiplied by Equity Risk Premium	7.17%
Equals Company Equity Risk Premium	8.66%
Add: Size Premium	6.41%
Add: Risk Free Rate on Long-Term Treasury Notes	4.65%

After-Tax Cost of Equity for Opta	20.00%

Cost of Debt

Opta’s pre-tax cost of debt was estimated at 7.5 percent based upon the weighted average cost of the refinanced debt plus a 2% premium for default risk.

WACC Calculation

A capital structure of 67.0 percent debt and 33.0 percent equity was utilized in the WACC calculation and was estimated based on the Company’s balance sheet after the restructuring. Applying the estimated after-tax cost of equity and after-tax cost of debt to the estimated capital structure resulted in an after-tax WACC for the Company of 15.0 (rounded).

Discounted Cash Flow Summary

The value indications that have been computed using the Income Approach reflect the value of the total enterprise. Based upon debt-free cash flow projections (including provision for a terminal value at the end of the five year forecast period), a WACC of 15.0 percent, and a perpetuity growth rate of 10.0 percent, Cronkite & Kissell’s analysis yielded an indication for the enterprise value of Opta of $6,563,873. Deducting interest-bearing debt of $5,230,352 yielded an enterprise value of equity of $1,300,000 (rounded) and a minority interest value of $1,100,000 (rounded). The 10.0% terminal growth rate was based slightly above the median four-year historic annual revenue growth rate for the guideline companies (7.2%).

Cost Approach/ Liquidation Analysis

This approach indicated that values that could be realized from the disposition of the assets are less than the value of the Company’s liabilities by almost $3 million.

February 2006 Valuation Summary

In Cronkite & Kissell’s valuation of Opta, Cronkite & Kissell utilized widely recognized valuation methodologies that yielded indications of value for the common equity of the Company,

as a going concern, ranging from $0 to $1,300,000. Cronkite & Kissell’s liquidation analysis indicted that the Company’s liabilities exceed the value that could be realized upon liquidation of its assets.

Giving sole weight to the income approach, Cronkite & Kissell has estimated the fair market value of the common equity of Opta on an enterprise basis at $1,300,000 (approximately $0.026 per share) and on a minority interest basis at $1,100,000 (approximately $.022 per share).

March 25, 2006 Valuation Update

The auditors reviewed financial statements for the period ended December 31, 2005 which were available for this analysis. They reflected adjustments to certain balance sheet items including inventory and debt which caused the changes noted below from the February 25, 2006 valuation.

Market Approach

Determination of Market Multiples

Adjusted EV/Revenue multiples for the guideline companies ranged from .25 to 1.7 with a median of .5. The Adjusted EV/EBITDA multiples for the guideline companies ranged from 3.8 to 10.6 with a median of 8.2. The selected multiples were unchanged from February 25, 2006.

Market Multiple Summary

Applying the appropriate multiples to their respective levels of earnings yields indications of value as follows ($000s):

	NFY EBITDA	NFY Revenues

Representative Level	$188,750	$450,000

Market Multiple	x 8.0	x 3.5

Enterprise Value (rounded)	1,510,000	1,575,000

Less: Debt at 12/31/05 *	(4,979,000)	(4,979,000)

Equity Value	$—	$—

* Debt at 12/31/05 is taken from the auditor’s reviewed financial statements.

The Enterprise Value is less than the Company’s debt in this analysis, consequently this approach was not considered in our final valuation.

Income Approach

Determination of Discount Rate

Utilizing the CAPM formula, and the guideline companies, an after-tax cost of equity of 20 percent was calculated as presented below:

Average Unlevered Beta of Guideline Companies	.92
Relevered Beta for Opta	1.19
Multiplied by Equity Risk Premium	7.17%
Equals Company Equity Risk Premium	8.55%
Add: Size Premium	6.41%
Add: Risk Free Rate on Long-Term Treasury Notes	4.90%

After-Tax Cost of Equity for Opta	20.00%

Cost of Debt

Opta’s pre-tax cost of debt was estimated at 8.65 percent based upon the weighted average cost of the refinanced debt plus a 2% premium for default risk.

WACC Calculation

A capital structure of 67.0 percent debt and 33.0 percent equity was utilized in the WACC calculation and was estimated based on the Company’s balance sheet after the restructuring. Applying the estimated after-tax cost of equity and after-tax cost of debt to the estimated capital structure resulted in an after-tax WACC for the Company of 15.0 (rounded).

Discounted Cash Flow Summary

The value indications that have been computed using the Income Approach reflect the value of the total enterprise. Based upon debt-free cash flow projections (including provision for a terminal value at the end of the five year forecast period), a WACC of 15.0 percent, and a perpetuity growth rate of 10.0 percent, Cronkite & Kissell’s analysis yielded an indication for the enterprise value of Opta of $6,563,873. Deducting interest-bearing debt of $4,979,000 yielded an enterprise value of equity of $1,600,000 (rounded) and a minority interest value of $1,300,000 (rounded). The 10.0% terminal growth rate was based slightly above the median four-year historic annual revenue growth rate for the guideline companies (7.2%).

Cost Approach/ Liquidation Analysis

This approach indicated that values that could be realized from the disposition of the assets are less than the value of the Company’s liabilities by more than $5.0 million. Inventory adjustments in the auditors reviewed balance sheet at 12/31/05 caused the change from the February 25, 2006 valuation.

March 25, 2006 Valuation Summary

In Cronkite & Kissell’s valuation of Opta, Cronkite & Kissell utilized widely recognized valuation methodologies that yielded indications of value for the common equity of the Company, as a going concern, ranging from $0 to $1,600,000. Cronkite & Kissell’s liquidation analysis indicted that the Company’s liabilities exceed the value that could be realized upon liquidation of its assets.

Giving sole weight to the income approach, Cronkite & Kissell has estimated the fair market value of the common equity of Opta on an enterprise basis at $1,600,000 (approximately $0.032 per share) and on a minority interest basis at $1,300,000 (approximately $0.026 per share).

Throughout the past year, as described above, Cronkite & Kissell has provided several estimations of the fair market value of the common equity of Opta. This estimation has ranged from approximately $0.10 per share (applying a discount for lack of control) as of June 14, 2005 to $0.032 per share (on an enterprise basis) as of March 25, 2006. During this same period, Opta engaged in several transactions, as described above in “Past Transactions and Developments During the Current Fiscal Year” and has changed its business model. Cronkite & Kissell’s highest estimation was approximately $0.12 (on an enterprise basis) as of August 31, 2005, shortly after the occurrence of the transactions described in “Dissolution of Correlant”, “Correlant’s and Opta’s Intercompany Debt” and “GoVideo’s Debt Restructuring”. Accordingly, such transactions did not result in Cronkite & Kissell revising its enterprise value of Opta to $0.032 per share as of March 25, 2006.

The transactions described above in “Past Transactions and Developments During the Current Fiscal Year” impacted the Company’s level of net debt (debt less the expected Correlant distribution) from $24.8 million at June 30, 2005 to net cash of $1 million at July 31, 2005 to net debt of $4.6 million at August 31, 2005. Consequently, Cronkite & Kissell’s conclusions on the equity value of the Company changed, not the value of the Company itself. What caused the changes to the Company’s value were the ongoing negative operating cash flows and the shift in business model from a reseller of components to a licensor.

Information Provided by Management

Management provided information used by Cronkite & Kissell to fairly value Opta’s stock. The information provided involved forward-looking statements and was based upon a variety of assumptions, including Opta’s ability to achieve strategic goals, objectives and targets over the applicable periods. These assumptions involve judgments with respect to future economic, competitive and regulatory conditions, financial market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Many important factors, in addition to those discussed elsewhere in this information statement and in Opta’s filings with the Commission, could cause our results to differ materially from those expressed or implied by the forward-looking statements. These factors include our competitive environment, economic and other market conditions in which we operate and matters affecting business generally, all of which are difficult to predict and many of which are beyond our control. Accordingly, there can be no assurance that the projections are indicative of our future performance or that actual results will not differ materially from the information provided. In light of the uncertainties inherent in projections of any kind, the inclusion of these projections in this information statement should not be regarded as a representation by us, the Board of Directors, or any of our or their respective advisors, agents or representatives that these projections will prove to be correct.

Opinion of Cronkite & Kissell

Opta searched for a financial advisor that had the experience and qualifications necessary to provide an opinion regarding the fairness, from a financial point of view, of the consideration to be received by the non-controlling stockholders of Opta. Opta contacted two different financial advisors they had previously worked with and requested bids regarding the fee that would be charged for their services. Opta received proposals to provide the requisite services from each of the financial advisors and evaluated the proposals and the merits of each. On the basis of the qualifications, experience and fees, Opta’s Board of Directors engaged Cronkite & Kissell.

On June 20, 2006, Cronkite & Kissell delivered to the Board its written opinion, to the effect that, based upon and subject to the assumptions and qualifications stated in its opinion, the $0.06 per share to be received by the non-controlling, unaffiliated stockholders of the Company was fair, from a financial point of view, to such stockholders.

The full text of Cronkite & Kissell’s written opinion, dated June 20, 2006, is attached as Annex I to this information statement and is incorporated by reference. You are urged to read the entire opinion carefully to learn about the assumptions made, procedures performed, matters considered and limits on the scope of the analysis undertaken by Cronkite & Kissell in rendering the Opinion. Cronkite & Kissell’s Opinion relates only to the fairness, from a financial point of view, of the share price to be received in the Going Private Transaction. The opinion does not address any other aspect of the proposed Going Private Transaction or any related transaction and does not constitute a recommendation to any stockholder. The Opinion has been made available to interested stockholders at Opta’s principal executive offices.

Cronkite & Kissell was not requested to and did not make any recommendation to the Board of Directors as to the form or amount of consideration to be received by the Cashed-Out Stockholders. No limitations were imposed by the Board of Directors with respect to the investigations made or procedures followed by Cronkite & Kissell in rendering its opinion.

Cronkite & Kissell’s opinion does not constitute a recommendation to any Opta stockholders as to whether such stockholders should consent to the Going Private Transaction or exercise their appraisal rights with respect to their shares. The summary of the opinion set forth in this information statement is qualified in its entirety by reference to the full text of such opinion which is attached as Annex I.

While Cronkite & Kissell rendered the Opinion and provided certain financial analyses, the Opinion was only one of the factors taken into consideration by the Board in determining the price to be paid to the Cashed-Out Stockholders. And although Cronkite & Kissell was engaged to perform a valuation analysis, the Board of Directors determined the amount of Cash Consideration to be paid and the decision to recommend the proposed Going Private Transaction was solely that of the Board of Directors.

In preparing its Opinion, Cronkite & Kissell performed a variety of analyses, which are summarized below. In arriving at its Opinion, Cronkite & Kissell considered the results of all such analysis as a whole and did not attribute any particular weight to any specific analysis or factor. As such, consideration of only a portion of the analyses could create an incomplete view of the process underlying Cronkite & Kissell’s Opinion.

In performing its analyses, Cronkite & Kissell made many assumptions many of which are beyond the control of Opta. The analyses performed by Cronkite & Kissell are not necessarily indicative of actual values or actual future results, which may be significantly different than suggested by such analyses. Such analyses were prepared solely as part of Cronkite & Kissell’s analysis of the fairness of the Cash Consideration and were delivered to the Board of Directors as part of the Opinion. Cronkite & Kissell utilized various pieces of information provided by the management of Opta. The information provided was based on numerous variables and assumptions that are inherently unpredictable and may not occur as projected. Accordingly, actual results could vary significantly from those set forth in management’s projections.

In rendering its Opinion, among other analyses, Cronkite & Kissell performed the following procedures:

•                  Reviewed its analyses and valuations of Opta as of June 14, 2005, August 2, 2005, September 20, 2005, February 25, 2006, April 8, 2006 and June 8, 2006;

•                  Reviewed its prior financial analyses of Opta Systems, LLC dba “GoVideo” as of April 18, 2003, June 30, 2004 and July 19, 2005;

•                  Discussed with certain members of senior management of the Company and GoVideo the operations, financial condition, future prospects, and projected operations and performance of the Company;

•                  Reviewed the Company’s Form 10-K for the fiscal year ended June 30, 2005, and reviewed the Company’s unaudited (reviewed) consolidated financial statements for the three month periods ended September 30, 2005, December 31, 2005 and March 31, 2006;

•                  Reviewed Opta’s five-year financial forecasts prepared by Opta management in February 2006;

•               Reviewed Opta’s Current Reports on Form 8-K filed with the Commission on July 19, 2005, July 21, 2005, July 29, 2005, September 26, 2005, September 29, 2005, October 19, 2005, February 1, 2006, February 22, 2006, April 24, 2006 and June 7, 2006;

•                  Reviewed the Unanimous Written Consent of the Board of Directors of Opta Corporation executed on April 8, 2006 and June 10, 2006.

•                  Reviewed the initial Schedule 14C and Schedule 13E-3 as filed on July 8, 2005; Amendments No. 1 to Schedule 14C and Schedule 13E-3 as filed on August 3, 2005; Amendments No. 2 to Schedule 14C and Schedule 13E-3 as filed on October 3, 2005; Amendments No. 3 to Schedule 14C and Schedule 13E-3 as filed on May 4, 2006; and undated drafts of Amendments No. 4 to Schedule 14C and Schedule 13E-3 that the Company is filing with the Securities and Exchange Commission as part of the Transaction;

•                  Reviewed publicly available financial data for certain companies deemed comparable to Opta; and

•                  Conducted such other studies, analyses and inquiries deemed appropriate.

Cronkite & Kissell held discussions with members of the senior management regarding the foregoing. In addition, they considered other matters and performed such research, inquiries and analysis that it deemed relevant in rendering the Opinion.

In rendering the Opinion, Cronkite & Kissell assumed and relied upon, with the consent of the Board and without independent verification, the accuracy and completeness of all the information provided to it by Opta, including, without limitation, certain forward-looking information. Cronkite & Kissell expressed no opinion or any form of assurance with respect to the forward-looking information or any of the underlying data utilized in its analyses.

Cronkite & Kissell’s opinion does not in any way address the Going Private Transaction or its merits as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. Cronkite & Kissell assumed without verification the accuracy and adequacy of the legal advice given by counsel to the

Company and by counsel to the Board of Directors on all legal matters. Additionally, Cronkite & Kissell did not express any opinion as to the price at which the Company Common Stock would trade at any future time. Cronkite & Kissell Opinion was based upon economic, market, financial and other conditions existing on, and other information disclosed to Cronkite & Kissell as of the date of the Opinion. Although subsequent developments may affect its opinion, Cronkite & Kissell does not have any obligation to update, revise or reaffirm its Opinion.

The Cronkite & Kissell Opinions are not a recommendation to any Opta stockholder to tender their shares as part of this Going Private Transaction or as to how any stockholder should proceed with respect to this Transaction or any other matter and should not be relied upon by Opta stockholders as such.

Cronkite & Kissell is a specialized financial advisory and valuation firm focused on meeting the needs of businesses and their stockholders. Cronkite & Kissell value business interests to assist businesses, stockholders and their advisors with important strategic decisions and planning initiatives. Cronkite & Kissell’s practice focuses on providing financial valuation services to any size corporation that requires a highly experienced staff of professionals. Services are concentrated on early state to middle-market companies with the goal of bringing clarity to issues of valuation. Cronkite & Kissell is regularly involved as independent analyst or advisor in merger and acquisition transactions, structuring financings, and reorganizations, and performs approximately 150 valuation assignments each year.

The Board hired Cronkite & Kissell based on its qualifications and expertise in providing financial advice to companies and its reputation. Pursuant to a letter agreement May 27, 2005 and amended June 20, 2005, Cronkite & Kissell has been paid fees totaling $38,000 for the Opinion.

Limited Liquidity for Our Stock. The Board of Directors and Opta management took into account the limited public float and low trading volume of our Common Stock, the small number of market makers and the lack of institutional research coverage relating to the Company. These factors make it difficult for our stockholders to dispose of large numbers of shares without adversely affecting our stock price. In the Board of Director’s view, these factors made the Cash Consideration contemplated by the Going Private Transaction preferable to the alternative of subjecting holders of small percentages of stock to the risk of declining stock performance or the risk of being unable to sell its shares. The Board of Directors examined the relationship between the $0.06 price per share to be paid in the Going Private Transaction and the recent market price of the Company’s Common Stock.

Fairness Opinion. The Board of Directors reviewed and adopted the Opinion of the financial advisor, Cronkite & Kissell that, as of June 20, 2006, the Cash Consideration to be received by certain stockholders was fair to the stockholders, including the unaffiliated stockholders, from a financial point of view.

Net Book Value. The Board also considered reports of management comparing net book value data compared against the valuation reports of Cronkite & Kissell. See “SELECTED HISTORICAL FINANCIAL INFORMATION” for net book value. As the net book value of the Company was negative ($0.02) as of September 30, 2005, ($0.07) as of December 31, 2005 and ($0.11) as of March 31, 2006 due to continued loss incurred by GoVideo’s business operation, the Board unanimously agreed the net book value approach is irrelevant in determining the purchase price. The Board does believe that given the negative net book value, no higher than 20% of the premium should be considered in determining the purchase price for the Company’s stock in the going private transaction.

Going Concern Value. The Board also considered the going concern value of the Company. Since the Company’s fixed assets and other non-current assets account for less than 1% of the Company’s total assets, the going concern value of the Company is approximately the same as its net book value.

Liquidation Value. The Board also considered liquidation value as another factor in determining the fair value. The Board used the orderly liquidation value approach, taking into account the effects of the liquidation of Correlant, as well as the restructuring efforts in GoVideo, and concluded that the liquidation value approach may not be used. As of September 30, 2005, December 31, 2005 and March 31, 2006, the Company’s consolidated assets were less than the consolidated liabilities and the liquidation value approximated the negative net book value. As a result, the liquation value does not make sense.

Past Repurchases of Opta Stock. As described above in “Transactions in Opta Stock,” Opta paid $0.30 per share for such repurchases because in each case, the repurchases were made in connection with the takeover of Correlant from former Correlant shareholders, employees or management and in each case, each selling stockholder released Opta, its subsidiaries and affiliates from claims relating the Company or such stockholder’s ownership of the shares.

Other Offers. In reviewing alternatives to the Going Private Transaction, the Board directed management to make efforts to identify opportunities for potential candidates to buy the Company. Sean Wang, former COO and CFO of the Company, contacted several potential candidates between March and September 2005. One candidate was a leading manufacturer in audio and video products in Nanjing, China. Mr. Wang visited this company in March 2005 to assess if it would be a qualified candidate. An executive officer and director of such company also visited Opta in California in May 2005 and expressed serious interest in entering into a business cooperation with Opta including a potential purchase of the Company. Mr. Wang, Vincent Yan and James Liu, two directors of the Company, all visited such company in July 2005 to further explore the buyout possibilities. The management of both companies discussed all the possibilities of business cooperation between the two companies. After several months of exploration and discussions, the potential buyer company failed to make a final offer.

In addition, even after Opta took steps toward going private, management continued to make efforts to solicit potential buyers or strategic partners. In August and September 2005, James Liu referred another company to Opta as a potential candidate to buy Opta. Such candidate is a public company in China and manufactures portable DVDs. Vincent Yan and James Liu discussed the possible buyout plan and major terms including a proposed price with the officers of such company. After numerous discussions, the candidate company did not make an offer to Opta.

The Company did not receive firm offers by any unaffiliated person during the past two years for: (A) the merger or consolidation of the Company with or into another company, or vice versa; (B) the sale or other transfer of all or any substantial part of the assets of the Company; or (C) a purchase of the Company’s securities that would enable the holder to exercise control of the Company. Accordingly, the Board did not consider firm offers because there were none.

Costs Associated with Being a Public Company. The Board of Directors compared the costs involved with being a public company, including the costs of filing periodic reports and complying with the proxy rules under the Exchange Act, and the costs of compliance with the enhanced governance and disclosure requirements under Sarbanes-Oxley to the benefits of being a public company. Based on management estimates that the annual costs of compliance, upon our becoming subject to all requirements of Sarbanes-Oxley could approximate $880,000 per year, it concluded that the benefits that we and our stockholders should derive from being a public company were not being realized and did not justify continuing to incur the substantial costs associated with being public. Furthermore, even though the remaining stockholders will have fewer remedies against Opta, its directors and officers and will no longer benefit from certifications by Opta’s officers as to the accuracy of our financial statements as a result of Opta’s being a private company, we believe that stockholders will benefit more from Opta’s private company status as Opta will likely be able to better focus and streamline its resources on reshaping or restructuring GoVideo and investing in new opportunities.

Fairness to Unaffiliated Stockholders. Those stockholders holding greater than 5,000 Pre-Merger Shares will not receive the Cash Consideration in the Going Private Transaction. Instead, following the Going Private Transaction, those stockholders will hold the same number of shares as prior to the Going Private Transaction. Such stockholders will therefore hold a slightly greater percentage of the outstanding common stock, as a result of the reduction in the number of stockholders.

In addition, any objecting stockholder is entitled to appraisal rights which if properly perfected, would entitle such stockholder to require the Company to repurchase such holder’s shares, even if such stockholder was not eligible for the Cash Consideration. In approving the Going Private Transaction, the Board reviewed and considered the structure of the transaction allowing for appraisal rights to non-consenting stockholders. Such appraisal rights are more fully described in the section entitled “Appraisal Rights” below. In addition, even though Cashed-Out Stockholders will no longer own Opta stock and thus will not benefit in the potential increase in the value of our stock, this factor does not make the transaction unfair to unaffiliated stockholders because unaffiliated stockholders will receive a fair price for the shares of their stock and in fact are receiving a premium price.

In determining the $0.06 per share Cash Consideration price, the Board compared the valuation reports presented by Cronkite & Kissell, against the trading volume and prices of the Company’s stock from April 1, 2005 through March 31, 2006. During such period, trading in the Company’s common stock was sporadic and of the 253 trading days during such period, only 57 days had trades and the majority of the days (196 days) had only quotes. During the two months from April 1, 2006 to May 31, 2006, there were only seven trades and 49,999 shares transacted with a weighted average price of $0.056. The non-affiliated directors reached the conclusion that the market quoted price is not indicative of the fair value of the Company’s stock, and setting the repurchase price at $0.06 would be fair to stockholders both affected and unaffected by this transaction, i.e. to the Cashed-Out Stockholders and to those holders not receiving the Cash Consideration. While the aggregate Cash Consideration to be paid was estimated to be between $41,000 and $168,026, the non-affiliated directors also concluded that setting the price higher than $0.06 would be unfair to the unaffected remaining stockholders.

In light of the fact that the Company engaged in various other transactions following which the Company’s valuation declined while determining the price to be paid to cash out stockholders in the Going Private Transaction on the basis of the current value of the Company, the Board determined the $0.06 per share Cash Consideration price to be fair to unaffiliated stockholders by relying mainly on the valuation reports presented by Cronkite & Kissell on June 14, 2005, August 2, 2005, September 20, 2005, February 25, and June 8, 2006. The Board believed that the fair market value estimated by Cronkite & Kissell most accurately reflected the true value of the Company’s common stock and the changes of the Company’s financial condition in the past year. More specifically, the Board considered the factors described below in determining $0.06 per share to be fair to unaffiliated stockholders.

First, the Board compared the current purchase price of $0.06 against the higher purchase price previously established by the Board ($0.13 per share) prior to the various transactions discussed above. In the first three preliminary Information Statements on Schedule 14C filed in each of July, August and October 2005, the Board established purchase price at $0.13 per share. In the nine month period following June 30, 2005, GoVideo, the Company’s main operating subsidiary, incurred an approximate $10 million operating loss, which depleted the Company’s capital resources that otherwise would have provided continued financial support for GoVideo’s existing business model. In order to change GoVideo’s business model, the Company implemented a series of transactions including the restructuring GoVideo’s debt and the liquidation of Correlant to increase Opta’s cash. Following these transactions, the Board believed that the previously set purchase price needed to be reconsidered because the business model had changed. The Board considered many approaches including the income approach, liquidating method, net book value, market price and other offers. The Board found that almost all these methods yielded a significant reduction in the fair market price of the Company’s common stock as a result of GoVideo’s $10 million operating loss in the nine month period after June 30, 2005. However, as discussed above in “Opinion of Cronkite & Kissell”, the net book value approach, the going concern value approach, and the liquidation value approach each became irrelevant to the Board in determining the purchase price. After reviewing and comparing the various methods of valuation, the Board decided to use the income approach used by Cronkite & Kissell. The Board believed that the analysis provided by Cronkite & Kissell using the income approach most accurately reflected the Company’s current financial condition. In its June 8, 2006 revised opinion, Cronkite & Kissell determined the fair market value of the Company’s share to be $0.032 per share on an enterprise basis. The Board set the new repurchase price at $0.06, which is a premium of approximately 88% over Cronkite & Kissell’s estimated fair value. The Board believed that the new price is fair to the nonaffiliated stockholders.

Second, the Board considered Cronkite & Kissell’s current valuation against its higher valuation calculated prior to the various transactions discussed above. Cronkite & Kissell conducted its evaluation using the income approach while also considering some other approaches. Cronkite & Kissell’s valuation decreased from $0.116 in August 2005 to $0.032 in June 2006. The decrease reflected GoVideo’s approximately $10 million operating loss in the nine-month period after June 30, 2005 and dramatic change in GoVideo’s and Opta’s business models. Cronkite & Kisell based its valuation on management’s projections for the Company, reflecting Opta’s new licensing business model. As the licensing business model is new, Opta has no previous history or experience with this type of business model. If the new business model fails, the Company would have no operations, unless and until a new business model is developed. Accordingly, the Board believes that, notwithstanding the higher valuation calculated prior to the various transaction described above, the $0.06 new purchase price is fair to nonaffiliated stockholders.

Third, the Board considered the Company’s current book value against the Company’s higher book value per share prior to the various transactions discussed above in “Past Transactions and Developments During the Current Fiscal Year”. The Company’s net book value was $0.03 per share as of June 30, 2005 when the company was in preparation for filing the first preliminary Information Statement on Schedule 14C in July 2005. During the next nine months, the Company incurred about $10 million operating loss. As a result, the Company’s net book value became negative. The Company’s net book value was ($0.02) as of September 30, 2005, ($0.07) as of

December 31, 2005 and ($0.11) as of March 31, 2006. As a result, the Board unanimously agreed that the net book value approach was irrelevant in determining the purchase price. Although there is a significant gap between the Company’s current purchase price and the net book value, the Board believed that the maximum payout to the cash out stockholders would be less than $169,000 which accounts for about 2.6% of the Company current assets as of March 31, 2006, and that the $0.06 purchase price is fair to both affiliated and nonaffiliated stockholders.

Finally, the Board compared the current offer purchase price to the market quoted price. The Company’s common stock prices per share and the related volume on that particular day for the twelve months ended March 31, 2006 were:

Quarter Ended	High Trade	Volume
3/31/2006	$0.08	200
12/31/2005	0.14	7,000
9/30/05	0.08	52,300
6/30/05	0.14	15,000

During the fourteen months ended May 31, 2006, a total of only 852,899 shares were traded with a weighted average price of $0.049 per share. As the new purchase price of $0.06 per share represents an approximately 20% premium over the weighted average price of $0.049, the Board believed the new purchase price is fair to the unaffiliated stockholders. Trading in the Company’s common stock has been minimal with limited or sporadic quotations and therefore there has not been an established public trading market for the Company’s common stock since the Company’s stock was removed from the NASDAQ on November 5, 2002. Specifically, the Company’s stock did not trade about 80% of the trading days during the twelve month period ended March 31, 2006. Because of the lack of liquidity, the Board believed the market prices were not indicative of the fair market value of the Company’s stock but did provide a reference in apprising the fairness of the purchase price.

Substantive Factors Disfavoring the Going Private Transaction

Inability to Participate in Any Future Increase in the Value of Our Stock

All Cashed-Out Stockholders will no longer own shares of Opta and will have no further equity interest in us with respect to their shares. Accordingly, they will no longer have the opportunity to participate in the potential increase in the value of our stock. Our Board of Directors determined that this factor does not make the transaction unfair to unaffiliated stockholders because unaffiliated stockholders will receive a fair price for the shares of their stock and in fact are receiving a premium price as described above.

We Will No Longer be Subject to the Provisions of the Securities Exchange Act

Following the Going Private Transaction, we will no longer be subject to the Periodic Reporting Obligations, the Sarbanes-Oxley Act or the liability provisions of the Securities Exchange Act of 1934. In addition, our Chief Executive Officer and Chief Financial Officer will no longer be required to certify as to the accuracy of our financial statements. Accordingly, stockholders who will continue to hold shares of Opta stock after the Going Private Transaction (i.e. stockholders with greater than 5,000 Pre-Merger Shares), will have fewer remedies against Opta, its directors and officers. Our Board of Directors determined that this factor does not make the transaction unfair to unaffiliated stockholders because unaffiliated stockholders are not being treated differently than affiliated stockholders (the difference in treatment is between holders of more than holders of less than 5,000 Pre-Merger Shares) and furthermore, we anticipate that the remaining stockholders will benefit more from Opta’s private company status than its public company status. By terminating its Periodic Reporting Obligations, Opta expects that it will be able to streamline its resources and its management will be able to focus on reshaping GoVideo and investing in new opportunities.

Board of Directors’ Determination and Recommendation

Opta’s Board of Directors consists of four directors, two are affiliated with TCL Corp and two are not affiliated with TCL Corp. First, the two board members not affiliated with TCL Corp reviewed and approved the Going Private Transaction separately. On April 8, 2006 and June 10, 2006, after numerous discussions, the Board of Directors, by unanimous written consent, unanimously concluded that the above factors supported their decision to go forward with the Going Private Transaction. The Board considered Cronkite & Kissell’s evaluation in determining the final offer price, and noticed the changes of the evaluated price as a result of ongoing business operations, which caused the changes in the Company’s financial condition. The Board believes that the financial advisor’s estimate of value is based upon a synthesis of each of the approaches used and their relative strengths and weaknesses and that it is appropriate to draw conclusions from all of the approaches when taken together, not just one approach in isolation. The Board noted that the Company’s net book value started to turn negative in September 2005 due to increased operating loss of GoVideo. This caused the Board to rely more heavily on Cronkite & Kissell’s analysis in determining a fair price.

Moreover, the Board believes that the Going Private Transaction is fair to unaffiliated security holders whether they remain as stockholders or are Cashed-Out Stockholders. In drawing such a conclusion, the Board considered all the factors including current market value, historical market value, net book value, going concern value, liquidation value and purchase prices paid in previous purchases. The discussions of these factors are reflected in other parts of this filing. However, in making the decision to the final offered price, the Board strongly considered these three factors (1) our financial advisor’s valuation, (2) the Company’s net book value, and (3) the market price. The financial advisor’s valuation provided a base for the Board in determining the final offered price. While the Board recognized that the financial advisor’s assessment changed as a result of Opta’s changed financial information, the Board compared Cronkite & Kissell’s analysis to the net book value in the six month period between July 2005 and December 2005 and the independent financial advisor’s estimated value. The Board also reviewed the net book value between July 2005 and December 2005 which turned from a positive of $0.03 per share as of June 30, 2005 to negative $0.02 and negative $0.07 as of September 30, and December 31, 2005 respectively, and found that the negative book value warranted a reduction of the purchase price from $0.13 to $0.03. Although the $0.03 per share repurchase price approved by the Board is a premium of $0.004 per share over Cronkite & Kissell’s valuation of the Company’s common stock discounted for lack of control, the maximum possible extra payment would be no more than $17,000. In consideration of all these factors, in April 2006 the Board unanimously agreed to set $0.03 per share as the final purchase price. The Board also used the average daily high price of the Company’s stock as additional reference to the final offered price. Since about 80% of the trading days during the twelve month period ended March 31, 2006 had only quotes and no trades for the Company’s stock, the Board believed that the market price was not indicative of the fair market value of the Company’s common stock, but could only be used as a reference.

The high common stock prices per share and the related volume on that particular day for the twelve months ended March 31, 2006 were:

Quarter Ended	High Trade	Volume
3/31/2006	$0.08	200
12/31/2005	0.14	7,000
9/30/05	0.08	52,300
6/30/05	0.14	15,000

During the fourteen months ended May 31, 2006, a total of only 852,880 shares were traded with a weighted average price of $0.049 per share.

The Board reviewed the average daily high, low and closing price of the Company’s stock in the fourteen months ending May 31, 2006. They were $0.056, $0.04 and $0.045 respectively. The Board believed that these prices may not be indicative of the fair market value of the Company’s stock due to lack of liquidity, but still provide a reference to the Company’s share price. The Board came to this conclusion because trading in the Company’s common stock has been minimal with limited or sporadic quotations and therefore there has not been an established public trading market for the Company’s common stock since the Company’s stock was removed from the NASDAQ on November 5, 2002. Specifically, the Company’s stock did not trade about 80% of the trading days during the twelve month period ended March 31, 2006. The $0.06 per share represents a 7.1% and 33% premium to the average daily high and closing prices, which the Board believed would be fair to the nonaffiliated stockholders.

While the Board felt it difficult to mathematically quantify the exact weight of each factor, it did consider them. The Board believed that the financial advisor’s analysis more realistically reflect the Company’s current value. For example, the current market price may fluctuate sharply because of lack in liquidity. Lastly, even though the Going Private Transaction was not structured so that approval of at least a majority of unaffiliated security holders is required, the independent directors carefully and separately analyzed the proposed Going Private transaction and all its alternatives and ultimately, such independent directors approved the transaction.

As the net book value and market prices of the Company’s stock provided little guidance in the decision making process for the Board, Cronkite & Kissell’s updated evaluation was unanimously viewed by the Board as reflective of the fair price of the Company’s common equity. The Board decided to establish a new purchase price based on Cronkite & Kissell’s evaluation. Because the financial conditions of the Company had changed in the past nine months due to a significant operating loss incurred by GoVideo, the Board believed that it would be unfair to all stockholders if the Board set a high price that would not be justified by the Company’s financial situation. The Board believed certain premium was needed over Cronkite & Kissell’s updated evaluation, and believed that the daily quoted average market price of the Company’s stock, though not necessarily indicative of the true value of the Company’s common equity, should be employed as a reference. Therefore the Board established a new price of $0.06 per share.

On June 10, 2006 the Board of Directors determined that the Going Private Transaction will provide a fair price to Cashed-Out Stockholders and that ultimately, the costs savings of being a private company outweigh the benefits of public company status. The Board of Directors recommends approval and adoption of the Going Private Transaction and the Cash Consideration to Cashed-Out Stockholders.

General Examples of Potential Effects of the Going Private Transaction

In general, the results of the Going Private Transaction can be illustrated by the following examples:

Hypothetical Scenario Number 1. Stockholder A is a registered stockholder who holds 100 Pre-Merger Shares (prior to the Merger). Upon the Effective Date of the Merger, Stockholder A’s 100 Pre-Merger shares will be converted into the right to receive $6.00 (100 x $0.06).

Hypothetical Scenario Number 2. Stockholder B has 116,258 Pre-Merger Shares. Upon the Effective Date of the Merger, Stockholder B’s shares will result in 23.2516 shares of Common Stock of the Surviving Corporation for a moment. Because Stockholder B has more than one resulting share of Common Stock, Stockholder B will not be eligible for the Cash Consideration. Instead, the 23.2516 shares of Common Stock will be subject to the 5,000-for-1 forward split to be consummated immediately after the Merger, and upon the Effective Date of the Restated Certificate effecting the forward split, the Stockholder will once again own 116,258 shares of Opta Common Stock.

Effects of the Going Private Transaction on Our Company

The Going Private Transaction is expected to reduce the number of record holders. As of the Record Date, 50,037,538 shares of our Common Stock and approximately 4,300 shares of Class A Preferred Stock were outstanding. As a result of the Going Private Transaction, the number of shares of our Common Stock outstanding of record will be reduced from 50,037,538 to approximately 47,237,107 and our outstanding shares of Preferred Stock will be eliminated, assuming approximately 2,800,421 Pre-Merger Shares are cashed out.

Based on the aggregate number of record holders, and the estimated number of holders of record owning more than 5,000 shares of our stock as of the Record Date, we estimate that the Cash Consideration to Cashed-Out Stockholders will total up to approximately $168,026 in the aggregate.

Our Common Stock will continue to have the same $0.001 par value per share following the consummation of the Going Private Transaction. In addition, each resulting whole share of our Common Stock will be entitled to one vote per one whole share.

We have no current plans to issue Common Stock, but we reserve the right to do so at any time and from time to time at such prices and on such terms as our Board of Directors determines to be in our best interests and the best interests of our then existing stockholders.

Conduct of Our Business After the Going Private Transaction - Future Company Plans

Following the Going Private Transaction and the termination of our Periodic Reporting Obligations, we will no longer be a publicly-reporting company, but rather will be a private company. After the consummation of the transactions described in the section “Past Transactions and Developments During the Current Fiscal Year,” Opta will continue to implement and develop GoVideo’s new business model as a brand licensing provider. Additionally Opta currently plans to continue to identify other market opportunities that will create and accelerate the growth and success of Opta complementary with the Company’s business and long-term strategies while leveraging the Company’s significant experience in the consumer electronics market.

Reservation of Right to Abandon the Going Private Transaction

Our Board of Directors retains the right to abandon the Going Private Transaction if it determines prior to the Effective Date of the Merger that the Going Private Transaction is not then in our best interest or the best interest of our stockholders. Among the circumstances that might cause our Board of Directors to abandon the Going Private Transaction is the development of a significant risk of the Going Private Transaction failing to achieve the overall goal of reducing the number of record holders to 300, or where the expense of cashing out the stockholders becomes so high that the transaction become financially prohibitive. If the Going Private Transaction is not implemented, then we will be unable to terminate our Periodic Reporting Obligations until we have fewer than 300 holders of record and satisfy certain other requirements of the Commission.

Escheat Laws

The unclaimed property and escheat laws of various states provide that under circumstances defined in those states’ statutes, holders of unclaimed or abandoned property must surrender that property to the state. Persons whose shares are canceled and whose addresses are unknown to us, or who do not comply with the required procedures and request payment therefore, generally will have a fixed period of years from the Effective Date of the Merger in which to claim the Cash Consideration payable to them. For example, with respect to stockholders whose last known addresses are in California, the period is three years. Following the expiration of that three-year period, the Unclaimed Property Law of California would likely cause the Cash Consideration to escheat to the State of California. For stockholders who reside in other states or whose last known addresses are in states other than California, those other states may have abandoned property laws that call for the state to obtain either (i) custodial possession of property that has been unclaimed until the owner reclaims it; or (ii) escheat of such property to the state. Under the laws of those other jurisdictions, the “holding period,” the time period that must elapse before the property is deemed to be abandoned, may be shorter or longer than three years. If we do not have an address for the holder of record of the shares, then we would turn over unclaimed Cash Consideration to our state of incorporation, the state of Delaware, in accordance with its escheat laws.

Appraisal Rights

Under Delaware law, if holders of Opta stock do not wish to accept the Cash Consideration or the share certificates provided for in the Agreement of Merger with respect to the Going Private Transaction, such holders have the right to demand an appraisal of the fair value of such shares conducted by the Delaware Court of Chancery. OPTA STOCKHOLDERS WHO ELECT TO DEMAND APPRAISAL RIGHTS MUST COMPLY WITH THE PROVISIONS OF SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW IN ORDER TO PERFECT THEIR RIGHTS. OPTA WILL REQUIRE STRICT COMPLIANCE WITH THE STATUTORY PROCEDURES. The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by an Opta stockholder in order to dissent from the Going Private Transaction and perfect the stockholder’s appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the Delaware General Corporation Law, the full text of which appears in Annex M of this information statement. Section 262 requires that Opta notify stockholders either before the Effective Date of the Merger or within 10 days thereafter that appraisal rights will be available to stockholders. A copy of Section 262 must be included with such notice. This information statement constitutes Opta’s notice to its stockholders of the availability of appraisal rights in connection with the Going Private Transaction in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex M because failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights.

If you elect to demand appraisal of your shares, you must satisfy all of the following conditions:

•                  You must deliver to Opta a written demand for appraisal of your shares of Opta before August 22, 2006, which is 20 days after the definitive information statement is filed with the Commission and delivered to stockholders. Failure to consent to the approval of the Going Private Transaction by itself does not constitute a demand for appraisal within the meaning of Section 262. Any stockholders who consented in writing to the approval of the Going Private Transaction are deemed to have waived their appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal.

•                  You must continuously hold your shares of Opta through the Effective Date of the Merger. If you fail to comply with any of these conditions and the Going Private Transaction is completed, you will be entitled to receive the Cash Consideration or retain your shares of Opta as provided for in the Agreement of Merger, but will have no appraisal rights with respect to your shares of Opta stock. All demands for appraisal should be addressed to Opta Corporation, Attn: Investor Relations, 1350 Bayshore Highway, Suite 600, Burlingame, CA 94010 and should be executed by, or on behalf of, the record holder of the shares of Opta stock. The demand must reasonably inform Opta of the identity of the stockholder and the intention of the stockholder to demand appraisal of its shares.

•                  TO BE EFFECTIVE, A DEMAND FOR APPRAISAL BY A HOLDER OF OPTA STOCK MUST BE MADE BY OR IN THE NAME OF SUCH REGISTERED STOCKHOLDER, FULLY AND CORRECTLY, AS THE STOCKHOLDER’S NAME APPEARS ON ITS STOCK CERTIFICATE(S) AND CANNOT BE MADE BY THE BENEFICIAL OWNER IF SUCH BENEFICIAL OWNER DOES NOT ALSO HOLD THE SHARES OF RECORD. THE BENEFICIAL HOLDER MUST, IN SUCH CASES, HAVE THE REGISTERED OWNER SUBMIT THE REQUIRED DEMAND IN RESPECT OF SUCH SHARES. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in such capacity; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including one for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In such case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of such record owner. If you hold your shares of Opta stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or such other nominee to determine the appropriate procedures for the making of a demand for appraisal by such nominee.

•                  Within ten days after the Effective Date of the Merger, Opta must give written notice that the Merger has become effective to each stockholder of Opta who has properly filed a written demand for appraisal and who did not vote in favor of the approval of the Merger. Within 120 days after the Effective Date, either Opta or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. Opta does not presently intend to file such a petition in the event there are dissenting stockholders and has no obligation to do so. Accordingly, your failure to file such a petition within the period specified could nullify your previously written demand for appraisal. At any time within 60 days after the Effective Date, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the Cash Consideration specified by the Agreement of Merger for his or her shares of Opta stock. Any stockholder who has complied with the appraisal procedures is entitled to receive from Opta within 120 days of the Effective Date, a statement setting forth the aggregate number of shares not consenting to the Merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be mailed within 10 days after such stockholder’s written request is received by Opta or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later. If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to Opta, Opta will then be obligated within 20 days after receiving service of a copy of the petition to provide the Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares. After notice to dissenting stockholders, the Chancery Court is empowered to conduct a hearing upon the petition, to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. After determination of the stockholders entitled to appraisal of their shares of Opta stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the Going Private Transaction, together with a fair rate of interest. THE PER SHARE VALUE WILL BE A PRO RATA PORTION OF THE APPRAISAL DETERMINED BY THE CHANCERY COURT AND THE MARKETABLE MINORITY DISCOUNT APPLIED BY CRONKITE & KISSELL IN ITS ANALYSIS AND OPINION WILL NOT BE APPLIED IN THE COURT’S APPRAISAL. When the value is determined, the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding if the Chancery Court so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing such shares.

•                  In determining fair value, the Chancery Court is required to take into account all relevant factors. You should be aware that the fair value of the shares as determined under Section 262 could be more, the same, or less than the value that you are entitled to receive pursuant to the Agreement of Merger with respect to the Going Private Transaction. Costs of the appraisal proceeding may be imposed upon Opta and the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the Effective Date of the Merger, be entitled to vote shares subject to such demand for any purpose or to receive payments of dividends or any other distribution with respect to such shares, other than with respect to payment as of a record date before the Effective Date of the Merger; however, if no petition for appraisal is filed within 120 days after the Effective Date of the Merger, or if such stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the Merger within 60 days after the Effective Date of the Merger, then the right of such stockholder to appraisal will cease and such stockholder will be entitled to receive the Cash Consideration for shares of his or her Opta stock or the retention of shares of Common Stock of Opta pursuant to the Agreement of Merger. Any withdrawal of a demand for appraisal made more than 60 days after the Effective Date may only be made with the written approval of the surviving corporation and must, to be effective, be made within 120 days after the Effective Date. In view of the complexity of Section 262, Opta stockholders who may wish to pursue appraisal rights should consult their legal advisors.

The text of the applicable statute is attached hereto as Annex M.

Material Federal Income Tax Consequences

Summarized below are the material federal income tax consequences to us and our stockholders resulting from the Going Private Transaction. This summary is based on existing U.S. federal income tax law, which may change, even retroactively. This summary also assumes that the stockholders have held and, if applicable, will continue to hold their shares as capital assets under the Internal Revenue Code of 1986, as amended. This summary does not discuss all aspects of federal income taxation, including certain aspects that may be important to stockholders in light of their individual circumstances. Many stockholders, such as banks, financial institutions, insurance companies, broker-dealers, tax-exempt organizations, and securities traders that elect mark-to-market tax accounting treatment, may be subject to special tax rules. Other stockholders may also be subject to special tax rules, including but not limited to: stockholders who received our Common Stock as compensation for services or pursuant to the exercise of an employee stock option, or stockholders who have held, or will hold, stock as part of a straddle, hedging, or conversion transaction for federal income tax purposes. In addition, this summary does not discuss any state, local, foreign, or other tax considerations.

For purposes of this discussion, “U.S. person” means any of the following:

(1) a citizen or resident of the U.S.;

(2) a corporation or other entity taxable as a corporation created or organized under U.S. law (federal or state);

(3) an estate the income of which is subject to U.S. federal income taxation regardless of its sources;

(4) a trust if a U.S. court is able to exercise primary supervision over administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust, or if the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

(5) any other person whose worldwide income and gain is otherwise subject to U.S. federal income taxation on a net basis.

As used in this discussion, the term “U.S. Holder” means a beneficial owner of our capital stock that is a U.S. person, and the term “non-U.S. Holder” means a beneficial owner of our capital stock that is not a U.S. person.

We urge stockholders to consult with their own tax advisor as to the particular federal, state, local, foreign and other tax consequences, in light of their specific circumstances. If a partnership holds our stock, the tax treatment of a partner generally will depend upon the status of the partner and upon the activities of the partnership. If the stockholder is a partner of a partnership holding our stock, we suggest that such stockholder consult his or her tax advisor.

Federal Income Tax Consequences to Our Company

We believe that the Going Private Transaction will be treated as a tax-free “recapitalization” for federal income tax purposes. This will result in no material federal income tax consequences to our company.

Federal Income Tax Consequences to Stockholders Receiving No Cash Consideration from the Going Private Transaction

If a stockholder (1) continues to hold our Common Stock immediately after the Going Private Transaction, and (2) receives no Cash Consideration as a result of the Going Private Transaction, such stockholder will not recognize any gain or loss in the Going Private Transaction. The aggregate adjusted tax basis in shares of our Common Stock held immediately after the Going Private Transaction will be equal to the aggregate adjusted tax basis in the shares of Common Stock held immediately prior to the Going Private Transaction, and the stockholder will have the same holding period in the Common Stock as it had in such stock immediately prior to the Going Private Transaction.

Federal Income Tax Consequences to Stockholders Receiving Cash Consideration from the Going Private Transaction

If a stockholder receives Cash Consideration as a result of the Going Private Transaction and is not related to any person or entity that holds our Common Stock immediately after the Going Private Transaction, the stockholder will recognize capital gain or loss. The amount of capital gain or loss the stockholder recognizes will equal the difference between the cash received for the cashed-out stock and the aggregate adjusted tax basis in such stock.

If a stockholder is related to a person or entity who continues to hold our Common Stock immediately after the Going Private Transaction, such stockholder will recognize gain or loss in the same manner as set forth in the previous paragraph, provided that such receipt of cash either is “not essentially equivalent to a dividend,” or is a “substantially disproportionate redemption of stock,” as described below.

•                  “Not Essentially Equivalent to a Dividend.” A stockholder will satisfy the “not essentially equivalent to a dividend” test if the reduction in its proportionate interest in our company resulting from the Going Private Transaction is considered a “meaningful reduction” given the particular facts and circumstances. The Internal Revenue Service (“IRS”) has ruled that a small reduction by a minority stockholder whose relative stock interest is minimal and exercises no control over the affairs of the corporation will meet this test.

•                  “Substantially Disproportionate Redemption of Stock.” The receipt of cash in the Going Private Transaction will be a “substantially disproportionate redemption of stock” for a stockholder if the stockholder owns less than 50% of the outstanding shares of our Common Stock after the Going Private Transaction, and the percentage of the outstanding shares of our Common Stock owned by the stockholder immediately after the Going Private Transaction is less than 80% of the percentage of shares of our Common Stock it owned immediately before the Going Private Transaction.

In applying these tests, the stockholder will be treated as owning shares actually or constructively owned by certain individuals and entities related to the stockholder. If the receipt of Cash Consideration does not give rise to capital gain or loss under any of the tests, it will be treated first as ordinary dividend income to the extent of the stockholder’s ratable share of our undistributed earnings and profits, then as a tax-free return of capital to the extent of its aggregate adjusted tax basis in the shares, and any remaining amount will be treated as capital gain.

Dividend Income, Capital Gain and Capital Loss

The U.S. federal income tax rate currently applicable to dividends received from domestic corporations by an individual taxpayer is a maximum of 15%, subject to the requirements the individual must have held the stock with respect to which a dividend is distributed for a minimum of 61 days during the 120-day period beginning 60 days before the stock becomes ex-dividend. A taxpayer’s holding period for these purposes is reduced by periods during which the taxpayer’s risk of loss with respect to the stock is considered diminished by reason of the existence of options, contracts to sell and similar transactions. The reduced rate of tax applies to the taxable years between 2003 and 2008. Individual stockholders should consult their own advisors as to their eligibility for the reduced rate of tax in relation to dividends.

Federal legislation also reduced the maximum U.S. federal income tax rate applicable to net capital gain (defined generally as the total capital gains in excess of capital losses for the year) recognized upon the sale of capital assets that have been held for more than 12 months to 15%. The reduced rate of tax applies to the taxable years between 2003 and 2008. Net capital gain recognized from the sale of capital assets that have been held for 12 months or less will continue to be subject to tax at ordinary income tax rates. Capital gain recognized by a corporate taxpayer will also continue to be subject to tax at the ordinary income tax rates applicable to corporations. For both individual and corporate taxpayers, there are significant limitations on the deductibility of capital losses.

Information Reporting and Backup Withholding

In general, payments of dividends are subject to information reporting. Each paying agent will be required to provide the IRS with information, including the name, address, and taxpayer identification number of each U.S. Holder receiving payments, and the aggregate amount of dividends paid to such beneficial owner during the calendar year. These reporting requirements, however, do not apply to all beneficial owners. Specifically, corporations, securities broker-dealers, other financial institutions, tax-exempt organizations, qualified pension and profit sharing trusts and individual retirement accounts, and non-U.S. persons satisfying certain requirements are all excluded from reporting requirements.

U.S. Holders will be required to provide their social security or other taxpayer identification numbers, and in some instances, additional information, to the Company in connection with the Going Private Transaction to avoid backup withholding requirements that might otherwise apply.

Backup withholding will apply if a U.S. Holder fails to establish its exemption from the information reporting requirements, is subject to the reporting requirements and fails to supply its correct taxpayer identification number in the manner required by applicable law, or underreports its tax liability, or if the paying agent has been otherwise notified by the IRS to backup withhold. The backup withholding tax rate is currently 28%. This backup withholding tax is not an additional tax and may be credited against a U.S. Holder’s federal income tax liability if the required information is furnished to the IRS.

Special Rules for Non-U.S. Holders

If a stockholder is a non-U.S. Holder, its tax consequences will depend on whether its income or gain from the Going Private Transaction is effectively connected with the conduct of a U.S. trade or business, or, if there is an applicable treaty, is attributable to a permanent establishment maintained in the U.S. Performance of significant personal services constitutes the conduct of a U.S. trade or business.

Income or Gain Not Effectively Connected with the Conduct of a U.S. Trade or Business

Except as described below under the heading “Income or Gain Effectively Connected with the Conduct of a U.S. Trade or Business,” dividends (including deemed dividends) paid on our Common Stock held by a non-U.S. holder will be subject to U.S. federal withholding tax (but not the federal income tax) at a rate of 30% or lower treaty rate, if applicable. In order to claim a reduction of withholding under a tax treaty, a non-U.S. holder generally will be required to file IRS Form W-8BEN upon which the non-U.S. holder certifies, under penalty of perjury, its status as a non-U.S. person and its entitlement to the lower treaty rate with respect to such payments. Further, a non-U.S. holder will generally not be subject to U.S. federal income or withholding tax on gain realized on the taxable disposition of our Common Stock.

Income or Gain Effectively Connected with the Conduct of a U.S. Trade or Business

If dividends paid to a non-U.S. Holder are effectively connected with the conduct of a U.S. trade or business by the non-U.S. Holder or, if required by a tax treaty, the dividends are attributable to a permanent establishment maintained in the United States by the non-U.S. Holder, us and other payors generally are not required to withhold tax from the dividends, provided that the non-U.S. Holder furnishes a valid IRS Form W-8ECI certifying, under penalty of perjury, that the holder is a non-U.S. person, and the dividends are effectively connected with the holder’s conduct of a U.S. trade or business and are includible in the holder’s gross income. Effectively connected dividends will be subject to U.S. federal income tax on net income that applies to U.S. persons generally (and, with respect to corporate holders under certain circumstances, the branch profits tax).

In the case of any gain that is effectively connected with the conduct of a U.S. trade or business by a non-U.S. Holder (and, if required by a tax treaty, any gain that is attributable to a permanent establishment maintained in the United States), the non-U.S. Holder will generally be taxed on its net gain derived from the disposition at the regular rates and in the manner applicable to U.S. persons and, if the non-U.S. Holder is a foreign corporation, the branch profits tax may also apply.

Backup Withholding and Information Reporting

We must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to that holder and the tax withheld from such dividend payments. These reporting requirements apply regardless of whether withholding was reduced or eliminated by any applicable tax treaty.

Copies of the information returns reporting dividend payments and any withholding thereof may also be made available to the tax authorities in the country in which the non-U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement.

A non-U.S. holder will generally not be subject to additional information reporting or to backup withholding with respect to dividend payments on our Common Stock, or to information reporting or backup withholding with respect to payments of proceeds from the disposition of our Common Stock to or through a U.S. office of any broker, as long as the holder has furnished to the payor or broker: (i) a valid IRS Form W-8BEN certifying, under penalties of perjury, its status as a non-U.S. person; (ii) other documentation upon which it may rely to treat the payments as made to a non-U.S. person in accordance with Treasury regulations; or (iii) otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability, if any, or will otherwise be refundable, provided that the requisite procedures are followed and the proper information is filed with the IRS on a timely basis. Non-U.S. holders should consult their own tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption, if applicable.

As explained above, the amounts paid to a stockholder as a result of the Going Private Transaction may result in dividend income, capital gain income, or some combination of dividend and capital gain income to such stockholder depending on its individual circumstances. We urge each stockholder to consult its tax advisor as to the particular federal, state, local, foreign, and other tax consequences of the transaction, in light of the specific circumstances.

Tax Consequences to Affiliated Security Holders

LIH and TCL Industries will treat the Going Private Transaction as a tax-free “recapitalization”. They will not receive any cash consideration and will continue to hold our Common Stock after the Going Private Transaction. Neither will recognize any gain or loss in the Going Private Transaction.

OTHER INFORMATION

Background Information Concerning Our Directors and Executive Officers

Directors

The name, citizenship and experience of each of our directors for at least the past five years and certain other information concerning each director has been furnished by the director and is set forth below. The “class” of each director designates the term of service for each class. A Class I Director’s term expires at the 2008 annual stockholder meeting, a Class II Director’s term expires at the 2006 annual stockholder meeting and a Class III Director’s term expires at the 2007 annual stockholder meeting.

Mr. Dongsheng Li was originally elected as a Class III Director of the Company on June 29, 2001 and was reelected as a Class III Director of the Company on June 6, 2005. Mr. Li also has served as Chairman of the Board of Directors of Correlant since February 2003. Mr. Li has been Chairman of the Board of Directors and President of TCL Corp (formerly TCL Holdings Co., Ltd.), a People’s Republic of China company since 1996. Mr. Li is also the Chairman of the Board of Directors of TCL International Holdings, Ltd. and TCLMM. Mr. Li has 20 years of experience in the telecommunication equipment and consumer electronics industry. Mr. Li holds a Bachelor degree in Engineering from South China University of Technology. Mr. Li is a citizen of the People’s Republic of China.

Mr. Vincent Yong Yan was originally elected as a Class II Director of the Company on June 29, 2001 and was reelected as a Class II Director of the Company on June 6, 2005. Mr. Yan has been the President, CEO and Secretary of the Company since June 29, 2001. On June 5, 2006, Mr. Yan was also appointed as interim CFO pending completion of the search process for a permanent chief financial officer. Mr. Yan was the CFO of the Company from June 29, 2001 until November 2002. Mr. Yan also has served as a Vice President, director and member of the Executive Committee of the Board of Directors of Correlant since February 2003. Mr. Yan has been Executive Director and Chief Financial Officer of TCL International Holdings, Ltd., a publicly traded consumer electronics and information technology company since 1999 and serves as Managing Director of TCLMM. Mr. Yan was appointed CFO of TTE Corp., a joint venture between TCL Corp and Thomsom S.A. in 2004. Additionally, he was elected chairman of the board of TTE Corp in 2004 and Chairman of the Board of TCL Corp-Alcatel in December, 2004. Prior to joining TCL Corp, Mr. Yan served as PRC Country Manager of Tulip Computers (Asia) Ltd., a subsidiary of a European computer manufacturer. Mr. Yan has over ten years of experience in the computer and consumer goods industries. Mr. Yan holds an MBA from Stanford University and a Masters degree in Computer Science from Peking University. Mr. Yan is a U.S. citizen.

Professor Zuoquan Lin was originally appointed as a Class I Director on March 25, 2002 and was reelected as a Class I Director of the Company on June 6, 2005. Professor Lin also has served as a director of Correlant since February 2003. He is currently the Dean of the Department of Information Science, a position he has held since 1998, and is the Director of the Networking Research and Development Center at Peking University, China, having held the position since 1999. His main areas of research include computer software, artificial intelligence, network economy and management information system. Professor Lin also is currently an independent consultant in enterprise strategy and information technology. From 1995 to 1997, he was the Director of the Institute of Computer Sciences at Shantou University, China. Professor Lin holds a Ph.D. in computer science from Bei Hang University in Beijing, China. Professor Lin is a citizen of the People’s Republic of China.

Mr. James Jian Liu was originally appointed as a Class III Director of the Company on August 6, 2001 and was reelected as a Class III Director of the Company on June 6, 2005. Mr. Liu also has served as a director of Correlant since February 2003. Mr. Liu served as President of JBL International Inc., an apparel agent in New York, New York, from January 1996 to the present. He earned his BA degree from Nanjing University, China. Mr. Liu is a citizen of the People’s Republic of China.

Executive Officers

The name, citizenship and experience for at least the past five years and certain other information concerning each such executive officer has been furnished by the executive officer as set forth below.

See discussion related to Mr. Yan above.

The business address of our directors and executive officers is the principal business address of the Company. None of Opta’s directors or executive officers own any Opta stock. None of Opta’s directors or executive officers has been convicted of any criminal proceeding in the past five years and none has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

None of the members of the Board of Directors or executive officers of the Company are related to one another. We expect our current members of management to continue in their current positions for the next twelve months and they will not receive any unusual grants of stock, options, salary changes, or bonuses during that time.

None of our directors or executive officers will receive any additional compensation or enjoy any other benefits in connection with the Going Private Transaction not shared by the Company’s unaffiliated stockholders.

None of our executive officers have entered into any revised employment agreements as a result of the Going Private Transaction. Mr. Yan, our CEO and President is the only executive officer with an employment contract. The Going Private Transaction will not constitute a change of control for purposes of Mr. Yan’s employment contract.

Market Prices of Our Common Stock and Dividend Policy

Opta’s common stock began trading on the OTC Bulletin Board under the symbol “LPFC” on December 1, 1994. As previously reported, on November 5, 2002, the Company’s shares of common stock were removed from the OTC Bulletin Board for failure to comply with NASD Rule 6530, as a result of the Company’s inability to timely file its Form 10-K for fiscal 2002. Opta became current in all its required filings on May 20, 2005. From November 5, 2002 through October 12, 2004, the Company’s shares of common stock were quoted on the National Quotation Bureau’s “Pink Sheets,” under the symbol “LPFC.”  Effective October 13, 2004, in connection with the name change from “Lotus Pacific, Inc.” to “Opta Corporation,” the Company’s shares of common stock are quoted on the Pink Sheets under the symbol “OPTP.PK.”

Trading in the Company’s common stock has been minimal with limited or sporadic quotations and there is no established public trading market for the Company’s common stock. The high and low common stock prices per share were as follows:

	High	Low

Fiscal 2006:

1st Quarter	$0.86	$0.01
2nd Quarter	0.14	0.01
3rd Quarter	0.08	0.01

Fiscal 2005:

1st Quarter	$0.15	$0.08
2nd Quarter	0.10	0.03
3rd Quarter	1.03	0.001
4th Quarter	0.14	0.0001

Fiscal 2004:

1st Quarter	$0.09	$0.01
2nd Quarter	0.09	0.02
3rd Quarter	0.05	0.01
4th Quarter	0.10	0.01

Fiscal 2003:

1st Quarter	$0.13	$0.03
2nd Quarter	0.10	0.01
3rd Quarter	0.10	0.05
4th Quarter	0.10	0.05

These OTC Bulletin Board market quotations reflect inter-dealer prices, without retail mark-up, mark down or commission and may not necessarily represent actual transactions.

To date, the Company has not declared or paid any cash dividends on its common stock. The Company anticipates that it will retain all available funds for use in operation and expansion of its business, and no cash dividends are expected to be paid on the common stock in the foreseeable future.

Financial Statements, Supplementary Financial Information, Management’s Discussion and Analysis of Financial Condition and Results of Operations and Quantitative and Qualitative Disclosures About Market Risk

Set forth below is our selected historical consolidated financial information which was derived from the audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2005 (“Annual Report”), which is attached hereto as Annex J, and from our unaudited financial statements included in our Quarterly Reports on Form 10-Q for the quarters ended September 30, 2005, December 31, 2005 and March 31, 2006 (“Quarterly Reports”), and from other information and data contained in the Annual Report and the Quarterly Reports. Our Quarterly Report for the quarter ended March 31, 2006 is attached hereto as Annex K. More comprehensive financial information is included in the Annual Report and the Quarterly Reports. The financial information that follows is qualified in its entirety by reference to, and should be read in conjunction with, the Annual Report, the Quarterly Reports and all of the financial statements and related notes contained in the Annual Report and the Quarterly Report and in all other information filed with the Securities and Exchange Commission, copies of which may be obtained as set forth below under the caption “Other Matters - Where You Can Find More Information” on page 62.

OPTA CORPORATION

FINANCIAL HIGHLIGHTS (UNAUDITED)  (1)

	As of or for the three months ended			As of or for the Year Ended June 30,
(in thousands, except per share amounts)	March 31, 2006	December 31, 2005	September 30, 2005	2005	2004	2003 (2)	2002 (3)	2001

Financial Position
Total assets from continuing operations	$6,622	$13,815	$18,211	$27,429	$52,020	$28,384	$17,962	$51,214
Long-term obligations, less current portion	$—	$—	$—	$—	$—	$—	$—	$—
Total stockholders’ equity (deficit)	$(5,582)	$(3,396)	$(809)	$1,430	$20,349	$30,565	$36,560	$54,328

Results of Operations
Net revenues (returns)	$(100)	$1,759	$6,353	$129,119	$124,703	$9,277	$72	$111
Loss from continuing operations	$(2,186)	$(2,587)	$(1,901)	$(20,853)	$(4,519)	$(80)	$(33,245)	$(10,644)

Per Share Data
Net income (loss) per common share – basic and diluted:
Loss from continuing operations	$(0.04)	$(0.05)	$(0.04)	$(0.42)	$(0.08)	$(0.00)	$(0.52)	$(0.17)
Total gain (loss) from discontinued operations	$—	$—	$(0.01)	$0.04	$(0.06)	$(0.10)	$0.22	$(0.39)
Net income (loss)	$(0.04)	$(0.05)	$(0.05)	$(0.38)	$(0.14)	$(0.10)	$(0.30)	$(0.57)
Cash dividends per share	$—	$—	$—	$—	$—	$—	$—	$—
Book value per share, end of the period	$(0.11)	$(0.07)	$(0.02)	$0.03	$0.40	$0.50	$0.57	$0.85

(1) The dissolution of Correlant, based on Statement of Financial Accounting Standard (“SFAS”) 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS 144”), met the criteria of discontinued operations during the three months ended September 30, 2005. As such, the liquidation of Correlant and its related operating results have been excluded from continuing operations and classified as a discontinued operation for all periods presented above in accordance with the requirements of SFAS 144. See Annex L for Pro Forma financial statements that disclose Correlant as discontinued operations as of or for the years ended June 30, 2005 and 2004. Additionally, in accordance with Article 11 of Reg S-X, pro forma financial statements have been including in this filing at Annex L to reflect the pro forma effect of the disposition of Correlant as discontinued operations as of and for the years ended June 30, 2005 and 2004 since the disposition was consummated subsequent to those reporting periods and the Company believes disclosure of pro forma financial information would be material to investors.

(2) The results of operations for fiscal 2003 included GoVideo’s activity since the April 18, 2003 purchase date.

(3) Fiscal 2002 included: (a) $20,071,000 asset impairment and (b) $17,554,000 total gain from discontinued operations, net of related taxes, as a result of selling our former subsidiary, Arescom, on December 18, 2001.

Executive Summary of Financial Highlights

Opta’s Financial Highlights above are indicative of the fact that Opta has operated in a competitive market. And as the competition and globalization of the consumer electronics market has increased, Opta’s ability to compete has decreased. As a result, the value of the Company has significantly deteriorated during the past few years and continues to deteriorate as additional losses are incurred. Specifically, since the Going Private Transaction was contemplated, the financial position of the Company has decreased as a result of the Company’s net loss. The most significant impact to the Company’s financial position has been the shut down of GoVideo’s historical operations as a consumer electronics original equipment manufacturer. During this time, GoVideo focused on the shut down process, e.g. selling existing inventory, collecting outstanding accounts receivable and managing existing liabilities, rather than focusing on business strategies that had been previously utilized, e.g. introduction of new innovative products to the market and increasing the GoVideo brand recognition in both the U.S. markets and abroad. And although shutting down GoVideo’s historical operations was required to address the continued losses and liquidity issued with GoVideo, the shut down has had a negative impact on the short run value of the Company due to the fact that GoVideo’s revenues decreased significantly quicker than GoVideo’s expenses. GoVideo’s shut down took longer, was more costly and more complex and had a larger impact on the financial position of the Company than management and the Board of Directors originally anticipated.

PRO FORMA FINANCIAL INFORMATION

The Going Private Transaction, if consummated, will decrease cash by approximately $168,026, which is the estimated total Cash Consideration. As the $168,026 reduction to cash is the only effect of the transaction to the Company’s current financial position, pro forma financial statements are not presented.

Where You Can Find More Information

The Going Private Transaction is subject to Rule 13e-3 of the Exchange Act. We plan to file a Rule 13e-3 Transaction Statement on Schedule 13E-3 under the Exchange Act with respect to the Going Private Transaction. Copies of the Schedule 13E-3 will be available for inspection and copying at our principal executive offices during regular business hours by any interested stockholder, or a representative who has been so designated in writing, and may be inspected and copied, or obtained by mail, by written request directed to Thomas Gong at the following address: 1350 Bayshore Highway, Suite 600, Burlingame, CA 94010.

We are currently subject to the information requirements of the Exchange Act and file periodic reports, and other information with the Commission relating to our business, financial and other matters.

Copies of such reports, proxy statements, this information statement and other information, as well as the Schedule 13E-3 when filed, may be copied (at prescribed rates) at the public reference facilities maintained by the Commission at 100 F Street, N.E., Washington D.C. 20549. For further information concerning the Commission’s public reference rooms, you may call the Commission at 1-800-SEC-0330. Some of this information may also be accessed on the World Wide Web through the Commission’s Internet website at http://www.sec.gov. Amendments to the Schedule 13E-3 will be filed that will incorporate by reference any Exchange Act documents that are filed after the date of this Information Statement.

THE BOARD OF DIRECTORS

Dated: August 2, 2006

Opta Corporation

1350 Bayshore Highway, Suite 600

Burlingame, CA 94010

SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

OPTA CORPORATION

/s/ Vincent Yan
(Signature)

Vincent Yan, Chief Executive Officer
(Name and Title)

August 2, 2006
(Date)

Annex A

Restated Certificate of Incorporation of Opta Corporation

RESTATED CERTIFICATE OF INCORPORATION

OF

OPTA CORPORATION

Opta Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware

DOES HEREBY CERTIFY:

FIRST:  The name of this corporation is Opta Corporation and this corporation was originally incorporated pursuant to the General Corporation Law on June 25, 1985 under the name Quatech, Inc.

SECOND:  The Board of Directors duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety as follows:

FIRST: The name of the corporation is Opta Corporation.

SECOND:  The address of the corporation’s registered office in the State of Delaware is 11th Floor, Rodney Square North, 11th and Market Streets, in the City of Wilmington, County of New Castle, Delaware 19801. The name of the corporation’s registered agent at such address is Corporation Guarantee and Trust Company.

THIRD:  The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

FOURTH:  The total number of shares of stock which the corporation is authorized to issue is One Hundred Million (100,000,000) shares of common stock, having a par value of $0.001 per share.

Upon the effectiveness of the Restated Certificate of Incorporation containing this sentence, each issued and outstanding share of common stock shall be subdivided, reclassified and changed into Five Thousand (5,000) shares of common stock of the corporation.

A-1

FIFTH:  The business and affairs of the corporation shall be managed by or under the direction of the board of directors, and the directors need not be elected by ballot unless required by the by-laws of the corporation.

SIXTH:  In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors is expressly authorized to make, amend and repeal the by-laws.

SEVENTH:  A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

EIGHTH:  The corporation reserves the right to amend and repeal any provision contained in this Certificate of Incorporation in the manner from time to time prescribed by the laws of the State of Delaware. All rights herein conferred are granted subject to this reservation.

THIRD:  The foregoing amendment and restatement was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the General Corporation Law.

FOURTH:  That said Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this corporation’s Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this          day of                    2006.

Vincent Yan,
President and Chief Executive Officer

A-2

Annex B

Certificate of Incorporation of Subsidiary

CERTIFICATE OF INCORPORATION

OF

OPTA MERGER CORP.

FIRST: The name of the corporation is Opta Merger Corp..

SECOND:  The address of the corporation’s registered office in the State of Delaware is 11th Floor, Rodney Square North, 11th and Market Streets, in the City of Wilmington, County of New Castle, Delaware 19801. The name of the corporation’s registered agent at such address is Corporation Guarantee and Trust Company.

THIRD:  The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

FOURTH:  The total number of shares of stock which the corporation is authorized to issue is One Hundred Million (100,000,000) shares of common stock, having a par value of $0.001 per share.

FIFTH:  The business and affairs of the corporation shall be managed by or under the direction of the board of directors, and the directors need not be elected by ballot unless required by the by-laws of the corporation.

SIXTH:  In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors is expressly authorized to make, amend and repeal the by-laws.

SEVENTH:  A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

B-1

EIGHTH:  The corporation reserves the right to amend and repeal any provision contained in this Certificate of Incorporation in the manner from time to time prescribed by the laws of the State of Delaware. All rights herein conferred are granted subject to this reservation.

NINTH:  The name and mailing address of the incorporator is as follows:

Thomas Gong

350 Bayshore Highway, Suite 600

Burlingame, CA 94010.

I, the undersigned, for the purpose of forming a corporation under the laws of the State of Delaware do make, file and record this Certificate of Incorporation, and, accordingly, have hereto set my hand this 7th day of June 2006.

/s/ Thomas Gong
Thomas Gong

B-2

Annex C

Agreement of Merger between Opta Corporation and Subsidiary

AGREEMENT OF MERGER

This AGREEMENT OF MERGER (this “Agreement”), is entered into as of                        ,  2006, between Opta Corporation, a Delaware corporation (“Parent”) and Opta Merger Corp., a Delaware corporation (“Merging Company”), said two corporations being herein sometimes collectively called the “Constituent Corporations.”

WITNESSETH:

WHEREAS, Parent is a corporation duly organized and existing under the laws of the State of Delaware, having been incorporated on June 25, 1985;

WHEREAS, Merging Company is a corporation duly organized and existing under the laws of the State of Delaware, having been incorporated on June 8, 2006, and is a wholly-owned subsidiary of Parent; and

WHEREAS, the Boards of Directors of the parties hereto deem it desirable, that Merging Company be merged with and into Parent and that Parent be the surviving corporation with the outstanding shares of common stock and preferred stock of Parent being converted into 1/5000th of a share of common stock of Surviving Corporation with holders of less than 5000 shares of a common stock or preferred stock of Parent before such merger having their resulting fractional share interests cancelled and converted into the right to receive a cash payment.

WHEREAS, immediately following such merger, any surviving fractional interests attached to whole shares will be reconverted in a 5000-for-1 forward stock split of the Surviving Corporation’s then outstanding common stock into the same number of whole shares owned by those holders before such merger.

WHEREAS, after the effectiveness of such merger and the subsequent forward stock split, the number of Parent’s stockholders will be reduced to fewer than 300, therefore allowing Parent to suspend its status as a reporting company with the Securities and Exchange Commission.

NOW THEREFORE, it is agreed as follows:

SECTION 1

PARTIES TO PROPOSED MERGER

1.1           Merging Company has authorized capital stock consisting of one hundred million (100,000,000) shares of common stock, par value $0.001 per share, of which one thousand (1,000) shares are now duly issued and outstanding.  All issued and outstanding shares of Merging Company are owned by Opta Corporation.

1.2           Parent has authorized capital stock consisting of one hundred million (100,000,000) shares of common stock, par value $0.001 per share, of which 50,037,538 shares of common stock are now duly issued and outstanding and ten million (10,000,000) shares of preferred stock par value $0.001 per share, of which 4,300 shares of Class A Preferred Stock are now duly issued and outstanding.

1.3                                 Parent and Merging Company desire to effect a merger of Merging Company into Parent (the “Merger”) in the manner set forth below and the Boards of Directors of the Constituent Corporations have duly adopted resolutions by written consent, approving this Agreement.

SECTION 2

TERMS AND CONDITIONS OF MERGER AND CASH PAYMENT

2.1                                 On the Effective Date (as hereinafter defined) of the Merger,

(a)                                  Merging Company shall be merged with and into Parent, with Parent as the surviving corporation, which shall sometimes be referred to hereafter as “Surviving Corporation,”

(b)                                 Each then outstanding share of Parent common stock or Parent preferred stock (each a “Pre-Merger Share”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into 1/5000th of a share of Surviving Corporation common stock, par value $0.001 per share,

(c)                                  All shares of Parent common sock held in the treasury of Parent shall be cancelled, and

(d)                                 The separate existence of Merging Company shall cease, as provided by the Delaware General Corporation Law, and all issued and outstanding shares of capital stock of Merging Company shall automatically and by operation of law be canceled and all certificates evidencing ownership of such shall be void and of no effect.

2.2                                 This Agreement shall be submitted to the stockholders entitled to vote thereon of each of the Constituent Corporations as provided by the applicable laws of the State of Delaware. If this Agreement is duly adopted by the requisite votes of such stockholders and is not terminated as contemplated by Section 6, a certificate of merger (the “Certificate of Merger”), executed in accordance with the law of the State of Delaware, shall be filed with the Secretary of State of the State of Delaware. The “Effective Date” shall be the time and date specified in the Certificate of Merger filed with the Secretary of State of the State of Delaware.

2.3                                 As of the Effective Date, any resulting fractional interests shall be cancelled and be converted into the right to receive cash in the amount of $0.03 per Pre-Merger Share (the “Cash Payment.”)  The Surviving Corporation shall pay to such holders the Cash Payment within 60 days of the Effective Date.

SECTION 3

COVENANTS AND AGREEMENTS

3.1                                 Parent covenants and agrees that it will present this Agreement for adoption or rejection by vote of the holders of Parent capital stock by Action by Written Consent of Stockholders and will recommend approval of this Agreement by such holders.

3.2                                 Parent covenants and agrees that (i) it will, as sole stockholder of Merging Company, vote all shares of Merging Company common stock owned by it to approve this Agreement as provided by law, and (ii) it will not prior to the Effective Date, permit any change in Merging Company or its capital stock.

SECTION 4

CERTIFICATE OF INCORPORATION AND BYLAWS; DIRECTORS AND OFFICERS

4.1                                 The Certificate of Incorporation of Merging Company, as set forth in Exhibit A annexed hereto, from and after the Effective Date, shall be the Certificate of Incorporation of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law; provided, however, that Article FIRST of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows:  “The name of this corporation is Opta Corporation and this corporation was originally incorporated pursuant to the General Corporation Law on June 25, 1985 under the name Quatech, Inc.”

4.2                                 The Bylaws of Parent in effect on the Effective Date shall be the Bylaws of the Surviving Corporation, to remain unchanged until amended in accordance with the provisions thereof and of applicable law.

4.3                                 The directors and officers of Parent on the Effective Date shall become the directors and officers of the Surviving Corporation, each to hold office until a successor shall have been elected and shall have been qualified or until the earlier of resignation or removal.

SECTION 5

FILING OF RESTATED CERTIFICATE OF INCORPORATION IMMEDIATELY AFTER EFFECTIVE DATE

5.1                                 Immediately after the Effective Date, Surviving Corporation shall file a Restated Certificate of Incorporation and upon the effectiveness of such filing, (a) all holders of Pre-Merger Shares who held fractional interests attached to whole shares after the Effective Date, will be reconverted by a 1 for 5000 forward stock split such that such holders will hold the same number of shares as held prior to the Merger (i.e., a holder holding 12,000 Pre-Merger shares of Parent will hold 12,000 shares of Surviving Corporation.) and (b) the name of the Surviving Corporation shall be Opta Corporation.

5.2                                 Each holder of at least 5,000 Pre-Merger Shares shall be entitled to receive a stock certificate or certificates representing the same number of shares of Surviving Corporation common stock. The transfer agent of the Surviving Corporation shall issue and deliver stock certificates representing the shares of Surviving Corporation.

SECTION 6

AMENDMENT AND TERMINATION

At any time prior to the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, this Agreement may be amended or terminated and abandoned by the Boards of Directors of Parent and Merging Company to the extent permitted by Delaware law notwithstanding favorable action on the Merger by the stockholders of either or both of the Constituent Corporations.

SECTION 7

MISCELLANEOUS

If at any time the Surviving Corporations shall consider or be advised that any further assignment, assurance or other action is necessary or desirable to vest in the Surviving Corporation the title to any property or right of Merging Company or otherwise to carry out the purposes of the Agreement, the proper officers and directors of Merging Company shall execute and make all such proper assignments or assurances and take such other actions. The proper officers and directors of the Surviving Corporation are hereby authorized in the name of Merging Company or otherwise to take any and all such action.

IN WITNESS WHEREOF, the parties hereto acknowledge that the facts stated herein are true and have each caused this Agreement to be executed by its authorized officer as of the date first above written.

Opta Corporation

By:
Name:
Title:

OPTA MERGER CORP.

By:
Name:
Title:

CERTIFICATE OF THE SECRETARY
OF
OPTA CORPORATION

I, Vincent Yan, Secretary of Opta Corporation, hereby certify that the Agreement of Merger to which this certificate is attached, after having been first duly signed on behalf of the corporation by the President and Chief Executive Officer of said corporation, was duly approved and adopted by the stockholders of Opta Corporation by written consent as of                                , 2006 by the holders of a majority of the outstanding stock entitled to vote thereon.

WITNESS my hand and seal of said                                           this          day of                                            , 2006.

Vincent Yan, Secretary

Annex D

Cronkite & Kissell LLC Opinion dated June 30, 2005

[Cronkite & Kissell letterhead]

June 30, 2005

The Board of Directors
Opta Corporation
1350 Old Bayshore Highway
Suite 740
Burlingame, CA 94010

Dear Gentlemen:

Opta Corporation (formerly Lotus Pacific, Inc.) a Delaware corporation, is a holding company whose operations are conducted through its subsidiaries. Opta Corporation (“Opta” or the Company hereinafter) develops, manages, and operates emerging electronics and communication companies, focusing on developing next generation consumer electronics and communication products. Corporate headquarters is located in Burlingame, California. Ownership is represented by 50,037,538 shares of common stock and 4,300 shares of Series A preferred stock issued and outstanding as of the date of this letter.

Opta’s stock is quoted on the National Quotation Bureau’s “Pink Sheets’” under the symbol “OPTP”. The current trading of the Company’s stock is sporadic and minimal and there is no established public trading market for the Company’s common stock. It is our understanding that Opta plans to make payments to certain shareholders in connection with Opta’s going private transaction at a price of $.13 per share (“Transaction” hereinafter).

You have requested our opinion (the “Opinion”) as to the fairness, from a financial point of view, of the Transaction to the shareholders of the Company. The Opinion does not address the Company’s underlying business decision to enter into the Transaction. The Opinion does not constitute a recommendation to any Opta shareholder as to whether they should tender their shares in connection with this Transaction nor as to any action that should be taken by such shareholder in connection with the Transaction. We have not been requested to, and did not, solicit third party indications of interest in participating in the Transaction. Furthermore, at your request, we have not negotiated the terms of the Transaction.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1.                                       reviewed our analysis and valuation of Opta as of June 14, 2005;

2.                                       reviewed our prior financial analyses of Opta Systems, LLC d.b.a. “Go Video” as of April 18, 2003 and June 30, 2004;

3.                                       discussed with certain members of the senior management of the Company and Go Video the operations, financial condition, future prospects and projected operations and performance of the Company;

4.                                       reviewed the Company’s Form 10-K as of June 30, 2004 and Form 10-Q as of March 31, 2005, and reviewed the Company’s unaudited consolidating financial statements for the month ended May 31, 2005;

5.                                       reviewed a fiscal 2005 budget prepared by Go Video’s management with respect to Go Video;

6.                                       reviewed the Unanimous Written Consent of the Board of Directors of Opta Corporation executed on June 16, 2005;

7.                                       reviewed an undated draft of the Form 14C that the Company is filing with the Securities and Exchange Commission as part of the Transaction; and

8.                                       conducted such other studies, analyses and inquiries as we have deemed appropriate.

We have relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of the Company, and that there has been no material change in the assets, financial condition, business or prospects of the Company since the date of the most recent financial statements made available to us.

We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Company and do not assume any responsibility with respect to it. We have not made any physical inspection or independent appraisal of any of the properties or assets of the Company. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter.

June 14, 2005 Cronkite & Kissell Valuation Opinion

Pursuant to the retainer agreement dated May 27, 2005 between Opta and Cronkite and Kissell, Cronkite & Kissell was engaged to estimate the fair market value of the common stock of the Company, as of June 14, 2005 (“Valuation Opinion”). We understood that our conclusions were to be reviewed by the Board of Directors as part of their process in determining the payments to be made to certain shareholders in connection with the Transaction; but were not the only determinant.

The term “fair market value,” as used herein, is defined as the price at which an asset would change hands between a willing buyer and a willing seller when the former is not under any compulsion to buy and the latter is not under any compulsion to sell, and both parties are able, as well as willing, to trade and are well-informed about the asset and the market for that asset.

It is the understanding of Cronkite & Kissell, upon which it is relying, that the Company and any other recipient of the Valuation Opinion will consult with and rely solely upon their own legal counsel with respect to said definitions. No representation is made herein, or directly or indirectly by the Valuation Opinion, as to any legal matter or as to the sufficiency of said definitions for any purpose other than setting forth the scope of Cronkite & Kissell’s Valuation Opinion hereunder.

In our analysis of Opta, we have taken into consideration the income- and cash-generating capability of the Company. Typically, an investor contemplating an investment in a company with income- and cash-generating capability similar to Opta will evaluate the risks and returns of its investment on a going-concern basis.

The Company’s independent audit firm has questioned the Company’s ability to continue as a going-concern, as stated in their cover letter to the Board of Directors and Stockholders accompanying the audited financials for the fiscal year ended June 30, 2004. Furthermore, the Company notes in its March 31, 2005 10-Q filing “... the above raises substantial doubt about the company’s ability to continue as a going-concern. Although Opta expects to incur additional losses during the remainder of fiscal 2005, the Company believes that it will have sufficient resources to continue normal operations.”

Accordingly, after due consideration of other appropriate and generally accepted valuation methodologies, the enterprise value of the Company has been developed primarily by the market and income approach. As a secondary indication, however, we have considered an asset approach to valuation, specifically an orderly liquidation scenario.

Value as a going-concern means that the underlying tangible assets of the Company are presumed, in the absence of a qualified appraisal of such assets, to attain their highest values as integral components of a business entity in continued operation and that liquidation of said assets would likely diminish the value of the whole to the members and creditors of the Company.

All valuation methodologies that estimate the worth of an enterprise as a going-concern are predicated on numerous assumptions pertaining to prospective economic and operating conditions. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us as of the valuation date. Unanticipated events and circumstances may occur and actual results may vary from those assumed. The variations may be material.

Based upon the investigation, premises, provisos, and analyses outlined above, it is our opinion that, as of June 14, 2005, the fair market value of the common stock of the Company is reasonably stated in the amount of FOUR MILLION EIGHT HUNDRED THOUSAND DOLLARS ($4,800,000) or TEN CENTS PER SHARE ($.10) based upon 50,037,538 shares of common stock and 4,300 shares of Series A preferred stock issued and outstanding as of the valuation date.

Fairness Opinion

Based upon the foregoing, including, but not limited to the Valuation Opinion, and in reliance thereon, it is our Opinion, as of the date of this letter, that the Transaction is fair to the shareholders of the Company from a financial point of view. The Opinion does not constitute a recommendation to any Opta shareholder as to whether they should tender their shares in connection with this Transaction nor as to any action that should be taken by such shareholder in connection with the Transaction.

This Opinion is delivered to each recipient subject to the conditions, scope of engagement, limitations and understandings set forth in this Opinion and our engagement letter, and subject to the understanding that the obligations of Cronkite & Kissell in the Transaction are solely corporate obligations, and no officer, director, employee, agent, shareholder or controlling person of Cronkite & Kissell shall be subjected to any personal liability whatsoever to any person, nor will any such claim be asserted by or on behalf of you or your affiliates. Notwithstanding the above, we understand that this Opinion will be disclosed to the shareholders of the Company as part of the Company’s filings with the Securities and Exchange Commission.

CRONKITE & KISSELL

/s/ Cronkite & Kissell LLC

Annex E

Cronkite & Kissell LLC Opinion dated August 2, 2005

[Cronkite & Kissell letterhead]

August 2, 2005

The Board of Directors

Opta Corporation

1350 Bayshore Highway

Suite 740

Burlingame, CA 94010

Dear Gentlemen:

Opta Corporation (formerly Lotus Pacific, Inc.) a Delaware corporation, is a holding company whose operations are conducted through its subsidiaries. Opta Corporation (“Opta” or the Company hereinafter) develops, manages, and operates emerging electronics and communication companies, focusing on developing next generation consumer electronics and communication products. Corporate headquarters is located in Burlingame, California. Ownership is represented by 50,037,538 shares of common stock and 4,300 shares of Series A preferred stock issued and outstanding as of the date of this letter.

Opta’s stock is quoted on the National Quotation Bureau’s “Pink Sheets’” under the symbol “OPTP.PK.” The current trading of the Company’s stock is sporadic and minimal and there is no established public trading market for the Company’s common stock. It is our understanding that Opta plans to make payments to certain shareholders in connection with Opta’s going private transaction at a price of $.13 per share (“Transaction” hereinafter).

You have requested our opinion (the “Opinion”) as to the fairness, from a financial point of view, of the Transaction to the shareholders of the Company. The Opinion does not address the Company’s underlying business decision to enter into the Transaction. The Opinion does not constitute a recommendation to any Opta shareholder as to whether they should tender their shares in connection with this Transaction nor as to any action that should be taken by such shareholder in connection with the Transaction. We have not been requested to, and did not, solicit third party indications of interest in participating in the Transaction. Furthermore, at your request, we have not negotiated the terms of the Transaction.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1.                    reviewed our analyses and valuations of Opta as of June 14, 2005 and August 2, 2005;

2.                     reviewed our prior financial analyses of Opta Systems, LLC d.b.a. “Go Video” as of April 18, 2003, June 30, 2004 and July 19, 2005;

3.                     discussed with certain members of the senior management of the Company and Go Video the operations, financial condition, future prospects and projected operations and performance of the Company;

4.                     reviewed the Company’s Form 10-K as of June 30, 2004 and Form 10-Q as of March 31, 2005, and reviewed the Company’s unaudited consolidating financial statements for the period ended June 30, 2005;

5.                     reviewed GoVideo’s five-year strategic plan and financial forecasts prepared by GoVideo management as of June 9, 2005;

6.                     reviewed the Company’s Current Reports on Form 8-K filed with the Securities and Exchange Commission on July 19, 2005, July 21, 2005 and July 29, 2005;

7.                     reviewed the Unanimous Written Consent of the Board of Directors of Opta Corporation executed on June 17, 2005 and August 2, 2005;

8.                     reviewed an undated draft of Schedule 14C that the Company is filing with the Securities and Exchange Commission as part of the Transaction; the initial Schedule 14C as filed on July 8, 2005 and a draft of Amendment No. 1 to Schedule 14C that the Company is filing as part of the Transaction;

9.                     conducted such other studies, analyses and inquiries as we have deemed appropriate.

We have relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of the Company, and that there has been no material change in the assets, financial condition, business or prospects of the Company since the date of the most recent financial statements made available to us.

We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Company and do not assume any responsibility with respect to it. We have not made any physical inspection or independent appraisal of any of the properties or assets of the Company. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter.

Cronkite & Kissell Valuation Opinion

Pursuant to the retainer agreement dated May 27, 2005, between Opta and Cronkite & Kissell, Cronkite & Kissell was engaged to estimate the fair market value of the common stock of the Company, as of June 14, 2005 (“Valuation Opinion”). We understood that our conclusions were to be reviewed by the Board of Directors as part of their process in determining the payments to be made to certain shareholders in connection with the Transaction; but were not the only determinant. Cronkite & Kissell was requested to update their estimate of the fair market value of Opta as of August 2, 2005, giving consideration to the events described in the recent 8-K filings.

The term “fair market value,” as used herein, is defined as the price at which an asset changes hands between a willing buyer and a willing seller when the former is not under any compulsion to buy and the latter is not under any compulsion to sell, and both parties are able, as well as willing, to trade and are well-informed about the asset and the market for that asset.

It is the understanding of Cronkite & Kissell, upon which it is relying, that the Company and any other recipient of the Valuation Opinion will consult with and rely solely upon their own legal counsel with respect to said definitions. No representation is made herein, or directly or indirectly by the Valuation Opinion, as to any legal matter or as to the sufficiency of said definitions for any purpose other than setting forth the scope of Cronkite & Kissell’s Valuation Opinion hereunder.

In our analysis of Opta, we have taken into consideration the income- and cash-generating capability of the Company. Typically, an investor contemplating an investment in a company with income- and cash-generating capability similar to Opta will evaluate the risks and returns of its investment on a going-concern basis.

The Company’s independent audit firm has questioned the Company’s ability to continue as a going-concern, as stated in their cover letter to the Board of Directors and Stockholders accompanying the audited financials for the fiscal year ended June 30, 2004. Furthermore, the Company notes in its March 31, 2005 10-Q filing “... the above raises substantial doubt about the company’s ability to continue as a going-concern. Although Opta expects to incur additional losses during the remainder of fiscal 2005, the Company believes that it will have sufficient resources to continue normal operations.”

Accordingly, after due consideration of other appropriate and generally accepted valuation methodologies, the enterprise value of the Company has been developed by the market, income and cost approaches..

Value as a going-concern means that the underlying tangible assets of the Company are presumed, in the absence of a qualified appraisal of such assets, to attain their highest values as integral components of a business entity in continued operation and that liquidation of said assets would likely diminish the value of the whole to the members and creditors of the Company.

All valuation methodologies that estimate the worth of an enterprise as a going-concern are predicated on numerous assumptions pertaining to prospective economic and operating conditions. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us as of the valuation date. Unanticipated events and circumstances may occur and actual results may vary from those assumed. The variations may be material.

Based upon the investigation, premises, provisos, and analyses outlined above, it is our opinion that, as of August 2, 2005, the fair market value of the common stock of the Company is reasonably stated in the amount of FIVE MILLION EIGHT HUNDRED THOUSAND DOLLARS ($5,800,000) or $.116 based upon 50,037,538 shares of common stock and 4,300 shares of Series A preferred stock issued and outstanding as of the valuation date.

Fairness Opinion

Based upon the foregoing, including, but not limited to the Valuation Opinion, and in reliance thereon, it is our Opinion, as of the date of this letter, that the Transaction is fair to the shareholders of the Company from a financial point of view. The Opinion does not constitute a recommendation to any Opta shareholder as to whether they should tender their shares in connection with this Transaction nor as to any action that should be taken by such shareholder in connection with the Transaction.

This Opinion is delivered to each recipient subject to the conditions, scope of engagement, limitations and understandings set forth in this Opinion and our engagement letter, and subject to the understanding that the obligations of Cronkite & Kissell in the Transaction are solely corporate obligations, and no officer, director, employee, agent, shareholder or controlling person of Cronkite & Kissell shall be subjected to any personal liability whatsoever to any person, nor will any such claim be asserted by or on behalf of you or your affiliates. Notwithstanding the above, we understand that this Opinion will be disclosed to the shareholders of the Company as part of the Company’s filings with the Securities and Exchange Commission.

CRONKITE & KISSELL

/s/ Cronkite & Kissell LLC

Annex F

Cronkite & Kissell LLC Opinion dated September 20, 2005

[Cronkite & Kissell letterhead]

September 20, 2005

The Board of Directors

Opta Corporation

1350 Old Bayshore Highway

Suite 740

Burlingame, CA 94010

Dear Gentlemen:

Opta Corporation (formerly Lotus Pacific, Inc.) a Delaware corporation, is a holding company whose operations are conducted through its subsidiaries. Opta Corporation (“Opta” or the Company hereinafter) develops, manages, and operates emerging electronics and communication companies, focusing on developing next generation consumer electronics and communication products. Corporate headquarters is located in Burlingame, California. Ownership is represented by 50,037,538 shares of common stock and 4,300 shares of Series A preferred stock issued and outstanding as of the date of this letter.

Opta’s stock is quoted on the National Quotation Bureau’s “Pink Sheets’” under the symbol “OPTP”. The current trading of the Company’s stock is sporadic and minimal and there is no established public trading market for the Company’s common stock. It is our understanding that Opta plans to make payments to certain shareholders in connection with Opta’s going private transaction at a price of $.13 per share (“Transaction” hereinafter).

You have requested our opinion (the “Opinion”) as to the fairness, from a financial point of view, of the Transaction to the shareholders of the Company. The Opinion does not address the Company’s underlying business decision to enter into the Transaction. The Opinion does not constitute a recommendation to any Opta shareholder as to whether they should tender their shares in connection with this Transaction nor as to any action that should be taken by such shareholder in connection with the Transaction. We have not been requested to, and did not, solicit third party indications of interest in participating in the Transaction. Furthermore, at your request, we have not negotiated the terms of the Transaction.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1.                    reviewed our analyses and valuations of Opta as of June 14, 2005, July 31, 2005, and August 25, 2005;

2.                    reviewed our prior financial analyses of Opta Systems, LLC d.b.a. “Go Video” as of April 18, 2003, June 30, 2004 and July 19, 2005;

3.                    discussed with certain members of the senior management of the Company and Go Video the operations, financial condition, future prospects and projected operations and performance of the Company;

4.                    reviewed the Company’s Form 10-K as of June 30, 2004 and Form 10-Q as of March 31, 2005, and reviewed the Company’s unaudited consolidating financial statements for the period ended August 31,  2005;

5.                    reviewed the Company’s five-year financial forecasts prepared by Opta management in August 2005;

6.                    reviewed the Company’s Current Reports on Form 8-K filed with the Securities and Exchange Commission on July 19, 2005, July 21, 2005 and July 29, 2005

7.                    the Unanimous Written Consent of the Board of Directors of Opta Corporation executed on June 17, 2005 and August 2, 2005;

8.                    reviewed the initial Schedule 14C and Schedule 13E-3 as filed on July 8, 2005; Amendments No. 1 to Schedule 14C and Schedule 13E-3 as filed on August 3, 2005 and undated drafts of Amendments No. 2 to Schedule 14C and Schedule 13E-3 that the Company is filing with the Securities and Exchange Commission as part of the Transaction; and

9.                    conducted such other studies, analyses and inquiries as we have deemed appropriate.

We have relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of the Company, and that there has been no material change in the assets, financial condition, business or prospects of the Company since the date of the most recent financial statements made available to us.

We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Company and do not assume any responsibility with respect to it. We have not made any physical inspection or independent appraisal of any of the properties or assets of the Company. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter.

Cronkite & Kissell Valuation Opinion

Pursuant to the retainer agreement dated May 27, 2005 between Opta and Cronkite and Kissell, Cronkite & Kissell was engaged to estimate the fair market value of the common stock of the Company, as of June 14, 2005 (“Valuation Opinion”). We understood that our conclusions were to be reviewed by the Board of Directors as part of their process in determining the payments to be made to certain shareholders in connection with the Transaction; but were not the only determinant. Cronkite & Kissell was requested to update our estimate of the fair market value of Opta as of August 2, 2005, giving consideration to the events described in the recent 8-K filings. Cronkite & Kissell was again requested to update our estimate of the fair market value of Opta as of August 25, 2006, giving consideration to the restructuring of the GoVideo operations.

The term “fair market value,” as used herein, is defined as the price at which an asset would change hands between a willing buyer and a willing seller when the former is not under any compulsion to buy and the latter is not under any compulsion to sell, and both parties are able, as well as willing, to trade and are well-informed about the asset and the market for that asset.

It is the understanding of Cronkite & Kissell, upon which it is relying, that the Company and any other recipient of the Valuation Opinion will consult with and rely solely upon their own legal counsel with respect to said definitions. No representation is made herein, or directly or indirectly by the Valuation Opinion, as to any legal matter or as to the sufficiency of said definitions for any purpose other than setting forth the scope of Cronkite & Kissell’s Valuation Opinion hereunder.

In our analysis of Opta, we have taken into consideration the income- and cash-generating capability of the Company. Typically, an investor contemplating an investment in a company with income- and cash-generating capability similar to Opta will evaluate the risks and returns of its investment on a going-concern basis. The Company’s independent audit firm has questioned the Company’s ability to continue as a going-concern, as stated in their cover letter to the Board of Directors and Stockholders accompanying the audited financials for the fiscal year ended June 30, 2004. Furthermore, the Company notes in its March 31, 2005 10-Q filing “... the above raises substantial doubt about the company’s ability to continue as a going-concern. Although Opta expects to incur additional losses during the remainder of fiscal 2005, the Company believes that it will have sufficient resources to continue normal operations.”

Accordingly, after due consideration of other appropriate and generally accepted valuation methodologies, the enterprise value of the Company has been developed by the market, income and cost approaches.

Value as a going-concern means that the underlying tangible assets of the Company are presumed, in the absence of a qualified appraisal of such assets, to attain their highest values as integral components of a business entity in continued operation and that liquidation of said assets would likely diminish the value of the whole to the members and creditors of the Company.

All valuation methodologies that estimate the worth of an enterprise as a going-concern are predicated on numerous assumptions pertaining to prospective economic and operating conditions. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us as of the valuation date. Unanticipated events and circumstances may occur and actual results may vary from those assumed. The variations may be material.

Based upon the investigation, premises, provisos, and analyses outlined above, it is our opinion that, as of August 25, 2006, the fair market value of the common stock of the Company on a marketable minority interest basis is reasonably stated in the amount of FIVE MILLION DOLLARS ($5,000,000) or $0.10 per share based upon 50,037,538 shares of common stock and 4,300 shares of Series A preferred stock issued and outstanding as of the valuation date. Furthermore, it is our opinion that, as of August 25, 2006, the fair market value of the common stock of the Company on a controlling iinterest basis is reasonably stated in the amount of SIX MILLION DOLLARS ($6,000,000) or $0.12 per share based upon 50,037,538 shares of common stock and 4,300 shares of Series A preferred stock issued and outstanding as of the valuation date.

Fairness Opinion

Based upon the foregoing, including, but not limited to the Valuation Opinion, and in reliance thereon, it is our Opinion, as of the date of this letter, that the Transaction is fair to the shareholders of the Company from a financial point of view. The Opinion does not constitute a recommendation to any Opta shareholder as to whether they should tender their shares in connection with this Transaction nor as to any action that should be taken by such shareholder in connection with the Transaction.

This Opinion is delivered to each recipient subject to the conditions, scope of engagement, limitations and understandings set forth in this Opinion and our engagement letter, and subject to the understanding that the obligations of Cronkite & Kissell in the Transaction are solely corporate obligations, and no officer, director, employee, agent, shareholder or controlling person of Cronkite & Kissell shall be subjected to any personal liability whatsoever to any person, nor will any such claim be asserted by or on behalf of you or your affiliates. Notwithstanding the above, we understand that this Opinion will be disclosed to the shareholders of the Company as part of the Company’s filings with the Securities and Exchange Commission.

CRONKITE & KISSELL

/s/ Cronkite & Kissell LLC

Annex G

Cronkite & Kissell LLC Opinion dated February 27, 2006

[Cronkite & Kissell letterhead]

February 27, 2006

The Board of Directors
Opta Corporation
1350 Old Bayshore Highway
Suite 740
Burlingame, CA 94010

Dear Gentlemen:

Opta Corporation (formerly Lotus Pacific, Inc.) a Delaware corporation, is a holding company whose operations are conducted through its subsidiaries. Opta Corporation (“Opta” or the Company hereinafter) develops, manages, and operates emerging electronics and communication companies, focusing on developing next generation consumer electronics and communication products. Corporate headquarters is located in Burlingame, California. Ownership is represented by 50,037,538 shares of common stock and 4,300 shares of Series A preferred stock issued and outstanding as of the date of this letter.

Opta’s stock is quoted on the National Quotation Bureau’s “Pink Sheets’” under the symbol “OPTP”. The current trading of the Company’s stock is sporadic and minimal and there is no established public trading market for the Company’s common stock. It is our understanding that Opta plans to make payments to certain shareholders in connection with Opta’s going private transaction at a price of $.13 per share (“Transaction” hereinafter).

You have requested our opinion (the “Opinion”) as to the fairness, from a financial point of view, of the Transaction to the unaffiliated shareholders of the Company. The Opinion does not address the Company’s underlying business decision to enter into the Transaction. The Opinion does not constitute a recommendation to any Opta shareholder as to whether they should tender their shares in connection with this Transaction nor as to any action that should be taken by such shareholder in connection with the Transaction. We have not been requested to, and did not, solicit third party indications of interest in participating in the Transaction. Furthermore, at your request, we have not negotiated the terms of the Transaction.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1.                                       reviewed our analyses and valuations of Opta as of June 14, 2005, July 31, 2005, August 25, 2005 and February 25, 2006;

2.                                       reviewed our prior financial analyses of Opta Systems, LLC d.b.a. “Go Video” as of April 18, 2003, June 30, 2004 and July 19, 2005;

3.                                       discussed with certain members of the senior management of the Company and Go Video the operations, financial condition, future prospects and projected operations and performance of the Company;

4.                                       reviewed the Company’s draft Form 10-K as of June 30, 2005 and draft consolidating and the Company’s draft unaudited consolidating financial statements for the period ended December 31,  2005;

5.                                       reviewed the Company’s five-year financial forecasts prepared by Opta management in February 2006 reflecting the Company’s new business model of licensing only;

6.                                       reviewed the Company’s Current Reports on Form 8-K filed with the Securities and Exchange Commission on July 19, 2005, July 21, 2005 and July 29, 2005;

7.                                       reviewed the Unanimous Written Consent of the Board of Directors of Opta Corporation executed on June 17, 2005 and August 2, 2005;

8.                                       reviewed an undated draft of the Form 14C that the Company is filing with the Securities and Exchange Commission as part of the Transaction; the initial Schedule 14C as filed on July 8, 2005 and a draft of Amendment No. 1 to Schedule 14C that the Company is filing as part of the Transaction;; and

9.                                       conducted such other studies, analyses and inquiries as we have deemed appropriate.

We have relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of the Company, and that there has been no material change in the assets, financial condition, business or prospects of the Company since the date of the most recent financial statements made available to us.

We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Company and do not assume any responsibility with respect to it. We have not made any physical inspection or independent appraisal of any of the properties or assets of the Company. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter.

Cronkite & Kissell Valuation Opinion

Pursuant to the retainer agreement dated May 27, 2005 between Opta and Cronkite and Kissell, Cronkite & Kissell was engaged to estimate the fair market value of the common stock of the Company, as of June 14, 2005 (“Valuation Opinion”). We understood that our conclusions were to be reviewed by the Board of Directors as part of their process in determining the payments to be made to certain shareholders in connection with the Transaction; but were not the only determinant. Cronkite & Kissell was requested to update our estimate of the fair market value of Opta as of August 2, 2005, giving consideration to the events described in the recent 8-K filings. Cronkite & Kissell was again requested to update our estimate of the fair market value of Opta as of August 25, 2005, giving consideration to the restructuring of the GoVideo operations. Finally, Cronkite & Kissell was requested to update our estimate of the fair market value of Opta as of February 25, 2006 giving consideration to more recent financial results and the Company’s new business model of licensing activity only.

The term “fair market value,” as used herein, is defined as the price at which an asset would change hands between a willing buyer and a willing seller when the former is not under any compulsion to buy and the latter is not under any compulsion to sell, and both parties are able, as well as willing, to trade and are well-informed about the asset and the market for that asset.

It is the understanding of Cronkite & Kissell, upon which it is relying, that the Company and any other recipient of the Valuation Opinion will consult with and rely solely upon their own legal counsel with respect to said definitions. No representation is made herein, or directly or indirectly by the Valuation Opinion, as to any legal matter or as to the sufficiency of said definitions for any purpose other than setting forth the scope of Cronkite & Kissell’s Valuation Opinion hereunder.

n our analysis of Opta, we have taken into consideration the income- and cash-generating capability of the Company. Typically, an investor contemplating an investment in a company with income- and cash-generating capability similar to Opta will evaluate the risks and returns of its investment on a going-concern basis. The Company’s independent audit firm has questioned the Company’s ability to continue as a going-concern, as stated in their cover letter to the Board of Directors and Stockholders accompanying the audited financials for the fiscal year ended June 30, 2005. Furthermore, the Company notes in its June 20, 2005 10-K filing “Although the Company expects GoVideo to incur additional losses until the new GoVideo business model is implemented or GoVideo operations are shut down, the Company anticipates that its current cash and cash equivalents and the ability to borrow from related parties will be sufficient to fund its operations at least through June 30, 2006.”

Accordingly, after due consideration of other appropriate and generally accepted valuation methodologies, the enterprise value of the Company has been developed by the income approach.

Value as a going-concern means that the underlying tangible assets of the Company are presumed, in the absence of a qualified appraisal of such assets, to attain their highest values as integral components of a business entity in continued operation and that liquidation of said assets would likely diminish the value of the whole to the members and creditors of the Company.

All valuation methodologies that estimate the worth of an enterprise as a going-concern are predicated on numerous assumptions pertaining to prospective economic and operating conditions. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us as of the valuation date. Unanticipated events and circumstances may occur and actual results may vary from those assumed. The variations may be material.

Based upon the investigation, premises, provisos, and analyses outlined above, it is our opinion that, as of February 25, 2006 the fair market value of the common stock of the Company on a marketable minority interest basis is reasonably stated in the amount of ONE MILLION ONE HUNDRED THOUSAND DOLLARS ($1,100,000) or $.022 based upon 50,037,538 shares of common stock and 4,300 shares of Series A preferred stock issued and outstanding as of the valuation date. Furthermore, it is our opinion that, as of February 25, 2006 the fair market value of the common stock of the Company on a controlling interest basis is reasonably stated in the amount of ONE MILLION ONE HUNDRED THOUSAND DOLLARS ($1,300,000) or $.026 based upon 50,037,538 shares of common stock and 4,300 shares of Series A preferred stock issued and outstanding as of the valuation date.

Fairness Opinion

Based upon the foregoing, including, but not limited to the Valuation Opinion, and in reliance thereon, it is our Opinion, as of the date of this letter, that the Transaction is fair to the unaffiliated shareholders of the Company from a financial point of view. The Opinion does not constitute a recommendation to any Opta shareholder as to whether they should tender their shares in connection with this Transaction nor as to any action that should be taken by such shareholder in connection with the Transaction.

This Opinion is delivered to each recipient subject to the conditions, scope of engagement, limitations and understandings set forth in this Opinion and our engagement letter, and subject to the understanding that the obligations of Cronkite & Kissell in the Transaction are solely corporate obligations, and no officer, director, employee, agent, shareholder or controlling person of Cronkite & Kissell shall be subjected to any personal liability whatsoever to any person, nor will any such claim be asserted by or on behalf of you or your affiliates. Notwithstanding the above, we understand that this Opinion will be disclosed to the shareholders of the Company as part of the Company’s filings with the Securities and Exchange Commission.

CRONKITE & KISSELL

/s/ Cronkite & Kissell LLC

Annex H

Cronkite & Kissell LLC Opinion dated April 10, 2006

[Cronkite & Kissell letterhead]

April 10, 2006

The Board of Directors

Opta Corporation

1350 Old Bayshore Highway

Suite 740

Burlingame, CA 94010

Dear Gentlemen:

Opta Corporation (formerly Lotus Pacific, Inc.) a Delaware corporation, is a holding company whose operations are conducted through its subsidiaries. Opta Corporation (“Opta” or the Company hereinafter) develops, manages, and operates emerging electronics and communication companies, focusing on developing next generation consumer electronics and communication products. Corporate headquarters is located in Burlingame, California. Ownership is represented by 50,037,538 shares of common stock and 4,300 shares of Series A preferred stock issued and outstanding as of the date of this letter.

Opta’s stock is quoted on the National Quotation Bureau’s “Pink Sheets’” under the symbol “OPTP”. The current trading of the Company’s stock is sporadic and minimal and there is no established public trading market for the Company’s common stock. It is our understanding that Opta plans to make payments to certain shareholders in connection with Opta’s going private transaction at a price of $.03 per share (“Transaction” hereinafter).

You have requested our opinion (the “Opinion”) as to the fairness, from a financial point of view, of the price paid in the Transaction to the unaffiliated shareholders of the Company. The Opinion does not address the Company’s underlying business decision to enter into the Transaction. The Opinion does not constitute a recommendation to any Opta shareholder as to whether they should tender their shares in connection with this Transaction nor as to any action that should be taken by such shareholder in connection with the Transaction. We have not been requested to, and did not, solicit third party indications of interest in participating in the Transaction. Furthermore, at your request, we have not negotiated the terms of the Transaction.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1.               reviewed our analyses and valuations of Opta as of June 14, 2005, August 2, 2005, August 25, 2005 and February 25, 2006;

2.               reviewed our prior financial analyses of Opta Systems, LLC d.b.a. “Go Video” as of April 18, 2003, June 30, 2004 and July 19, 2005;

3.               discussed with certain members of the senior management of the Company and Go Video the operations, financial condition, future prospects and projected operations and performance of the Company;

4.               Reviewed the Company’s Form 10-K as of June 30, 2005 and reviewed, unaudited consolidated financial statements for the 6 months ended December 31, 2005;

5.               reviewed the Company’s five-year financial forecasts prepared by Opta management in January 2006;

6.               reviewed the Company’s Current Reports on Form 8-K filed with the Securities and Exchange Commission on July 19, 2005, July 21, 2005 and July 29, 2005

7.               the Unanimous Written Consent of the Board of Directors of Opta Corporation executed on June 17, 2005 and August 2, 2005;

8.               reviewed an undated draft of the Form 14C that the Company is filing with the Securities and Exchange Commission as part of the Transaction; the initial Schedule 14C as filed on July 8, 2005 and a draft of Amendment No. 1 to Schedule 14C that the Company is filing as part of the Transaction;; and

9.               conducted such other studies, analyses and inquiries as we have deemed appropriate.

We have relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of the Company, and that there has been no material change in the assets, financial condition, business or prospects of the Company since the date of the most recent financial statements made available to us.

We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Company and do not assume any responsibility with respect to it. We have not made any physical inspection or independent appraisal of any of the properties or assets of the Company. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter.

 Cronkite & Kissell Valuation Opinion

Pursuant to the retainer agreement dated May 27, 2005 between Opta and Cronkite and Kissell, Cronkite & Kissell was engaged to estimate the fair market value of the common stock of the Company, as of June 14, 2005 (“Valuation Opinion”). We understood that our conclusions were to be reviewed by the Board of Directors as part of their process in determining the payments to be made to certain shareholders in connection with the Transaction; but were not the only determinant. Cronkite & Kissell was requested to update our estimate of the fair market value of Opta as of July 31, 2005, giving consideration to the events described in the recent 8-K filings. Cronkite & Kissell was again requested to update our estimate of the fair market value of Opta as of August 25, 2005, giving consideration to the restructuring of the GoVideo operations and as of March 25, 2006 giving consideration to the Company’s most recent financial performance and new business model.

The term “fair market value,” as used herein, is defined as the price at which an asset would change hands between a willing buyer and a willing seller when the former is not under any compulsion to buy and the latter is not under any compulsion to sell, and both parties are able, as well as willing, to trade and are well-informed about the asset and the market for that asset.

It is the understanding of Cronkite & Kissell, upon which it is relying, that the Company and any other recipient of the Valuation Opinion will consult with and rely solely upon their own legal counsel with respect to said definitions. No representation is made herein, or directly or indirectly by the Valuation Opinion, as to any legal matter or as to the sufficiency of said definitions for any purpose other than setting forth the scope of Cronkite & Kissell’s Valuation Opinion hereunder.

In our analysis of Opta, we have taken into consideration the income- and cash-generating capability of the Company. Typically, an investor contemplating an investment in a company with income- and cash-generating capability similar to Opta will evaluate the risks and returns of its investment on a going-concern basis. The Company’s independent audit firm has questioned the Company’s ability to continue as a going-concern, as stated in their cover letter to the Board of Directors and Stockholders accompanying the audited financials for the fiscal year ended June 30, 2005. Furthermore, the Company notes in its March 31, 2006 10-Q filing “... the above raises substantial doubt about the company’s ability to continue as a going-concern. Although Opta expects to incur additional losses during the remainder of fiscal 2006, the Company believes that it will have sufficient resources to continue normal operations.”

After due consideration of other appropriate and generally accepted valuation methodologies, the enterprise value of the Company has been developed primarily by the income approach.

Value as a going-concern means that the underlying tangible assets of the Company are presumed, in the absence of a qualified appraisal of such assets, to attain their highest values as integral components of a business entity in continued operation and that liquidation of said assets would likely diminish the value of the whole to the members and creditors of the Company.

All valuation methodologies that estimate the worth of an enterprise as a going-concern are predicated on numerous assumptions pertaining to prospective economic and operating conditions. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us as of the valuation date. Unanticipated events and circumstances may occur and actual results may vary from those assumed. The variations may be material.

Based upon the investigation, premises, provisos, and analyses outlined above, it is our opinion that, as of March 25, 2006, the fair market value of the common stock of the Company is reasonably stated in the amount of ONE MILLION THREE HUNDRED THOUSAND DOLLARS ($1,300,000) or $.026 based upon 50,037,538 shares of common stock and 4,300 shares of Series A preferred stock issued and outstanding as of the valuation date.

This Opinion is delivered to each recipient subject to the conditions, scope of engagement, limitations and understandings set forth in this Opinion and our engagement letter, and subject to the understanding that the obligations of Cronkite & Kissell in the Transaction are solely corporate obligations, and no officer, director, employee, agent, shareholder or controlling person of Cronkite & Kissell shall be subjected to any personal liability whatsoever to any person, nor will any such claim be asserted by or on behalf of you or your affiliates. Notwithstanding the above, we understand that this Opinion will be disclosed to the shareholders of the Company as part of the Company’s filings with the Securities and Exchange Commission.

CRONKITE & KISSELL

/s/ Cronkite & Kissell LLC

Annex I

Cronkite & Kissell LLC Opinion dated June 20, 2006

[Cronkite & Kissell letterhead]

June 20, 2006

The Board of Directors

Opta Corporation

1350 Old Bayshore Highway

Suite 740

Burlingame, CA 94010

Dear Gentlemen:

Opta Corporation (formerly Lotus Pacific, Inc.) a Delaware corporation, is a holding company whose operations are conducted through its subsidiaries. Opta Corporation (“Opta” or the Company hereinafter) develops, manages, and operates emerging electronics and communication companies, focusing on developing next generation consumer electronics and communication products. Corporate headquarters is located in Burlingame, California. Ownership is represented by 50,037,538 shares of common stock and 4,300 shares of Series A preferred stock issued and outstanding as of the date of this letter.

Opta’s stock is quoted on the National Quotation Bureau’s “Pink Sheets’” under the symbol “OPTP”. The current trading of the Company’s stock is sporadic and minimal and there is no established public trading market for the Company’s common stock. We have been provided a copy of the Unanimous Written Consent of the Board of Directors of Opta Corporation dated June 10, 2006. Based upon such resolution, it is our understanding that Opta plans to make payments to certain shareholders in connection with Opta’s going private transaction at a price of $.06 per share (“Transaction” hereinafter).

You have requested our opinion (the “Opinion”) as to the fairness, from a financial point of view, of the price paid in the Transaction to the unaffiliated shareholders of the Company. The Opinion does not address the Company’s underlying business decision to enter into the Transaction. The Opinion does not constitute a recommendation to any Opta shareholder as to whether they should tender their shares in connection with this Transaction nor as to any action that should be taken by such shareholder in connection with the Transaction. We have not been requested to, and did not, solicit third party indications of interest in participating in the Transaction. Furthermore, at your request, we have not negotiated the terms of the Transaction.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1.                               reviewed our analyses and valuations of Opta as of June 14, 2005, July 31, 2005, August 25, 2005, February 25, 2006, and March 25, 2006;

2.                           reviewed our prior financial analyses of Opta Systems, LLC d.b.a. “Go Video” as of April 18, 2003, June 30, 2004 and July 19, 2005;

3.                               discussed with certain members of the senior management of the Company and Go Video the operations, financial condition, future prospects and projected operations and performance of the Company;

4.                               Reviewed the Company’s Form 10-K as of June 30, 2005 and unaudited (but reviewed) consolidated financial statements for the 6 months ended December 31, 2005;

5.                               reviewed the Company’s five-year financial forecasts prepared by Opta management in January 2006;

6.                               reviewed the Company’s Current Reports on Form 8-K filed with the Securities and Exchange Commission on July 19, 2005, July 21, 2005 and July 29, 2005

7.                               the Unanimous Written Consent of the Board of Directors of Opta Corporation executed on June 17, 2005 and August 2, 2005;

8.                               reviewed an undated draft of the Form 14C that the Company is filing with the Securities and Exchange Commission as part of the Transaction; the initial Schedule 14C as filed on July 8, 2005 and a draft of Amendment No. 1 to Schedule 14C that the Company is filing as part of the Transaction;; and

9.                               conducted such other studies, analyses and inquiries as we have deemed appropriate.

We have relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of the Company, and that there has been no material change in the assets, financial condition, business or prospects of the Company since the date of the most recent financial statements made available to us.

We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Company and do not assume any responsibility with respect to it. We have not made any physical inspection or independent appraisal of any of the properties or assets of the Company. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter.

Cronkite & Kissell Valuation Opinion

Pursuant to the retainer agreement dated May 27, 2005 between Opta and Cronkite and Kissell, Cronkite & Kissell was engaged to estimate the fair market value of the common stock of the Company, as of June 14, 2005. We understood that our conclusions were to be reviewed by the Board of Directors as part of their process in determining the payments to be made to certain shareholders in connection with the Transaction; but were not the only determinant. Cronkite & Kissell was requested to update our estimate of the fair market value of Opta as of July 31, 2005, giving consideration to the events described in the Forms 8-K filed in July 2005. Cronkite & Kissell was again requested to update our estimate of the fair market value of Opta as of August 25, 2005, giving consideration to the restructuring of the GoVideo operations and of February 26, 2006 giving consideration to the Company’s most recent financial performance and new business model. Finally we have been asked to update our valuation as of March 25, 2006 to incorporate the Company’s reviewed financial statements recently made available. Each of these valuations is collectively referred to as the Valuation Opinions.

The term “fair market value,” as used herein, is defined as the price at which an asset would change hands between a willing buyer and a willing seller when the former is not under any compulsion to buy and the latter is not under any compulsion to sell, and both parties are able, as well as willing, to trade and are well-informed about the asset and the market for that asset.

It is the understanding of Cronkite & Kissell, upon which it is relying, that the Company and any other recipient of the Valuation Opinions will consult with and rely solely upon their own legal counsel with respect to said definitions. No representation is made herein, or directly or indirectly by the Valuation Opinions, as to any legal matter or as to the sufficiency of said definitions for any purpose other than setting forth the scope of Cronkite & Kissell’s Valuation Opinions hereunder.

In our analysis of Opta, we have taken into consideration the income- and cash-generating capability of the Company. Typically, an investor contemplating an investment in a company with income- and cash-generating capability similar to Opta will evaluate the risks and returns of its investment on a going-concern basis. The Company’s independent audit firm has questioned the Company’s ability to continue as a going-concern, as stated in their cover letter to the Board of Directors and Stockholders accompanying the audited financials for the fiscal year ended June 30, 2005. Furthermore, the Company notes in its March 31, 2006 10-Q filing “... the above raises substantial doubt about the company’s ability to continue as a going-concern. Although Opta expects to incur additional losses during the remainder of fiscal 2006, the Company believes that it will have sufficient resources to continue normal operations.”

After due consideration of other appropriate and generally accepted valuation methodologies, the enterprise value of the Company has been developed primarily by the income approach.

Value as a going-concern means that the underlying tangible assets of the Company are presumed, in the absence of a qualified appraisal of such assets, to attain their highest values as integral components of a business entity in continued operation and that liquidation of said assets would likely diminish the value of the whole to the members and creditors of the Company.

All valuation methodologies that estimate the worth of an enterprise as a going-concern are predicated on numerous assumptions pertaining to prospective economic and operating conditions. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us as of the valuation date. Unanticipated events and circumstances may occur and actual results may vary from those assumed. The variations may be material.

Based upon the investigation, premises, provisos, and analyses outlined above, it is our opinion that, as of March 25, 2006, the fair market value of the common stock of the Company on a marketable minority interest basis is reasonably stated in the amount of ONE MILLION THREE HUNDRED THOUSAND DOLLARS ($1,300,000) or $.026 based upon 50,037,538 shares of common stock and 4,300 shares of Series A preferred stock issued and outstanding as of the valuation date. Furthermore, it is our opinion, that as of March 25, 2006, the fair market value of the common stock of the Company on a controlling interest basis is reasonably stated in the amount of ONE MILLION SIX HUNDRED THOUSAND DOLLARS ($1,600,000) or $.032 based upon 50,037,538 shares of common stock and 4,300 shares of Series A preferred stock issued and outstanding as of the valuation date.

Fairness Opinion

Based upon the foregoing, including, but not limited to the Valuation Opinions, and in reliance thereon, it is our Opinion, as of the date of this letter, that the price to be paid in the Transaction is fair to the unaffiliated shareholders of the Company from a financial point of view. The Opinion does not constitute a recommendation to any Opta shareholder as to whether they should tender their shares in connection with this Transaction nor as to any action that should be taken by such shareholder in connection with the Transaction.

This Opinion is delivered to each recipient subject to the conditions, scope of engagement, limitations and understandings set forth in this Opinion and our engagement letter, and subject to the understanding that the obligations of Cronkite & Kissell in the Transaction are solely corporate obligations, and no officer, director, employee, agent, shareholder or controlling person of Cronkite & Kissell shall be subjected to any personal liability whatsoever to any person, nor will any such claim be asserted by or on behalf of you or your affiliates. Notwithstanding the above, we understand that this Opinion will be disclosed to the shareholders of the Company as part of the Company’s filings with the Securities and Exchange Commission.

CRONKITE & KISSELL

/s/ Cronkite & Kissell LLC

Annex J

Annual Report on Form 10-K for the Fiscal Year Ended June 30, 2005

J-1

Annex K

Quarterly Report on Form 10-Q for the Nine Month Period Ended March 31, 2006

K-1

Annex L

Pro Forma Financial Statements

On July 18, 2005, the Board of Directors of Correlant approved the dissolution of Correlant, pending approval by the Correlant shareholders. At a Special Meeting of Shareholders held August 5, 2005, Correlant shareholders approved the dissolution of Correlant. At the time of the dissolution, Opta held 10,000 shares of Series D preferred stock of Correlant and approximately 13,900,000 shares of common stock of Correlant. During August 2005, Opta received liquidation proceeds of $10,000,000 for its Series D preferred stock. During December 2005, Opta received liquidation proceeds of $1,276,000 for its shares of Correlant’s common stock.

The dissolution of Correlant, based on Statement of Financial Accounting Standard (“SFAS”) 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS 144”), met the criteria of discontinued operations during the three months ended September 30, 2005. The following pro forma financials are presented to show the impact of Correlant’s discontinued operations on the Company’s previously issued financial statements. As a result of the liquidation of Correlant, its related operating results have been excluded from continuing operations and classified as a discontinued operation for all periods presented above in accordance with the requirements of SFAS 144.

OPTA CORPORATION

PRO FORMA CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)

	June 30,	June 30,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$1,713	$1,898
Accounts receivable, net	10,637	25,528
Inventories, net	10,234	18,004
Income tax receivable	1,574	846
Prepaid expenses and other current assets	480	2,014
Current assets of discontinued operations	18,058	19,101
Total current assets	42,696	67,392

Property and equipment, net	335	1,083
Tradenames	2,456	2,420
Other assets	—	226
Total assets	$45,487	$71,120

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Line of credit	$6,172	$15,833
Notes and interest payable to related parties	12,294	10,795
Accounts payable and accrued expenses	18,656	14,165
Warranty reserve	490	490
Current liabilities of discontinued operations	10	1,063
Total current liabilities	37,622	42,346

Non-controlling interest in subsidiaries	6,435	8,425

Stockholders’ equity:
Preferred stock, Series A $.001 par value, 100 authorized, 4 shares issued and outstanding at June 30, 2005 and 2004	—	—
Common stock $.001 par value, 100,000 authorized, 64,241 shares issued and 50,037 outstanding at June 30, 2005 and 64,241 shares issued and 50,724 outstanding at June 30, 2004	64	64
Additional paid-in capital	128,442	128,431
Less: treasury stock at cost, 14,204 shares at June 30, 2005 and 13,517 at June 30, 2004	(2,478)	(2,410)
Accumulated deficit	(124,472)	(105,611)
Accumulated other comprehensive loss	(126)	(125)
Total stockholders’ equity	1,430	20,349
Total liabilities and stockholders’ equity	$45,487	$71,120

OPTA CORPORATION

PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands, except per share amounts)

	Year Ended June 30,
	2005	2004

Net revenues	$129,119	$124,703

Cost of net revenues	131,669	114,939

Gross profit (loss)	(2,550)	9,764

Operating expenses:
Selling, general and administrative	13,552	10,841
Impairment of assets	538	1,831
Research and development	2,113	1,105
Total operating expenses	16,203	13,777

Loss from operations	(18,753)	(4,013)

Other income (expense):
Interest income	3	125
Interest expense	(2,926)	(1,166)
Equity in earnings of unconsolidated subsidiary	—	(647)
Gain on sale of investment	—	1,053
Other	95	130
Total other income (expense), net	(2,828)	(505)
Loss from continuing operations before income taxes	(21,581)	(4,518)
Provision (benefit) for income taxes	(728)	1
Loss from continuing operations	(20,853)	(4,519)

Income (loss) from discontinued operations, net of taxes	1,992	(3,203)

Net loss	$(18,861)	$(7,722)

Net loss per common share – basic and diluted:
Loss from continuing operations	$(0.42)	$(0.08)
Income (loss) from discontinued operations	0.04	(0.06)
Net loss	$(0.38)	$(0.14)

Weighted average common shares outstanding – basic and Diluted	50,154	53,994

OPTA CORPORATION

PRO FORMA CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Year Ended June 30,
	2005	2004

Operating activities
Loss from continuing operations	$(20,853)	$(4,519)
Income (loss) from discontinued operations	1,992	(3,203)
Adjustments to reconcile net loss to net cash provided (used) by operating activities:
Gain on acquisition of treasury stock	(89)	(179)
(Income) loss from discontinued operations	(1,989)	3,203
Depreciation and amortization	591	415
Impairment of assets	538	1,831
Gain on sale of joint venture	—	(1,052)
Equity in loss of unconsolidated subsidiary	—	647
Changes in operating assets and liabilities:
Accounts receivable, net	14,891	(18,756)
Inventories, net	7,770	(11,566)
Prepaid expenses and other current assets	1,535	(1,231)
Income tax receivable	(729)	—
Other assets	226	(218)
Accrued restructuring charges	—
Accounts payable and accrued expenses	4,491	10,232
Warranty reserve	—	(198)
Interest payable to related parties	174	330
Cash provided by operating activities	8,548	(24,264)

Investing activities
Purchases of property and equipment	(411)	(584)
Purchases of tradename	(36)	—
Proceeds from sale of property and equipment	30	—
Proceeds from sale of joint venture	—	3,762
Investment in joint venture	—	(1,820)
Payments received on notes receivable from related parties	—	1,592
Cash provided (used) by investing activities	(417)	2,950

Financing activities
Proceeds from advances on line of credit	136,079	110,191
Payments on line of credit	(145,740)	(94,358)
Purchase of treasury stock	—	(2,081)
Proceeds related to treasury stock obtained during settlement	20	—
Proceeds from/repayments on notes payable from related party	1,325	6,025
Cash used by financing activities	(8,316)	19,777
Net increase (decrease) in cash and cash equivalents	(184)	(1,537)
Cash and cash equivalents at beginning of period	1,898	3,435
Cash and cash equivalents at end of period	$1,713	$1,898

OPTA CORPORATION

NOTES TO THE PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Note 1 – Discontinued Operations

The following is a summary of the results of discontinued operations relating to Correlant for the years ended June 30, 2006 and 2005 (in thousands):

	Year Ended June 30,
	2005	2004
	(Unaudited)	(Unaudited)

Net revenues	$—	$622
Cost of net revenues	—	259
Gross profit	—	363

Selling, general and administrative expense (reversal)	(1,384)	5,556

Income (loss) from operations	1,384	(5,193)
Interest income	426	427
Other income	768	—
Income (loss) before taxes and non-controlling interest	2,578	(4,766)

Benefit for income taxes	—	499
Non-controlling interest in (income) loss of consolidated subsidiaries	(586)	1,064
Income (loss) from discontinued operations	$1,992	$(3,203)

The table that follows presents a breakdown of the major components of assets and liabilities of discontinued operations as of June 30, 2005 and 2004 (in thousands):

	June 30,
	2005	2004
Assets

Cash	$1,131	$1,140
Short term investments	16,128	17,643
Notes and interest receivable from related parties, net	608	—
Income tax receivable	63	63
Other current assets	128	255
Total assets of discontinued operations	$18,058	$19,101

Liabilities

Accounts payable and accrued expenses	$10	$97
Accounts payable to related party	—	170
Accrued restructuring expenses	—	796
Total liabilities of discontinued operations	$10	$1,063

Annex M

Appraisal Rights Statute

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

§ 262. Appraisal rights.

(a)                                  Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)                                 Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1)                                  Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2)                                  Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.                                       Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.                                      Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c.                                       Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d.                                      Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3)                                  In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)                                  Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)                                 Appraisal rights shall be perfected as follows:

(1)                                  If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)                                  If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)                                  Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f)                                    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)                                 At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)                                 After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)                                     The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)                                     The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)                                  From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l)                                     The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.